UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BIOGEN INC.

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NOTICE OF

2022 Annual Meeting of

Stockholders and Proxy Statement

        Wednesday, June 15, 2022

        9:00 a.m. Eastern Time

        To be held online at

        www.virtualshareholdermeeting.com/BIIB2022

Letter from our Chairman

April 29, 2022

To My Fellow Stockholders:

On behalf of the Board of Directors, I want to thank you for your investment in Biogen and for the confidence you place in this Board to oversee your interests in our company. For more than 40 years, Biogen has played a key role in advancing the field of biotechnology as we work to address some of the most complex diseases.

We entered 2022 following a resilient year for Biogen. In 2021 we performed well across all of our core business areas, strengthened our pipeline and continued to execute on our strategy. All while remaining focused on our goal of advancing pioneering science for the patients we serve, our communities, our employees and you, our fellow stockholders. We believe we are well positioned to continue developing transformational therapies in neuroscience and specialized immunology, while commercializing biosimilars of advanced biologics and creating opportunities for potential digital therapeutics.

We are committed to Diversity, Equity and Inclusion (DE&I) across all aspects of our organization – from recruitment, hiring, promotion, compensation and development practices, to clinical research and trials, to patient advocacy. We believe that our diverse, equitable and inclusive workplace allows us to empower our global workforce, foster innovation and achieve better business results. In 2021 we released our first public DE&I report that outlined our DE&I strategy to build upon our strong foundation with even deeper commitments in this important arena. This plan includes a four-part initiative to build our talent and leadership pipeline, improve health outcomes for the African American, Black, Hispanic, Latino and other minority communities in the disease areas we treat and expand sourcing with minority-owned businesses.

Recognizing that equity and health are core principles of our company, in 2021 we made strides in Healthy Climate, Healthy Lives, our $250 million, 20-year initiative to eliminate our use of fossil fuels and collaborate with renowned institutions with the aim to improve health outcomes, especially for vulnerable populations. Announced in 2020, this commitment made Biogen the first Fortune 500 company to go beyond net zero to commit to become fossil fuel free across our operations by 2040. In September 2021 we issued our first progress report which details operational milestones, engagement with our employees and suppliers that exceeded our year-one targets, and pioneering efforts with global leaders such as the Harvard T.H. Chan School of Public Health, MIT, the World Business Council for Sustainable Development, and many others as we aspire to be a catalyst for positive change. In 2021 we also advanced our commitment to disclosure with enhanced reporting in line with the Task Force for Climate Related Financial Disclosures (TCFD).

Our Board takes its role in protecting the interest of our fellow stockholders and overseeing our long-term business strategy very seriously. We believe that good corporate governance and high ethical standards are key to our success. We are accountable to you, our stockholders, and remain committed to investing time with you to increase transparency and better understand your perspectives. During 2021 independent members of our Board met with several stockholders to discuss a variety of topics, including business strategy, capital allocation, corporate governance, executive compensation and our environmental, social and governance (ESG) initiatives. We look forward to continuing these dialogues in 2022 and beyond.

We had a productive and successful 2021 despite the challenges we faced – including continued TECFIDERA generic entrants in the U.S. market, in addition to the challenges we faced with the slower than expected launch of ADUHELM and biosimilar competition for RITUXAN.

We are proud of all of our other accomplishments in 2021, including:

•	Generating revenue of $11.0 billion for the year while remaining a leader in multiple sclerosis (MS) and spinal muscular atrophy (SMA).

•

U.S. Food and Drug Administration (FDA) grant of accelerated approval for ADUHELM as the first and only Alzheimer’s disease treatment to address a defining pathology of the disease by reducing amyloid beta plaques in the brain.

•

Continued development of approximately 30 clinical programs in our pipeline, 10 of which are in Phase 3 or filed, in areas such as Alzheimer’s disease, depression, MS, amyotrophic lateral sclerosis (ALS), stroke, Parkinson’s disease and other movement disorders.

•	Our collaborations with:

•	InnoCare Pharma Limited (InnoCare) to develop and commercialize orelabrutinib, an oral small molecule Bruton’s tyrosine kinase inhibitor for the potential treatment of MS.

•

Bio-Thera Solutions, Ltd. to develop, manufacture and commercialize BAT1806, a Phase 3 clinical stage anti-interleukin-6 (IL-6) receptor monoclonal antibody that is a proposed biosimilar referencing ACTEMRA (tocilizumab).

•	The approximately €2.6 billion of healthcare savings in Europe that we estimate was contributed by our three anti-tumor necrosis factor (TNF) biosimilars.

•	Being named the number one biotechnology company on the Dow Jones Sustainability World Index for the seventh time.

•	Our use of green chemistry processes and techniques to reduce our waste and energy consumption.

•

Receiving 100% on the Human Rights Campaign’s Corporate Equality Index (a national benchmarking tool on corporate policies and practices pertinent to LGBTQ+ employees) for the eighth consecutive year and scoring 100% on the Disability Equality Index for the fourth consecutive year.

•	Advancing our Healthy Climate, Healthy Lives initiative, which was recognized as the Best Sustainability Program by the U.S. Chamber of Commerce Foundation.

•	Ranked #11 on Newsweek / Statista’s list of America’s Most Responsible Companies.

•	Engaged more than 61,000 students with hands-on learning to inspire their passion for science since the inception of Biogen’s Community Lab in 2002 with priority focus on underrepresented students.

On behalf of the Board, I am pleased to invite you to attend our 2022 annual meeting of stockholders, which will be held on Wednesday, June 15, 2022, beginning at 9:00 a.m. Eastern Time. Due to the ongoing COVID-19 pandemic and to support the health and well-being of our employees and stockholders, this year’s annual meeting will be held in a virtual meeting format only. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/BIIB2022, where you will be able to view the meeting, vote online and submit questions. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card or voting instruction form to attend the annual meeting virtually via the Internet.

The following notice of our annual meeting of stockholders contains details of the business to be conducted at the meeting. Only stockholders of record at the close of business on April 21, 2022, will be entitled to notice of, and to vote at, the annual meeting.

It is an honor to serve as your Chairman and, on behalf of the Board of Directors, I thank you for your continued support and investment in Biogen.

Very truly yours,

STELIOS PAPADOPOULOS, Ph.D.

Chairman of the Board

On behalf of the Board of Directors of Biogen Inc.

Notice of 2022 Annual Meeting of Stockholders

Date:	Wednesday, June 15, 2022

Time:	9:00 a.m. Eastern Time

Place:	Online only at www.virtualshareholdermeeting.com/BIIB2022

Record Date:	April 21, 2022. Only Biogen stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the annual meeting.

Items of Business:	1.	To elect the 11 nominees identified in the accompanying Proxy Statement to our Board of Directors to serve for a one-year term extending until our 2023 annual meeting of stockholders and their successors are duly elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

3.	To hold an advisory vote on executive compensation.

4.	To transact such other business as may be properly brought before the annual meeting and any adjournments or postponements.

Virtual Meeting:	To participate in the annual meeting virtually via the Internet, please visit www.virtualshareholdermeeting.com/BIIB2022. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card or voting instruction form that accompanied your proxy materials. Stockholders will be able to vote and submit questions during the annual meeting with the 16-digit control number.

You will not be able to attend the annual meeting in person.

Voting:	Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting online, we urge you to vote as promptly as possible by telephone or Internet or by signing, dating and returning a printed proxy card or voting instruction form, as applicable. If you attend the annual meeting online, you may vote your shares during the annual meeting virtually via the Internet even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders

To Be Held on June 15, 2022:

The Notice of 2022 Annual Meeting of Stockholders, Proxy Statement and 2021 Annual Report on Form 10-K

are available at the following website: www.proxyvote.com.

By Order of Our Board of Directors,

SUSAN H. ALEXANDER,

Secretary

225 Binney Street

Cambridge, Massachusetts 02142

April 29, 2022

This Notice and Proxy Statement are first being sent to stockholders on or about April 29, 2022.

Our 2021 Annual Report on Form 10-K is being sent with this Notice and Proxy Statement.

Proxy Statement Table of Contents

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Proxy Statement Table of Contents (continued)

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Proxy Statement Summary

This summary highlights important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Annual Meeting Information

DATE:	Wednesday, June 15, 2022
TIME:	9:00 a.m. Eastern Time
LOCATION:	Online only at www.virtualshareholdermeeting.com/BIIB2022 You will not be able to attend the annual meeting in person.
RECORD DATE:	April 21, 2022

Voting Matters and Vote Recommendation

Voting Matter	Board Recommendation	Page Number for more detail
Item 1—Election of Directors	FOR each nominee	11
Item 2—Ratification of the Selection of our Independent Registered Public Accounting Firm	FOR	28
Item 3—Advisory Vote on Executive Compensation	FOR	31

How to Vote

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Proxy Statement Summary (continued)

Highlights of 2021 Company Performance

Biogen is a global biopharmaceutical company focused on discovering, developing and delivering worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases as well as related therapeutic adjacencies. We have a leading portfolio of medicines to treat MS, have introduced the first approved treatment for SMA and are providing the first and only approved treatment to address a defining pathology of Alzheimer’s disease. We also commercialize biosimilars of advanced biologics and focus on advancing our pipeline in neuroscience and specialized immunology. Lastly, we are focused on accelerating our efforts in digital health to support our commercial and pipeline programs while also creating opportunities for potential digital therapeutics. We support our drug discovery and development efforts through the commitment of significant resources to discovery, research and development programs and business development opportunities. For additional information, please see our 2021 Annual Report on Form 10-K.

2021 Operating Performance Highlights

•	Full year total revenue of $11.0 billion.

•	FDA granted accelerated approval for ADUHELM as the first and only Alzheimer’s disease treatment to address a defining pathology of the disease by reducing amyloid beta plaques in the brain.

•	The addition or advancement of 5 clinical programs to our pipeline, including in MS, Lupus, Alzheimer’s disease and biosimilars.

•

Continued development of approximately 30 clinical programs in our pipeline, 10 of which are in Phase 3 or filed, in areas such as Alzheimer’s disease, depression, MS, amyotrophic lateral sclerosis (ALS), stroke, Parkinson’s disease and other movement disorders.

•	Our collaborations with:

•	InnoCare to develop and commercialize orelabrutinib, an oral small molecule Bruton’s tyrosine kinase inhibitor for the potential treatment of MS; and

•

Bio-Thera Solutions, Ltd. to develop, manufacture and commercialize BAT1806, a Phase 3 clinical stage anti-interleukin-6 (IL-6) receptor monoclonal antibody that is a proposed biosimilar referencing ACTEMRA (tocilizumab).

•

We continued to expand our biosimilars business, with over approximately 240,000 patients on our three anti-TNF biosimilars in Europe as of December 31, 2021. We estimate that our anti-TNF biosimilars contributed approximately €2.6 billion of healthcare savings in 2021 across Europe.

•	Named the number one biotechnology company on the Dow Jones Sustainability World Index for the seventh time. Named in the top 5% of companies worldwide by JUST Capital.

•	Repurchased approximately 6.0 million shares of our common stock at a total cost of approximately $1.8 billion.

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Proxy Statement Summary (continued)

Our Values

Biogen Elements

Much like the periodic table of elements documents the building blocks of the universe around us, the Biogen Elements give shape to our company’s culture and are embedded into all our people processes, including performance management, rewards and recognition, goal setting and development programs and activities. The Biogen Elements drive the behaviors, actions and decisions required to achieve our strategy and promote a unified approach to our individual jobs – strengthening our mission, informing our leadership, expanding our impact and fueling our growth.

As we remain focused on discovering, developing and delivering worldwide innovative therapies, we remain customer focused. We keep patients, payers and physicians front and center in our daily work and collaborate to solve critical scientific and business challenges. In doing so, we foster an inclusive community, both internally and externally. We work in partnership to break down siloes and encourage diverse perspectives and backgrounds at all levels.

A pioneering spirit permeates our work. We challenge the status quo and experiment to create new possibilities. We are not afraid to take calculated risks and learn from failure. We are resilient and agile, adapting in response to internal changes and external disruptors, and developing solutions quickly to take advantage of emerging opportunities.

As pioneers and leaders, we hold ourselves accountable for our work and results. We honor our commitments and we never compromise our integrity. We sustain an ethical environment of trust, honesty and transparency while ensuring appropriate confidentiality.

Climate and Health

Beyond direct implications for Biogen’s business, we have a longstanding commitment to addressing key environmental and sustainability impacts and we aspire to be a catalyst for positive change. We have adopted strong corporate responsibility policies and work to reduce the operational impact on the environment resulting from our business, including carbon emissions and water use, and by increasing the environmental and social performance of our supply chain.

In September 2020 we launched Healthy Climate, Healthy Lives, a $250 million, 20-year initiative to eliminate fossil fuels across our operations and collaborate with renowned institutions with the aim to improve health, especially for the world’s most vulnerable populations. This initiative is consistent with the aims of the Paris Agreement and keeping temperature rise to 1.5°C with its target to reduce absolute Scope 1 and 2 emissions by 55% by 2032 compared to 2019. We are the first Fortune 500 company to go beyond net zero to commit to become fossil fuel free across our operations by 2040. In September 2021 we issued our first progress report which details our efforts to go fossil fuel free, including engagement with our employees and suppliers, and ongoing collaborations with renowned institutions to improve health – especially for vulnerable populations most impacted by climate-related events.

In addition, Biogen has conducted a climate-related scenario analysis and integrated climate into Biogen’s risk management process to help identify and manage climate-related risks and opportunities as indicated in our Carbon Disclosure Report. We support the Taskforce on Climate-related Financial Disclosure (TCFD). Our TCFD statement, our governance and approach to climate, can be found in our annual Year in Review.

To achieve our Healthy Climate, Healthy Lives initiative, we embrace sustainable drug development, including green chemistry and reduced packaging, as an opportunity to improve our operations.

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Proxy Statement Summary (continued)

Our 2021 accomplishments include:

•	Issued first progress report detailing our efforts to go fossil fuel free as part of our Healthy Climate, Healthy Lives initiative.

•	Named to the Dow Jones Sustainability World Index for the ninth year in a row, with the added distinction of being recognized as a biotech leader with the Gold Class Sustainability Award.

•	Helped launch Energize, a supplier climate action program with other climate-leading companies.

•	Continued matching 100% of our electricity usage with renewable electricity credits.

•	Expanded electric vehicle program to 12 countries.

•	Completed My Green Lab pilot program to help establish new green chemistry targets to drive innovation while reducing environmental impact.

•

Collaborated with the Harvard T.H. Chan School of Public Health on meta-analysis on the link between air pollution and dementia, and with the Chan School and Americares on a groundbreaking survey of 450-plus health clinic staff from 47 U.S. states and territories to garner real-world insights for a first-of-its-kind Climate Resilient Health Clinics Toolkit.

•

Working with MIT to create a state-of-the-art integrated model of how various climate actions impact public health, a tool that will help decision-makers deliver the greatest public health benefits from climate action, particularly for vulnerable communities.

Diversity, Equity and Inclusion

To advance our mission, we seek to engage the world’s brightest minds, and have long prioritized DE&I not only as a moral imperative, but as a competitive strength. We have been unequivocal on where we stand in protecting the rights of all and seeking to ensure a more inclusive workplace.

In 2020 it became clear that we needed to do more to promote our values both within our company and globally, driving us to enhance our DE&I strategy and deepen our commitment. In 2021, we made progress on our four-part strategy:

1.	Build company-wide awareness, capability and urgency to foster and sustain a diverse and inclusive environment:

•

We led from the top, increasing the diversity of our Board of Directors, sustaining visible and meaningful executive engagement and creating a cross-company governing body of employees known as the Diversity, Equity & Inclusion Strategic Council.

•

We seek to equip employees with the tools and resources to foster a diverse and inclusive environment. People managers and talent acquisition received inclusive recruiting and hiring training, which was translated into eight languages. We also created all-employee training modules, which includes sessions on confronting bias, building allyship and practical strategies for developing agility between fast and slow thinking.

•	To also build capability and awareness, we hosted more than 60 DE&I events and held Biogen’s first Week of Understanding.

2.	Work to build an intentional, high-performing, engaged, diverse and inclusive talent pipeline:

As of December 31, 2021, 48% of Biogen’s positions at director-level and above were held by women and 29% of manager-level-and-above positions were held by ethnic or racial minorities in the U.S.

•

To inspire the next generation of scientists and to work to build a diverse pipeline of talent beyond our walls, we support a variety of programs for underrepresented students in science, technology, engineering and math (STEM), including announcing a Health Equity Fellowship Program with the Morehouse School of Medicine.

•	Biogen’s Community Lab has served more than 61,000 students.

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Proxy Statement Summary (continued)

3.	Work to improve health outcomes for underrepresented and underserved communities in the disease areas we treat:

We embedded health equity awareness and ambitious targets across the spectrum of our operational activities, touching everything from representation in trials to patient access to our therapies. We will continue to prioritize health equity in our programs including collecting more data from underserved and underrepresented populations to continue to build more cultural relevant and appropriate practices.

•

When Biogen and Eisai launched ADUHELM, it included an equity plan, underscoring our commitment to seeking solutions to health inequities faced by underserved and underrepresented populations that are at higher risk for Alzheimer’s disease. In the Phase 4 post-marketing confirmatory ADUHELM study, ENVISION, we aim to enroll 18% of U.S. participants from Black/African American and Latino/Hispanic populations. We set a diversity goal in the observational Phase 4 ICARE Alzheimer’s disease trial to enroll at least 16% of the trial’s expected 6,000 participants from these communities.

•

Collaborated with researchers to gather insights on barriers to clinical trial enrollment among underrepresented groups. Some patient barriers are concerns for safety and efficacy, and burdens of participation, such as cost. Provider barriers include low awareness of open clinical trials, lack of information on enrolling patients and biases related to patient referrals. These insights are being used to inform Biogen’s clinical development programs and address equity in study participation.

•

For our Phase 3 study of BIIB059 in systemic lupus erythematosus (SLE) we set enrollment targets that reflect the prevalence of SLE in African American and Hispanic/Latino communities to achieve appropriate representation. Through partnerships with community-based Proximity Health Solutions and faith-based HEAL Collaborative, along with expert panelists of community leaders, healthcare professionals and patient advocates, we participated in events to educate communities about lupus and clinical trial research.

4.	Promote economic empowerment and expand sourcing with minority-owned businesses:

We surpassed our minority-owned business spend goal by $5.0 million, spending a total of $43.0 million.

We will foster even greater awareness and capability in our organization through leadership accountability and transparency. To establish and progress this strategy, we will rely on a cross-company governing body of employees known as the Diversity, Equity & Inclusion Strategic Council.

We are honored to be recognized as a company of choice. We scored 100% on the Disability Equality Index, which measures our policies and practices related to disability inclusion, for the fourth consecutive year. Additionally, for the eighth consecutive year, we were recognized as a Best Place to Work for LGBTQ+ Equality by the Human Rights Campaign, scoring 100% on their Corporate Equality Index. In 2021, we also signed onto the CEO Letter on Disability Inclusion from Disability:IN. As a testament to our efforts, we were ranked in the top five on Fortune/Refinitiv’s Measure Up ranking on DE&I transparency and progress.

Commitment to Pay Equity

Our promise to our workforce and society is that employees will receive equal pay for equal work at Biogen. To deliver, we conducted a Global Pay Equity Analysis, sharing the results with our employees in 2021. We found that 99.7% of employees were paid consistent with our compensation philosophy. For the remaining 0.3% of employees, we assessed their skill, level, experience and other factors, and made adjustments, as appropriate. Our approach validated that fairness and equity are embedded in our compensation practices.

An external consultant helped us analyze comparable roles to evaluate whether gender impacted compensation and determined our compensation practices to be equitable. In the U.S., where the law permits the collection of race and ethnic data, we also included race and ethnicity in the analysis, consistent with our commitment to racial and ethnic equity. We will continue to hold ourselves accountable, regularly reviewing our compensation practices and analyzing the equity of compensation decisions, for individual employees and our workforce as a whole. If we identify employees with pay gaps, we review and take appropriate action to ensure fidelity between our stated philosophy and actions.

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Proxy Statement Summary (continued)

We strive to pay employees equitably within a reasonable range, taking into consideration factors such as role, function, market data, internal equity, job location, relevant experience and individual, business unit and Company performance. In addition, we provide flexible benefits designed to meet the varied needs of our diverse global workforce so that they are inspired and equipped to thrive, performing their best on behalf of patients and stockholders each day.

Community Engagement

Our employees are not only passionate about how their work at Biogen may help improve lives, they are also engaged across a broad range of activities to be a positive presence wherever we operate. Our Care Deeply Every Day program – an ongoing volunteer program that runs through the whole year – provides every Biogen employee with eight hours of volunteer time for in-person and virtual volunteer opportunities. To celebrate the 10-year anniversary of Care Deeply, employees came together to exceed our collective goal of 10,000 hours of volunteer work, logging nearly 14,500 hours across more than 20 countries, with 71% of Biogen sites participating.

Our Community Lab is the longest-running, hands-on corporate science lab in the nation, serving as the model for a growing number of similar initiatives in the biotech community, and has two locations: Cambridge, Massachusetts and Research Triangle Park, North Carolina. The location at our headquarters in Cambridge opened in 2002 and the Research Triangle Park location opened in 2014. At our Community Labs, local middle and high school students engage in biotechnology experiments and interact with scientists and other biotech professionals in a state-of-the-art laboratory classroom. Since its inception, our Community Labs have engaged more than 61,000 students in hands-on learning to inspire their passion for science with priority focus on underrepresented students.

In 2020 as a result of the COVID-19 pandemic, we brought our Community Lab science learning program together with the Lemelson-MIT Program at the Massachusetts Institute of Technology (MIT) to launch the new online Biogen-MIT Biotech in Action. This virtual lab offered Massachusetts and North Carolina high school students a first-hand experience in biotechnology and provided the opportunity to learn directly from, and be mentored by, leading scientists at Biogen and MIT. Most of the students were from low-income households and groups historically underrepresented in science, technology, engineering and math (STEM). In 2021 building on the popularity and enhanced reach of the program, Biotech in Action expanded to 19 countries, with some of the programs including live translation in Spanish and Portuguese, along with increasing the numbers of sessions throughout the year. Since its launch, the program has reached over 1,000 students.

We also worked with many leading institutions to bring scientific content and engaging experiences to students through an online hub called the Virtual Community Lab. Here students, parents and teachers around the world can access and experience free online resources, including tutorial videos of science experiments that can be done at home, plus other educational materials.

The Biogen Foundation

The Biogen Foundation is committed to serving humanity by training the next generation of diverse scientists and catalyzing more resilient, healthy and equitable communities. Across these areas, the Foundation prioritizes serving vulnerable populations in the regions in which Biogen operates. The Biogen Foundation is deeply committed to sparking a passion for science and discovery, strengthening efforts to make science education and science careers accessible to diverse populations, and supporting the social determinants of health. Most of all, we want young people to know that through science they have the ability to change the world and have the tools to be successful. To realize this goal, the Biogen Foundation principally supports nonprofit organizations that focus on caring deeply for neighbors in need, working fearlessly for health equity, and changing lives through science.

In 2021 the Biogen Foundation donated approximately $8.3 million to organizations around the world. This included $6.1 million in grants to 29 organizations.

The Biogen Foundation matched Biogen employee gifts to nonprofit organizations, up to $25,000 per employee, per year. The employee matching gift program contributed $2.2 million to causes ranging from disease research to camps for children with serious illnesses to disaster relief efforts.

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Proxy Statement Summary (continued)

Our Pricing Principles

As a pioneer in neuroscience, we have the opportunity and responsibility to bring potentially transformative treatments to patients. Our patients remain at the center of everything we do as a company. We recognize that access and the price of our medicines are of concern to our patients, providers, payers and policy makers. We work collaboratively to help ensure that patients are not denied access to life-changing therapies and are guided by the following principles:

•

Value to Patients: We assess the value our therapies bring to patients, including clinical outcomes, improvements in daily living and quality of life, and the impact on unmet needs. We believe the prices of our medicines reflect their unique advancements in improving patient health.

•

Present and Future Benefit to Society: In the near term, our benefit to society includes supporting people living with serious neurological and neurodegenerative diseases while also reducing overall healthcare system costs. In the longer-term, we respect the social contract that allows free pricing of innovation followed by swift entry of biosimilars/generics after loss of exclusivity, which makes room for the next wave of innovation.

•

Fulfilling our Commitment to Innovation: Continued innovation is our growth strategy. We rely on the sale of our medicines to drive our ongoing research and clinical trials for new medicines in areas of high unmet medical need.

•

Evolution toward Value Based Care: We believe in holistic value frameworks, with benefits to patients, providers and society. We seek value-based agreements and partnerships which maximize the benefit of our therapies.

•

Affordability & Sustainability: It is the shared responsibility of all healthcare stakeholders to find solutions that ensure patients can afford new innovations. Biogen partners with healthcare systems so patients can access our medicines in a sustainable way. And we remain flexible to enable affordability for patients across economic circumstances.

A copy of our Pricing Principles is posted on our website, www.biogen.com, under the “Guiding Principles” subsection of the “Who We Are” section of the website.

We regularly review our pricing strategy and prioritize patient access to our therapies. Through value-based contracting designed to align the price of our therapies to the value they deliver to patients and to the respective healthcare systems. We also work with regulators, clinical researchers, ethicists, physicians and patient advocacy organizations and communities, among others, to determine how best to address requests for access to our investigational therapies in a manner that is consistent with our patient-focused values and compliant with regulatory standards and protocols. In appropriate situations, patients may have access to investigational therapies through Early Access Programs, single patient access or emergency use based on humanitarian or compassionate grounds.

We believe biosimilar products benefit patients and help reduce the costs of healthcare systems. We estimate that the anti-TNF biosimilars we sell provided healthcare savings of approximately €2.6 billion in 2021 in the markets where they are sold.

Year in Review Corporate Responsibility Report

Biogen is committed to leadership actions across all aspects of ESG. Our Board of Directors has oversight of ESG matters and as an element of our commitment to corporate responsibility throughout the company, employees are required to complete annual training in ethics, as part of training on the Biogen Code of Business Conduct.

For more information on our commitment to addressing environmental, social and governance aspects across our business, please see our report, Year in Review: Our Commitment to Corporate Responsibility, which is posted on our website, www.biogen.com, under the “Corporate Responsibility” section of the website. We believe these efforts reflect the best interests of our employees, our patients, our stockholders and various other stakeholders, including the communities in which we operate and serve.

Furthermore, we are committed to transparent and clear disclosure of our policies and performance on a broad array of issues. Our Year in Review meets the Global Reporting Initiative framework and aligns with the Sustainability Accounting Standards Board, the Task Force on Climate-Related Financial Disclosures, the United Nations Global Compact Sustainable Development Goals and the World Economic Forum Stakeholder Capitalism Metrics.

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Proxy Statement Summary (continued)

Corporate Governance Matters

We are committed to the highest standards of ethics, business integrity and corporate governance, which we believe will ensure that our company is managed for the long-term benefit of our stockholders. Our governance practices are designed to establish and preserve accountability of our Board of Directors and management, provide a structure that allows our Board of Directors to set objectives and monitor performance, ensure the efficient use and accountability of resources and enhance stockholder value. Please see Part 2 – “Corporate Governance at Biogen” for more information.

Corporate Governance Highlights

Board and Board Committees
Number of Independent Director Nominees/Total Number of Director Nominees	10/11
Number of Female Director Nominees/Total Number of Director Nominees	2/11
Number of Director Nominees of International Origin/Total Number of Director Nominees	4/11
Number of Diverse Director Nominees/Total Number of Director Nominees	4/11
Average Age of Directors Standing for Election (as of April 21, 2022)	64
All Board Committees Consist of Independent Directors	Yes
Risk Oversight by Full Board and Committees	Yes
Active Board Oversight of Enterprise Risk Management	Yes
Separate Independent Chairman and CEO	Yes
Regular Executive Sessions of Independent Directors	Yes
Annual Anonymous Board and Committee Self-Evaluations	Yes
Annual Independent Director Evaluation of CEO	Yes
Mandatory Retirement Age for Directors (75 years old)	Yes
Director Education and Orientation	Yes
Annual Equity Grant to Directors	Yes
Director Stockholder Engagement Initiative	Yes

Stockholder Rights, Accountability and Other Governance Practices
Annual Election of All Directors	Yes
Majority Voting for Directors and Resignation Policy	Yes
One-Share, One-Vote Policy	Yes
Proxy Access Bylaw (3% ownership, 3 years, nominees for up to 25% of our Board)	Yes
Annual Advisory Stockholder Vote on Executive Compensation	Yes
Stockholder Ability to Call Special Meetings (25% Threshold)	Yes
Stockholder Ability to Act by Written Consent	Yes
Anti-Overboarding Policy Limiting the Number of Other Public Company Boards on which our Directors May Serve (four for Non-Employee Directors and one for the CEO)	Yes
Stock Ownership Guidelines for Directors and Executives	Yes
Prohibition from Hedging and Pledging Securities or Otherwise Engaging in Derivative Transactions	Yes
Compensation Recoupment in Equity and Annual Bonus Plans	Yes
Comprehensive Code of Business Conduct and Corporate Governance Principles	Yes
Related Person Transaction Policy and Conflicts of Interest and Outside Activities Policy with Oversight by the Corporate Governance Committee	Yes
Active Board Engagement in Succession Planning of Executive Officers (which includes the CEO and all named executive officers)	Yes
Absence of a Stockholder Rights Plan (referred to as “Poison Pill”)	Yes
Strong Commitment to Diversity, Environmental and Sustainability Matters	Yes
Board Oversight and Disclosure on Website Related to Corporate Political Contributions and Expenditures	Yes

-x-

Proxy Statement Summary (continued)

Director Stockholder Engagement Initiative

We value the views of our stockholders and other stakeholders, and we solicit input throughout the year. During 2021 independent members of our Board of Directors met with several stockholders to discuss a variety of topics, including business strategy, capital allocation, corporate governance, executive compensation and our ESG initiatives.

Our Director Nominees

Proposal 1 — Election of Directors

You are being asked to vote on the election of the following 11 nominees for director. All directors are elected annually by the affirmative vote of a majority of votes cast. Detailed information about each director’s background, skill sets and areas of expertise can be found beginning on page 11.

			Committee Memberships*			Other Public Boards
Name, Occupation and Experience	Age*	Independent	AC	C&MDC**	CGC

Alexander J. Denner, Ph.D. Founding Partner and Chief Investment Officer, Sarissa Capital Management LP	52	Yes				2

Caroline D. Dorsa Retired Executive Vice President and Chief Financial Officer, Public Service Enterprise Group Incorporated	62	Yes				3

Maria C. Freire, Ph.D. Former President and Executive Director, Foundation for the National Institutes of Health	67	Yes				2

William A. Hawkins Senior Advisor, EW Healthcare Partners	68	Yes				2

William D. Jones President and Chief Executive Officer, CityLink Investment Corp.	66	Yes				1

Jesus B. Mantas Global Managing Partner, IBM Global Services	53	Yes				—

Richard C. Mulligan, Ph.D. Mallinckrodt Professor of Genetics, Emeritus, Harvard Medical School and Head of SanaX and Executive Vice Chairman, Sana Biotechnology, Inc.	67	Yes				1

Stelios Papadopoulos, Ph.D. Chairman, Biogen Inc., Chairman, Exelixis, Inc., Chairman, Regulus Therapeutics Inc. and Chairman Eucrates Biomedical Acquisition Corp.	73	Yes				3

Eric K. Rowinsky, M.D. President and Executive Chairman, RGenix, Inc.	65	Yes				3

Stephen A. Sherwin, M.D. Clinical Professor of Medicine, University of California, San Francisco and Advisor to Life Sciences Companies	73	Yes				2

Michel Vounatsos Chief Executive Officer, Biogen Inc.	60	No				1

*Age and Committee memberships are as of April 21, 2022.

**Mr. Posner is retiring from our Board of Directors, effective as of the Annual Meeting. Following Mr. Posner’s retirement from our Board of Directors, Mr. Jones is expected to become the Chair of our Compensation and Management Development Committee.

AC: Audit Committee	C&MDC: Compensation and Management Development Committee	CGC: Corporate Governance Committee

Chair:	Member:	Financial Expert:

-xi-

Proxy Statement Summary (continued)

Our Auditors

Proposal 2 – Ratification of Independent Registered Public Accounting Firm

You are being asked to vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Detailed information about this proposal can be found beginning on page 28.

Executive Compensation Matters

Proposal 3 – Advisory Vote on Executive Compensation

Our Board of Directors recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s named executive officers (NEOs) as described in this Proxy Statement (the “say-on-pay” vote). Detailed information about the compensation paid and awarded to our NEOs can be found beginning on page 31.

Our executive compensation programs embody a pay-for-performance philosophy that supports our business strategy and aligns executive interests with those of our stockholders. Highlights of our executive compensation programs for 2021 and our executive compensation best practices follow.

Pay-for-Performance

Short- and long-term incentive compensation rewards financial, strategic and operational performance and the accomplishment of pre-established goals that are set to support our annual and/or long-range plans.

Approximately 91% of the target compensation for Michel Vounatsos, our CEO, was performance-based and at-risk in 2021, creating strong alignment with the interests of our stockholders.

Approximately 84% of the target compensation for our currently-employed NEOs (other than our CEO) was performance-based and at-risk in 2021, creating strong alignment with the interests of our stockholders.

Other Executive Compensation Best Practices

We provide competitive total pay opportunities designed to attract, retain and motivate our executives, after consideration of many factors, including comparative data from a carefully selected peer group and the broader market in which we compete for talent.

An independent compensation consultant assists the Compensation and Management Development (C&MD) Committee in evaluating and setting executive and non-employee director compensation.

We believe that our compensation programs do not encourage unnecessary and excessive risk taking, and risk assessments are conducted annually.

Payments under our annual bonus plan are performance-based and capped.

Long-term incentive (LTI) awards are generally performance-based and subject to multi-year vesting periods that are designed to reward long-term performance.

While stock option awards are not currently part of our compensation programs, if granted, they would be granted at fair market value; we do not backdate or reprice stock option awards.

We maintain robust stock ownership guidelines for executive officers and directors.

Compensation may be recouped/clawed back under our equity and annual bonus plans.

A double-trigger is required for accelerated equity award vesting upon change in control.

No executive officer is eligible to receive excise tax gross ups.

We do not offer additional special perquisites to our executive officers that are not offered to our broad employee base or senior management populations.

-xii-

Proxy Statement Summary (continued)

Note about Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including statements relating to: our strategy and plans; potential of our commercial business and pipeline programs; capital allocation and investment strategy; clinical development programs, clinical trials and data readouts and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings and approvals and the timing thereof; the potential benefits, safety and efficacy of our products and investigational therapies; and the anticipated benefits and potential of investments, collaborations and business development activities. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “possible,” “will,” “would” and other words and terms of similar meaning. You should not place undue reliance on these statements or the scientific data presented.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including the risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the U.S. Securities and Exchange Commission (SEC). These statements are based on our current beliefs and expectations and speak only as of the date of this Proxy Statement. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Note regarding Trademarks

PLEGRIDY®, RITUXAN®, SPINRAZA®, TECFIDERA®, TYSABRI® and VUMERITY® are registered trademarks of Biogen. ADUHELM™, BENEPALI™, BYOOVIZ™ and Healthy Climate, Healthy Lives™ are trademarks of Biogen. ACTEMRA®, EYLEA®, LUCENTIS®, OCREVUS® and other trademarks referenced in this Proxy Statement are the property of their respective owners.

-xiii-

1	General Information About the Meeting

Biogen Inc.

225 Binney Street

Cambridge, Massachusetts 02142

The Board of Directors of Biogen Inc. is soliciting your proxy to vote at our 2022 annual meeting of stockholders (Annual Meeting) to be held at 9:00 a.m. Eastern Time on Wednesday, June 15, 2022, for the purposes summarized in the accompanying Notice of 2022 Annual Meeting of Stockholders. Our 2021 Annual Report on Form 10-K is also available with this Proxy Statement.

References in this Proxy Statement to “Biogen” or the “Company,” “we,” “us” and “our” refer to Biogen Inc.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon the matters that are summarized in the formal meeting notice. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters before the Annual Meeting.

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting virtually via the Internet.

Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/BIIB2022. Stockholders may vote and submit questions while connected to the Annual Meeting via the Internet. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card or voting instruction form in order to be able to vote your shares or submit questions via the Internet during the Annual Meeting.

You will not be able to attend the Annual Meeting in person.

What do I need in order to be able to participate in the Annual Meeting virtually via the Internet?

You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card or voting instruction form in order to be able to vote your shares or submit questions via the Internet during the Annual Meeting. If you do not have your 16-digit control number, you will be able to listen to the meeting only — you will not be able to vote or submit questions during the meeting.

Who can vote?

Each share of our common stock that you own as of the close of business on the record date of April 21, 2022 (Record Date) entitles you to one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, 147,150,928 shares of our common stock were outstanding and entitled to vote. We are making this Proxy Statement and other Annual Meeting materials available on the Internet at www.proxyvote.com or, upon request, by sending printed versions of these materials on or about April 21, 2022, to all stockholders of record as of the Record Date. For ten days before the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our offices located at 225 Binney Street, Cambridge, Massachusetts 02142 and will also be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/BIIB2022. If you would like to review the list, please call our Investor Relations department at (781) 464-2442.

1

1	General Information About the Meeting (continued)

What am I voting on at the Annual Meeting?

Stockholders will be asked to vote on the following items at the Annual Meeting:

•   The election to our Board of Directors of the 11 director nominees (Proposal 1);

•   The ratification of the selection of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2);

•   The advisory vote on executive compensation (Proposal 3); and

•   The transaction of such other business as may be properly brought before the meeting and any adjournments or postponements.

What is the recommendation of our Board of Directors on each of the matters scheduled to be voted on at the Annual Meeting?

Our Board of Directors recommends that you vote:

•   “FOR” each of the director nominees (Proposal 1);

•   “FOR” the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2); and

•   On an advisory basis, “FOR” the approval of our executive compensation (Proposal 3).

How do proxies work?

Our Board of Directors is asking for your proxy authorizing the individuals named as proxies to vote your shares at the Annual Meeting in the manner you direct. You may abstain from voting on any matter. If you submit your proxy without specifying your voting instructions, we will vote your shares on the matters scheduled to be voted on at the Annual Meeting in accordance with our Board of Directors’ recommendations described above. As to any other matter that may properly come before the Annual Meeting or any adjournment or postponement, the individuals named as proxies will vote your shares at the Annual Meeting in accordance with their best judgment.

Shares represented by valid proxies received in time for the Annual Meeting and not revoked before the Annual Meeting will be voted at the Annual Meeting. You can revoke your proxy and change your vote in the manner described below (under the heading “Can I revoke or change my vote after I submit my proxy?”). If your shares are held through a bank, broker or other nominee, please follow the instructions that you were provided by your bank, broker or other nominee.

2

1	General Information About the Meeting (continued)

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

       By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction form. Votes submitted through www.proxyvote.com must be received by 11:59 p.m. Eastern Time on June 14, 2022.

       By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction form. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on June 14, 2022.

       By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card or voting instruction form received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card or voting instruction form. Proxy cards or voting instruction form submitted by mail must be received no later than June 14, 2022, to be voted at the Annual Meeting.

       During the Annual Meeting. You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/BIIB2022. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction form to be able to vote during the Annual Meeting.

If you vote via the Internet or by telephone before the Annual Meeting, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card or voting instruction form. If you vote via the Internet or by telephone before the Annual Meeting, do not return your proxy card.

Beneficial Owners. If your shares are held in a brokerage account in your broker’s name, then you are the beneficial owner of shares held in “street name.” If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the bank, broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your bank, broker or other nominee in order to instruct your bank, broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the bank, broker or other nominee. Shares held beneficially may not be voted during the Annual Meeting; instead a beneficial holder must instruct their bank, broker or other nominee in advance of the Annual Meeting.

3

1	General Information About the Meeting (continued)

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the Annual Meeting by:

•   signing and returning a new proxy card or voting instruction form with a later date, to be received no later than June 14, 2022;

•   submitting a later-dated vote by telephone or via the Internet — only your latest telephone or Internet proxy received by 11:59 p.m. Eastern Time on June 14, 2022, will be counted;

•   participating in the Annual Meeting virtually via the Internet and voting again; or

•   delivering a written revocation to our Secretary at Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142, to be received no later than June 14, 2022.

Only your latest vote, in whatever form, will be counted.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the bank, broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

Will my shares be counted if I do not vote?

Stockholders of Record. If you are the stockholder of record and you do not vote before the Annual Meeting by proxy card or voting instruction form, telephone or via the Internet, or during the Annual Meeting virtually via the Internet, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of shares, your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If no voting instructions are provided, these record holders can vote your shares only on discretionary, or routine, matters and not on non-discretionary, or non-routine, matters. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as “broker non-votes.”

The proposal to ratify the selection of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters. If you do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the proposal to ratify the selection of our independent registered public accounting firm and (2) will not be entitled to vote your shares on the other proposals. We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.

You should vote your shares by telephone or by Internet according to the instructions provided by your bank, broker or other nominee or by signing, dating and returning a printed voting instruction form to your bank, broker or other nominee to ensure that your shares are voted on your behalf.

How many shares must be present to hold the Annual Meeting?

A majority of our issued and outstanding shares of common stock as of the Record Date must be present at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Shares voted in the manner described above (under the heading “How do I vote and what are the voting deadlines?”) will be counted as present at the Annual Meeting. Shares that are present and entitled to vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the Annual Meeting will be adjourned until we obtain a quorum.

4

1	General Information About the Meeting (continued)

What vote is required to approve each proposal and how are votes counted?

•   Proposal 1: Election of Directors: Directors are elected by a majority vote of the votes cast in uncontested elections — that is, a director will be elected if more votes are cast for that director’s election than against that director — and by a plurality of votes cast in contested elections — that is, the directors receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.

•   Proposal 2: Ratification of the Selection of our Independent Registered Public Accounting Firm: The affirmative vote of a majority of shares present in person or represented by proxy and having voting power at the Annual Meeting is required to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Abstentions will have the effect of votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of the selection of our independent registered public accounting firm, thus we do not expect any broker non-votes on this proposal.

•   Proposal 3: Advisory Vote on Executive Compensation: Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and the Compensation and Management Development Committee of our Board of Directors (sometimes referred to in this Proxy Statement as our “C&MD Committee”), which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of this vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

5

1	General Information About the Meeting (continued)

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials on the Internet, consistent with the rules of the SEC. Accordingly, in most instances we are mailing a Notice of Internet Availability of Proxy Materials to our stockholders. You can access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or you may request printed versions of our proxy materials for the Annual Meeting. In addition, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What does it mean if I receive more than one notice regarding the Internet availability of proxy materials or more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate set of printed proxy materials, including a separate proxy card or voting instruction form, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date and return a proxy card or voting instruction form for each account.

Where do I find the voting results of the Annual Meeting?

We will publish the voting results of the Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting. You may request a copy of this Form 8-K by contacting Investor Relations, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142, (781) 464-2442. You will also be able to find a copy of this Form 8-K on the Internet through the SEC’s electronic data system, called EDGAR, at www.sec.gov or on our website, www.biogen.com, under the “Financials” subsection of the “Investors” section of the website.

Who should I call if I have any questions?

If you have any questions or require any assistance with voting your shares, please contact the bank, broker or other nominee holding your shares, or our Investor Relations department at (781) 464-2442.

Who do I contact if I experience technical difficulties trying to access or during the Annual Meeting?

If you have technical difficulties when accessing the Annual Meeting, there will be technicians available to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

6

2	Corporate Governance at Biogen

Corporate Governance Practices

We are committed to the highest standards of ethics, business integrity and corporate governance, which we believe will ensure that our company is managed for the long-term benefit of our stockholders. Our governance practices are designed to establish and preserve accountability of our Board of Directors and management, provide a structure that allows our Board of Directors to set objectives and monitor performance, ensure the efficient use and accountability of resources and enhance stockholder value. A description of our corporate governance highlights is set forth in the “Proxy Statement Summary” above.

We believe that our Board of Directors’ primary functions are to appoint, evaluate and hold accountable management, oversee key strategic, operational and compliance risks and ensure optimal capital allocation such that long-term stockholder value is maximized.

We believe part of effective corporate governance includes active engagement with our stockholders. We value the views of our stockholders and other stakeholders, and we communicate with them regularly and solicit input on a number of topics such as business strategy, capital allocation, corporate governance, executive compensation and our ESG initiatives.

•	Director Stockholder Engagement Initiative. Our Corporate Governance Committee leads our Board of Directors’ efforts on director stockholder engagement and directs discussions with stockholders to the appropriate Board and committee members. During 2021 independent members of our Board of Directors met with several stockholders to discuss a variety of issues, including business strategy, capital allocation, corporate governance, executive compensation and our ESG initiatives. We remain committed to investing time with our stockholders to increase transparency and better understand our stockholder base and their perspectives.

•	Corporate Responsibility. Our passion for developing medicines that make a meaningful difference in patients’ lives is reflected in our commitment to corporate social responsibility and stewardship, including environmental sustainability, DE&I, STEM education and other key initiatives. Our Year in Review: Our Commitment to Corporate Responsibility is posted on our website, www.biogen.com, under the “Corporate Responsibility” section of the website. We believe these efforts reflect the best interests of our patients, our stockholders and various other stakeholders, including communities in which we operate and serve. Our citizenship and sustainability commitments and performance have been recognized over the years, including the most recent acknowledgements noted in the executive summary section under “Compensation Discussion and Analysis” below.

Director Independence

Board of Directors

All of our directors and nominees for director, other than Michel Vounatsos, our Chief Executive Officer, satisfy the independence requirements of The Nasdaq Stock Market (Nasdaq).

Committees

•	All members of the committees of our Board of Directors are independent directors, as defined by Nasdaq rules.

•	All members of our Audit Committee meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to audit committee members.

•	All members of our C&MD Committee are non-employee directors within the meaning of the rules under Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act), and our Board of Directors has affirmatively determined that the members of our C&MD Committee satisfy the additional Nasdaq independence requirements specifically applicable to compensation committee members.

Leadership Structure

We separate the roles of Chairman of the Board of Directors and Chief Executive Officer. Stelios Papadopoulos, an independent director, is the Chairman of our Board of Directors. Among other responsibilities, our Chairman:

•	presides at meetings of our Board of Directors, executive sessions of our independent directors and our annual meetings of stockholders;

•	reviews and assists in setting the agenda and schedule for our Board of Directors meetings in collaboration with our Chief Executive Officer;

•	advises the committee chairs in fulfilling their responsibilities to our Board of Directors;

•	recommends to our Board of Directors the retention of any advisors who report directly to our Board of Directors;

7

2	Corporate Governance at Biogen (continued)

•	serves as a liaison for stockholder communications with our Board of Directors;

•	leads the process of evaluating our Chief Executive Officer; and

•	discharges such other responsibilities as our Board of Directors may assign from time to time.

We believe that having an independent Chairman promotes a greater role for the independent directors in the oversight of the Company, including oversight of material risks facing the Company, encourages active participation by the independent directors in the work of our Board of Directors, enhances our Board of Directors’ role of representing stockholders’ interests and improves our Board of Directors’ ability to supervise and evaluate our Chief Executive Officer and other executive officers. Further, separation of the Chairman and Chief Executive Officer roles allows our Chief Executive Officer to focus on operating and managing Biogen while leveraging our independent Chairman’s experience and perspectives.

Nominating Processes

Our Corporate Governance Committee is responsible for identifying individuals qualified to become members of our Board of Directors and reviewing candidates recommended by stockholders. Stockholders may recommend nominees for consideration by our Corporate Governance Committee by submitting the names and supporting information to our Secretary, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142. Any such recommendation should include at a minimum the name(s) and address(es) of the stockholder(s) making the recommendation and appropriate biographical information for the proposed nominee(s). Candidates who are recommended by stockholders will be considered in the same manner as other candidates. For all potential candidates, our Corporate Governance Committee will consider all factors it deems relevant, including at a minimum those listed below in the subsection entitled “Director Qualifications, Standards and Diversity.” Director nominations are recommended by our Corporate Governance Committee to our Board of Directors and must be approved by a majority of independent directors.

In addition, our Fourth Amended and Restated Bylaws (Bylaws) contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at an annual meeting of stockholders.

•	Stockholder Nominations Not for Inclusion in Company’s Proxy Statement. Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting, a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to our Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a director for consideration at next year’s annual meeting, stockholders must provide the notice required by our Bylaws no later than March 17, 2023, and no earlier than February 15, 2023. However, if the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, stockholders must provide the notice required by our Bylaws not earlier than the close of business on the 120th day before the 2023 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day prior to the 2023 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made.

•	Stockholder Nominations Under Proxy Access Bylaw. In addition, our Bylaws provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our outstanding common stock continuously for at least the previous 3 years.

The number of stockholder-nominated candidates appearing in any annual meeting proxy statement can equal up to 25% of the number of directors then serving on our Board of Directors. If 25% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 25%, subject to a minimum of one. A nominee will be counted in determining whether the 25% maximum has been reached if the nominee was included in the proxy materials as a Board-nominated candidate, if we have received notice that such nominee has been nominated by a stockholder pursuant to our Bylaws, the nominee was submitted under the proxy access procedures and later withdrawn or the nominee was nominated in any of our three preceding annual meetings and is being recommended by our Board of Directors for reelection.

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2	Corporate Governance at Biogen (continued)

The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.

Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by our Secretary no earlier than November 30, 2022, and no later than December 30, 2022. However, if the 2023 annual meeting of stockholders is called for more than 30 days earlier or later than the anniversary of the Annual Meeting, requests to include stockholder-nominated candidates in our proxy materials for the 2023 annual meeting of stockholders must be received not later than (1) the 10th day after public announcement of the date of the 2023 annual meeting of stockholders or (2) the 60th day prior to the date we file our proxy statement in connection with the 2023 annual meeting of stockholders.

Annual Elections and Majority Voting

Our directors are elected annually to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Our directors must be elected by a majority of votes cast in uncontested elections (meaning any election for which the number of directors nominated does not exceed the number of directors to be elected at such meeting), and by a plurality of votes cast in contested elections (meaning any election for which the number of directors nominated exceeds the number of directors to be elected at such meeting, regardless who nominated such nominees). In addition, following their appointment or election by stockholders to our Board of Directors, directors must submit an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which they face reelection and (2) acceptance of such resignation by our Board of Directors. If an incumbent director fails to receive the number of votes required for reelection, our Board of Directors (excluding the director in question) will, within 90 days after certification of the election results, decide whether to accept the director’s resignation taking into account such factors as it deems relevant. Such factors may include the stated reasons why stockholders voted against such director’s reelection, the qualifications of the director and whether accepting the resignation would cause us to fail to meet any applicable listing standards or would violate state law. Our Board of Directors will promptly disclose its decision in a filing with the SEC.

Director Qualifications, Standards and Diversity

•	Board Composition. Our Board of Directors is committed to ensuring that it is well-equipped to oversee the Company’s business and effectively represent the interests of stockholders. Our Board of Directors regularly reviews its composition to ensure it includes directors with the experience, skills and diversity necessary for effective, independent Board oversight.

•	General Qualifications and Standards. Our Corporate Governance Principles provide that directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values and be committed to representing the long-term interests of our stockholders. Our directors must also be inquisitive and objective and have practical wisdom and mature judgment.

•	Diversity. Our Board of Directors believes that diverse experience and personal diversity, including gender, national origin, LGBTQ+ and ethnic and racial diversity, is a benefit to our Board of Directors as a whole and is key to representing the interests of stockholders effectively. In accordance with our Corporate Governance Principles, we endeavor to have a Board of Directors that collectively represents diverse experience at strategic and policy-making levels in business, government, education, healthcare, science and technology and the international arena, and collectively has knowledge and expertise in the functional areas of accounting and finance, risk management and compliance, strategic and business planning, corporate governance, human resources, marketing, commercial and research and development. Consistent with our Corporate Governance Principles, in selecting nominees to our Board of Directors, our Corporate Governance Committee considers the diversity of skills and experience that a potential nominee possesses and the extent to which such diversity would enhance the perspective, background, knowledge and experience of our Board of Directors as a whole.

•

Director Term and Resignation. Our Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated. Our Corporate Governance Principles provide that directors should offer their resignation in the event of any significant change in personal circumstances, including a significant change in principal job responsibilities or any circumstances that may adversely affect their ability to effectively carry out their duties and responsibilities or in the case of a sig-

9

2	Corporate Governance at Biogen (continued)

nificant conflict of interest that cannot otherwise be resolved. Our directors are also expected to offer their resignation to our Board of Directors effective at the annual meeting of stockholders in the year of their 75th birthday.

•	Board and Committee Evaluations. Regular evaluations are an important determinant for continued tenure, and, to that end, our Board of Directors and its committees perform a self-evaluation on an annual basis that is intended to determine whether our Board, its committees and each member of our Board of Directors are functioning effectively, and to provide our Board with an opportunity to reflect upon and improve processes and effectiveness. Our Corporate Governance Committee oversees the evaluations and reports the results to our Board of Directors, which considers the results and ways in which Board processes and effectiveness may be enhanced.

•	Director Orientation and Continuing Education. We provide orientation for new directors and provide directors with materials or briefing sessions on subjects that we believe will assist them in discharging their duties. We also make director education program information available to directors on a regular basis and encourage directors to attend director education programs and reimburse the costs of attending such programs.

10

3	Board of Directors

Proposal 1 – Election of Directors

We are asking our stockholders to elect the 11 director nominees listed below to serve a one-year term extending until our 2023 annual meeting of stockholders and until their successors are duly elected and qualified, unless they resign or are removed:

Alexander J. Denner	William D. Jones	Eric K. Rowinsky
Caroline D. Dorsa	Jesus B. Mantas	Stephen A. Sherwin
Maria C. Freire	Richard C. Mulligan	Michel Vounatsos
William A. Hawkins	Stelios Papadopoulos

Our Board of Directors has nominated these 11 individuals based on its carefully considered judgment that the experience, qualifications, attributes and skills of our nominees qualify them to serve on our Board of Directors. As described in detail below, our nominees have considerable professional and business expertise. We know of no reason why any nominee would be unable to accept nomination or election.

If any nominee is unable to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees. All nominees have consented to be named in this Proxy Statement and to serve if elected. As previously disclosed, Ms. Leaming and Mr. Posner are retiring effective as of the Annual Meeting.

Director Skills and Qualifications

The Corporate Governance Committee believes that the 11 director nominees collectively have the skills, experience, diversity and character to execute the Board of Directors’ responsibilities. The following is a summary of those qualifications:

Attributes, Experience and Skills

General Management Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Financial Experience	✓	✓	✓	✓	✓	✓		✓		✓	✓

Audit Committee Financial Expertise	✓	✓	✓	✓						✓	✓

Mergers & Acquisitions Experience	✓	✓		✓	✓	✓		✓	✓	✓	✓

Scientific Research Experience	✓		✓			✓	✓	✓	✓	✓

Drug Development Experience	✓		✓				✓	✓	✓	✓	✓

Commercial Experience	✓	✓		✓	✓	✓	✓	✓			✓

International Business Experience		✓	✓	✓		✓					✓

Public Policy Experience		✓	✓	✓	✓	✓				✓	✓

Operations Experience	✓	✓		✓	✓	✓	✓		✓	✓	✓

Environmental, Social, Governance Experience	✓		✓	✓	✓	✓		✓	✓	✓	✓

Diversity		✓	✓		✓	✓

Other Public Company Board Service	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓

11

3	Board of Directors (continued)

Board Diversity Matrix (April 21, 2022)

Total Number of Directors	13

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	10	0	0

Part II: Demographic Background

African American or Black	0	1	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	1	1	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	2	7	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	1

12

3	Board of Directors (continued)

Our Nominees for Director

(Information is as of April 21, 2022)

Alexander J. Denner, Ph.D.
Director Since: 2009 Age: 52 Biogen Board Committee: – Corporate Governance (Chair)

Experience

Dr. Denner is a founding partner and Chief Investment Officer of Sarissa Capital Management LP, a registered investment advisor, which he founded in 2012. Sarissa Capital focuses on improving the strategies of companies to enhance stockholder value. From 2006 to 2011 Dr. Denner served as a Senior Managing Director at Icahn Capital L.P. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm. Dr. Denner also serves as Chairman and CEO of Sarissa Capital Acquisition Corp, a special purpose acquisition company, as a director of Ironwood Pharmaceuticals, Inc., a healthcare company, and as a director of Attralus, Inc. a private company.

Qualifications

Dr. Denner has significant experience overseeing the operations and research and development of healthcare companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad healthcare industry knowledge.

Other Current Public Company Boards

– Ironwood Pharmaceuticals, Inc.

– Sarissa Capital Acquisition Corp. (Chair)

Former Public Company Directorships Held in the Past Five Years

– Ariad Pharmaceuticals, Inc. (Chair)

– Bioverativ Inc.

– The Medicines Company (Chair)

Caroline D. Dorsa
Director Since: 2010 Age: 62 Biogen Board Committee: – Audit (Chair)

Experience

Ms. Dorsa served as the Executive Vice President and Chief Financial Officer of Public Service Enterprise Group Incorporated, a diversified energy company, from April 2009 until her retirement in October 2015, and served on its Board of Directors from February 2003 to April 2009. From February 2008 to April 2009 she served as Senior Vice President, Global Human Health, Strategy and Integration at Merck & Co., Inc., a pharmaceutical company. From November 2007 to January 2008 Ms. Dorsa served as Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc., a life sciences company. From February 2007 to November 2007 she served as Senior Vice President and Chief Financial Officer of Avaya, Inc., a telecommunications company. From 1987 to January 2007 Ms. Dorsa held various financial and operational positions at Merck & Co., Inc., including Vice President and Treasurer, Executive Director of U.S. Customer Marketing and Executive Director of U.S. Pricing and Strategic Planning. Ms. Dorsa also serves as a director of Duke Energy, one of the largest energy holding companies in the U.S., Illumina, Inc., a life sciences company, and Intellia Therapeutics, Inc., a biotechnology company.

Qualifications

Ms. Dorsa has significant financial and accounting expertise and a deep knowledge of the pharmaceutical industry. Her strategic perspective on the industry is particularly valuable to our Board of Directors as it oversees our growth initiatives and reviews both internal development projects and external opportunities.

Other Current Public Company Boards

– Duke Energy

– Illumina, Inc.

– Intellia Therapeutics, Inc.

Former Public Company Directorships Held in the Past Five Years

– Goldman Sachs Investment Funds

13

3	Board of Directors (continued)

Maria C. Freire, Ph.D.
Director Since: 2021 Age: 67 Biogen Board Committee: – Compensation and Management Development

Experience

From November 2012 to September 2021, Dr. Freire served as President and Executive Director and as a member of the board of directors of the Foundation for the National Institutes of Health. From March 2008 to November 2012 she served as President and as a member of the board of directors of the Albert and Mary Lasker Foundation. Prior to joining the Lasker Foundation, Dr. Freire served as President and Chief Executive Officer of the Global Alliance for TB Drug Development from 2001 to 2008 and Director of the Office of Technology Transfer at the National Institutes of Health from 1995 to 2001. Dr. Freire also serves as a director of Alexandria Real Estate Equities, Inc., a publicly held urban office real estate investment trust uniquely focused on collaborative life science and technology campuses, and Exelixis, Inc., a drug discovery and development company. She has served on the boards of numerous national and international organizations, including the Science Board of the U.S. Food and Drug Administration, the World Health Organization Commission on Intellectual Property Rights, Innovation and Public Health and the United Nations Secretary General’s High Level Panel on Access to Medicines. Dr. Freire is also a member of the National Academy of Medicine and the Council on Foreign Relations, and she is the recipient of numerous awards, including a 2017 Gold Stevie Award for “Woman of the Year,” the U.S. Department of Health and Human Services Secretary’s Award for Distinguished Service, the Arthur S. Fleming Award and the Bayh-Dole Award. Dr. Freire holds a Ph.D. in Biophysics from the University of Virginia and a B.S. from the Universidad Peruana Cayetano Heredia in Lima, Peru.

Qualifications

Dr. Freire has significant knowledge and experience with respect to medical research, the pharmaceutical industry and government healthcare policymaking. Dr. Freire’s strong public policy and government experience also provides vital insights to our Board of Directors about significant issues affecting the highly regulated life sciences industry.

Other Current Public Company Boards

– Alexandria Real Estate Equities, Inc.

– Exelixis, Inc.

Former Public Company Directorships Held in the Past Five Years

– None

William A. Hawkins
Director Since: 2019 Age: 68 Biogen Board Committee: – Audit

Experience

Mr. Hawkins serves as a Senior Advisor to EW Healthcare Partners, a life sciences private equity firm. Mr. Hawkins is the former Chairman and CEO of Medtronic, Inc., a global leader in medical technology. He was at Medtronic from 2002 until 2011. After retiring from Medtronic he served as President and Chief Executive Officer of Immucor, a private equity backed global leader in transfusion and transplant medicine from October 2011 to July 2015. From 1998 to 2001 Mr. Hawkins served as President and Chief Executive Officer of Novoste Corporation, an interventional cardiology company. Prior to that, Mr. Hawkins served in a variety of senior roles at American Home Products, a consumer, pharma and medical device company, Johnson & Johnson, a healthcare company, Guidant Corporation, a medical products company, and Eli Lilly and Company, a global pharmaceutical company. Mr. Hawkins also serves as Chairman of Bioventus Inc., and on the boards of MiMedx Group, Inc., Virtue Labs, Cereius, Cirtec Medical Corp., Baebies, Inc. and Immucor, all of which are life science companies. Mr. Hawkins is Vice Chair of the Duke University Board of Trustees and is Chair of the Duke University Health System. Mr. Hawkins was elected as a member of the AIMBE College of Fellows and the National Academy of Engineering. He has a dual degree in Electrical and Biomedical Engineering from Duke University and a M.B.A. from the University of Virginia’s Darden School of Business.

Qualifications

Mr. Hawkins has significant leadership experience as a chief executive officer, significant knowledge of, and experience in, the healthcare industry and significant international experience. He also has extensive governance and public company board experience.

Other Current Public Company Boards

– Bioventus Inc. (Chair)

– MiMedx Group, Inc.

Former Public Company Directorships Held in the Past Five Years

– Avanos Medical, Inc.

– Thoratec Corporation

14

3	Board of Directors (continued)

William D. Jones
Director Since: 2021 Age: 66 Biogen Board Committee: – Compensation and Management Development

Experience

Mr. Jones has been the President and Chief Executive Officer and a director of CityLink Investment Corporation, a commercial real estate investment and development services firm, since 1994. From 2001 through 2018 Mr. Jones was the President, Chief Executive Officer and a director of City Scene Management Company, a real estate management company. From 1989 to 1993 Mr. Jones served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Previously, he served as a San Diego City Council member and as Deputy Mayor of San Diego. Mr. Jones is the Lead Independent Director for Sempra Energy, an energy infrastructure company. Mr. Jones is a director and, in some cases, Board Chair of certain funds under management by the Capital Group and Capital Group Private Client Services. He is a Lead Valuation Director and Chair of the Compensation and Organization Committee of Global Infrastructure Solutions Inc., a privately held engineering and construction management company. He is an NACD Board Leadership Fellow. Mr. Jones is a trustee of the University of California San Diego Foundation and its Investment Committee and the Real Estate Advisory Council. Mr. Jones is a former director of The Price Real Estate Investment Trust, Southwest Water Company, the Federal Reserve Bank of San Francisco and the San Diego Padres baseball team and is a former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, the former Chairman of the Board of Trustees of the Francis Parker School and former Board Trustee of the University of San Diego. Mr. Jones has extensive experience as a real estate developer in San Diego, where he built the City Heights Urban Village, an award-winning redevelopment project.

Qualifications

Mr. Jones’ extensive leadership experience in business, not-for profit boards and government, and provides vital insights to our Board of Directors about governance and significant issues affecting the highly regulated life sciences industry. He brings financial, corporate governance and public policy sector expertise to our Board of Directors.

Other Current Public Company Boards

– Sempra Energy (Lead Independent Director), retiring on May 13, 2022

Former Public Company Directorships Held in the Past Five Years

– None

Jesus B. Mantas
Director Since: 2019 Age: 53 Biogen Board Committee: – Corporate Governance

Experience

Mr. Mantas serves as the Global Managing Partner responsible for IBM Business Transformation Services unit of IBM, and he is also responsible for IBM Consulting Corporate Development. Mr. Mantas is a member of the IBM Executive Performance Team, IBM Executive Technology Team and IBM Chairman Acceleration Team and is the Emeritus Chair of the IBM Hispanic Diversity Council. He serves in the Global AI Council of the World Economic Forum and on the board of HITEC, a non-profit organization focused on developing and advancing the careers of Hispanic executives in the Technology Industry. He is a limited partner to Benhamou Global Ventures Fund IV, an investment fund for early-stage companies focusing on digital transformation, and is an active investor in Hispanic-led early stage companies. From 2002 through 2016 Mr. Mantas led IBM’s Business Consulting unit, one of the largest consulting organizations in the world. Prior roles included leading IBM Global Process Services and the Business Services unit in Latin America after he held multiple leadership positions as Vice President in North America. Before joining IBM, Mr. Mantas was a Partner in PricewaterhouseCoopers Consulting, an adjunct professor at University of California Irvine – Graduate School of Management and an officer in the Air Force of Spain.

Qualifications

Mr. Mantas has significant global operating, business and technology leadership experience across Europe, North America and Latin America. He has demonstrated leadership designing new strategies and translating them into execution, applying technology to improve business performance, advocating for diversity and developing talent in multi-cultural environments. He brings over 30 years of experience in information technology, data science and artificial intelligence.

Other Current Public Company Boards

– None

Former Public Company Directorships Held in the Past Five Years

– None

15

3	Board of Directors (continued)

Richard C. Mulligan, Ph.D.
Director Since: 2009 Age: 67 Biogen Board Committee: – Compensation and Management Development

Experience

Dr. Mulligan is currently the Mallinckrodt Professor of Genetics, Emeritus, at Harvard Medical School, after serving as the Mallinckrodt Professor of Genetics and Director of the Harvard Gene Therapy Initiative from 1996 to 2013. He also currently serves as the Head of SanaX, the research arm of Sana Biotechnology, Inc. (Sana), a biotechnology company, and Executive Vice Chairman of the Board of Sana. From March 2017 to October 2018 Dr. Mulligan served as a Portfolio Manager at Icahn Capital LP. Prior to that, Dr. Mulligan was a founding partner of Sarissa Capital Management LP, a registered investment advisor, from 2013 to 2016. Prior to Harvard, Dr. Mulligan was a Professor of Molecular Biology at the Massachusetts Institute of Technology, a member of the Whitehead Institute for Biomedical Research and the Chief Scientific Officer of Somatix Therapy Corporation, a drug discovery and development company that he founded. Dr. Mulligan was named a MacArthur Foundation Fellow in 1981.

Qualifications

Dr. Mulligan has scientific expertise in the areas of molecular biology, genetics, gene therapy and biotechnology as well as extensive experience within the healthcare industry, including overseeing the operations and research and development of healthcare companies.

Other Current Public Company Boards

– Sana Biotechnology, Inc. (Executive Vice Chairman)

Former Public Company Directorships Held in the Past Five Years

– None

Stelios Papadopoulos, Ph.D.
Director Since: 2008 Independent Chairman Since: 2014 Age: 73 Biogen Board Committee: – Corporate Governance

Experience

Dr. Papadopoulos serves as the Chairman of Exelixis, Inc., a drug discovery and development company that he co-founded in 1994, Regulus Therapeutics Inc., a biopharmaceutical company, and Eucrates Biomedical Acquisition Corp., a special purpose acquisition company. Previously, he was an investment banker with Cowen & Co., LLC, a financial services company, focusing on the biotechnology and pharmaceutical sectors, from 2000 until his retirement as Vice Chairman in August 2006. Prior to joining Cowen & Co., Dr. Papadopoulos served for 13 years as an investment banker at PaineWebber, Inc., a financial services company, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology.

Qualifications

Having founded multiple life sciences companies and worked as an investment banker focused on the life sciences industry, Dr. Papadopoulos brings to our Board of Directors a first-hand understanding of the demands of establishing, growing and running life sciences businesses.

Other Current Public Company Boards

– Eucrates Biomedical Acquisition Corp. (Chair)

– Exelixis, Inc. (Chair)

– Regulus Therapeutics Inc. (Chair)

Former Public Company Directorships Held in the Past Five Years

– BG Medicine, Inc.

16

3	Board of Directors (continued)

Eric K. Rowinsky, M.D.
Director Since: 2010 Age: 65 Biogen Board Committee: – Corporate Governance

Experience

Dr. Rowinsky has served as Chief Medical Officer of Hummingbird Biotherapeutics, a private life-science company since July 2021. Dr. Rowinsky has served as President of Inspirna, Inc. (f/k/a RGenix, Inc.), a privately-held life sciences company, since November 2015 and previously served as its Executive Chairman from December 2016 to September 2021. From June 2016 to June 2021 he served as the Chief Scientific Officer of Clearpath Development Co., which rapidly advances development stage therapeutic assets to pre-defined human proof-of-concept milestones. From January 2012 to November 2015 he was the Head of Research and Development and Chief Medical Officer of Stemline Therapeutics, Inc., a biotechnology company focusing on the discovery and development of therapeutics targeting cancer stem cells, and has been an independent consultant since January 2010. Prior to that, he was the Chief Executive Officer of Primrose Therapeutics, Inc., a start-up biotechnology company focusing on the development of therapeutics for polycystic kidney disease, from August 2010 until its acquisition in September 2011. From 2005 to December 2009 he served as the Chief Medical Officer and Executive Vice President of ImClone Systems Incorporated, a life sciences company. From 1996 to 2004 he held several positions at the Cancer Therapy & Research Center’s Institute for Drug Development, including Director of the Institute and Director of Clinical Research. During that time, he held the SBC Endowed Chair for Early Drug Development and Clinical Professor of Medicine at the University of Texas Health Science Center at San Antonio. From 1988 to 1996 he was an Associate Professor of Oncology at the Johns Hopkins School of Medicine and on the staff of the Johns Hopkins Hospital. He also serves as a director of Fortress Biotech Inc., Purple Biotech Ltd. (f/k/a Kitov Pharma Ltd.) and Verastem, Inc., which are biopharmaceutical companies.

Qualifications

Dr. Rowinsky has extensive research and drug development experience and broad scientific and medical knowledge.

Other Current Public Company Boards

– Fortress Biotech Inc.

– Purple Biotech Ltd. (f/k/a Kitov Pharma Ltd.)

– Verastem, Inc.

Former Public Company Directorships Held in the Past Five Years

– BIND Therapeutics, Inc.

– Biophytis S.A.

– Navidea Biopharmaceuticals, Inc.

Stephen A. Sherwin, M.D.
Director Since: 2010 Age: 73 Biogen Board Committee: – Audit

Experience

Dr. Sherwin currently divides his time between advisory work in the life sciences industry and patient care and teaching in his specialty of medical oncology. He is a Clinical Professor of Medicine at the University of California, San Francisco and a volunteer Attending Physician in Hematology-Oncology at the Zuckerberg San Francisco General Hospital. Dr. Sherwin also currently serves as a venture partner with Third Rock Ventures, LLC. He previously served as the Chairman of Ceregene, Inc., a life sciences company that he co-founded, from 2001 until its acquisition by Sangamo Biosciences, Inc. in 2013. He was also a co-founder and chairman of Abgenix, Inc., an antibody company which was acquired by Amgen Inc. in 2006. From 1990 to October 2009 he served as the Chief Executive Officer of Cell Genesys, Inc., a life sciences company, and was its Chairman from 1994 until the company’s merger with BioSante Pharmaceuticals, Inc. (now ANI Pharmaceuticals, Inc.) in October 2009. Prior to that, he held various positions at Genentech, Inc., a life sciences company, most recently as Vice President, Clinical Research. In addition, Dr. Sherwin previously served on the board of directors of the Biotechnology Industry Organization from 2001 to 2014 and as its chairman from 2009 to 2011. Dr. Sherwin currently serves as a director of BioPlus Special Acquisition Corporation, a SPAC focused on life sciences and Neurocrine Biosciences, Inc., a life sciences company.

Qualifications

Dr. Sherwin has extensive knowledge of the life sciences industry and brings more than 30 years of experience in senior leadership positions at large and small publicly traded life sciences companies to our Board of Directors.

Other Current Public Company Boards

– BioPlus Special Acquisition Corporation

– Neurocrine Biosciences, Inc.

Former Public Company Directorships Held in the Past Five Years

– Aduro Biotech, Inc.

– Neon Therapeutics, Inc.

17

3	Board of Directors (continued)

Michel Vounatsos
Director Since: 2017 Age: 60 Biogen Board Committee: – None

Experience

Mr. Vounatsos has served as our Chief Executive Officer and one of our directors since January 2017. Prior to that, from April 2016 to December 2016, Mr. Vounatsos served as our Executive Vice President, Chief Commercial Officer. Prior to joining Biogen, Mr. Vounatsos spent 20 years at Merck & Co., Inc., a pharmaceutical company, where he most recently served as President, Primary Care, Customer Business Line and Merck Customer Centricity. In this role, he led Merck’s global primary care business unit, a role which encompassed Merck’s cardiology-metabolic, general medicine, women’s health and biosimilars groups and developed and instituted a strategic framework for enhancing the company’s relationships with key constituents, including the most significant providers, payers and retailers and the world’s largest governments. Mr. Vounatsos previously held leadership positions across Europe and in China for Merck. Prior to that, Mr. Vounatsos held management positions at Ciba-Geigy, a pharmaceutical company. Mr. Vounatsos currently serves as a director of PerkinElmer, Inc., a global scientific technology and life science research company, on the advisory board of Tsinghua University School of Pharmaceutical Sciences, on the Supervisory Board of Liryc, the Electrophysiology and Heart Modeling Institute at the University of Bordeaux, as a member of the MIT Presidential CEO Advisory Board and as a member of NetZero International Leadership Counsel. Mr. Vounatsos received his C.S.C.T. certificate in Medicine from the Universite Victor Segalen, Bordeaux II, France, and his M.B.A. from the HEC School of Management in Paris.

Qualifications

Mr. Vounatsos has significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, a comprehensive global leadership background resulting from service as an executive in the pharmaceutical industry and studied medicine and business as part of his educational background.

Other Current Public Company Boards

– PerkinElmer, Inc.

Former Public Company Directorships Held in the Past Five Years

– None

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH

DIRECTOR NOMINEE NAMED ABOVE.

18

3	Board of Directors (continued)

Committees and Meetings

Our Board of Directors met 8 times in 2021. Our Board of Directors also has three standing committees. The principal functions of each committee, the committee composition in 2021 and the number of meetings held in 2021 are described in the table below. The Chair of each committee periodically reports to our Board of Directors on committee deliberations and decisions. The charter of each of our committees is posted on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section of the website. Also posted there are our Corporate Governance Principles, which, together with our committee charters, comprise our governance framework.

Committee	Function	2021 Members	Meetings in 2021
Audit

Assists our Board of Directors in its oversight of:

•  the integrity of our financial statements;

•  our accounting and financial reporting processes;

•  the independence, qualifications and performance of our independent registered public accounting firm;

•  our global tax compliance and tax audit processes;

•  our internal audit and corporate compliance functions;

•  our financial strategy, policies and practices;

•  management’s exercise of its responsibility to assess and manage risks associated with our business and operations;

•  the adequacy of the Company’s IT and cybersecurity; and

•  the adequacy and effectiveness of the Company’s insurance programs.

Our Audit Committee has the sole authority and direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of our independent registered public accounting firm.

		Caroline D. Dorsa† (Chair) William A. Hawkins† Nancy L. Leaming†* Stephen A. Sherwin†	9
Compensation and Management Development	Assists our Board of Directors with oversight of executive compensation and management development, including: • recommending to our Board of Directors the compensation for our Chief Executive Officer and approving the compensation for our other executive officers; • administration of our short- and long-term incentive plans; • reviewing executive and senior management development programs; and • recommending to our Board of Directors the compensation of our non-employee directors.	Brian S. Posner** (Chair) Maria C. Freire William D. Jones Richard C. Mulligan	8
Corporate Governance	Assists our Board of Directors with oversight of corporate governance practices, including: • identifying qualified nominees to our Board of Directors and its committees; and • our lobbying priorities and activities, including associations with certain trade and/or legislative organizations.	Alexander J. Denner (Chair) Jesus B. Mantas Stelios Papadopoulos Eric K. Rowinsky	5
†	Determined by our Board of Directors to be an audit committee financial expert.
*	Ms. Leaming is retiring from our Board of Directors, effective as of the 2022 Annual Meeting.
**

Mr. Posner is retiring from our Board of Directors, effective as of the 2022 Annual Meeting. Following Mr. Posner’s retirement from our Board of Directors, Mr. Jones is expected to become the Chair of our Compensation and Management Development Committee.

•	Attendance at Board and Committee Meetings. No director attended fewer than 75% of the total number of meetings of our Board of Directors and the committees on which he or she served during 2021.

•

Executive Sessions. Under our Corporate Governance Principles, the independent directors of our Board of Directors are required to meet without management present at least four times each year and may also meet without management present at such other times as determined by our Chairman or if requested by at least two other directors. In 2021 the independent directors of our Board of Directors met without management present four times. Each committee of our Board of Directors also had numerous executive sessions throughout the year.

•

Attendance at Stockholder Meeting. We expect all of our directors and director nominees to attend our annual meetings of stockholders. All of our directors attended our 2021 annual meeting of stockholders.

19

3	Board of Directors (continued)

Director Compensation

This section describes our compensation program for our non-employee directors and shows the compensation paid to or earned by our non-employee directors during 2021. Mr. Vounatsos, our Chief Executive Officer, receives no compensation for his service on our Board of Directors.

Retainers and Expenses

The following table presents the annual retainers for all non-employee members of our Board of Directors in effect in 2021:

Retainers

Annual Board Retainer	$125,000

Annual Retainers (in addition to Annual Board Retainer):

Independent Chairman of the Board	$75,000

Audit Committee Chair	$30,000

Compensation and Management Development Committee Chair	$30,000

Corporate Governance Committee Chair	$30,000

Audit Committee Member (other than Chair)	$15,000

Compensation and Management Development Committee Member (other than Chair)	$15,000

Corporate Governance Committee Member (other than Chair)	$15,000

Our non-employee directors are also eligible to be paid a fee of $1,000 for each full day of service to the Company other than in connection with meetings of our Board of Directors or one of its committees.

Our non-employee directors may defer all or part of their cash compensation under our Voluntary Board of Directors Savings Plan, which is similar to our Supplemental Savings Plan described in the narrative preceding the “2021 Non-Qualified Deferred Compensation” table in Part 6 – Executive Compensation Matters of this Proxy Statement, but without any Company matching contributions. If a non-employee director chooses to defer compensation under our Voluntary Board of Directors Savings Plan, his or her notional account under the plan will periodically be credited with amounts of deemed investment earnings as if the deferred compensation was actually invested in the notional investment(s) selected by the director or in a default investment if the director does not make a selection. These notional investment options include the mutual funds avail-

able under our 401(k) plan as well as a fixed rate option which earns a rate of return determined each year by the Company’s retirement committee. For 2021 non-employee director deferrals notionally invested in the fixed rate option, this rate of return was set at 5%. Deferrals notionally invested in the fixed rate option continue to be credited with the rate of return that was in effect during the year of deferral.

Non-employee directors are also reimbursed for actual expenses incurred in attending meetings of our Board of Directors and any of its committees as well as service to our Board of Directors or any of its committees that is unrelated to such meetings.

Equity Awards

Awards Under Our Non-Employee Directors Equity Plan

Our non-employee directors receive awards under our 2006 Non-Employee Directors Equity Plan (the Non-Employee Directors Equity Plan). The Non-Employee Directors Equity Plan was initially approved by our stockholders at our 2006 annual meeting of stockholders. In 2015 our stockholders approved an amendment to extend the term of the plan until June 10, 2025.

General Provisions of the Non-Employee Directors Equity Plan

Non-employee directors receive an annual award under the Non-Employee Directors Equity Plan effective on the date of each annual meeting of stockholders (or a pro rata award upon election other than at an annual meeting of stockholders). Under the Non-Employee Directors Equity Plan, a maximum of 17,500 shares of our common stock (or 30,000 shares for the independent Chairman of the Board) may be granted to a non-employee director pursuant to such annual awards each calendar year. In 2022 the Non-Employee Directors Equity Plan was amended such that annual awards vest on the earlier of (i) the one-year anniversary of the date of grant or over such longer period as in such increments as the C&MD Committee may otherwise determine or (ii) at the next annual meeting after grant of such annual award.

Awards to non-employee directors are recommended by our C&MD Committee and approved by our Board of Directors, with the independent Chairman recused from discussion and voting upon his own awards.

20

3	Board of Directors (continued)

Awards granted under the Non-Employee Directors Equity Plan are subject to accelerated vesting upon termination of a director’s service by reason of death, disability or retirement and upon a change in control (as such terms are defined in the Non-Employee Directors Equity Plan). In addition, non-employee director awards will become fully vested upon an involuntary termination of a director’s service within two years following certain mergers or other corporate transactions, as described in the Non-Employee Directors Equity Plan.

Awards During 2021

In June 2021 our C&MD Committee recommended, and our Board of Directors approved, annual awards with a grant date fair value of approximately $270,000 for each non-employee director and an additional annual award with a grant date fair value of approximately $175,000 for the independent Chairman. These annual awards were below the limits set forth in the Non-Employee Directors Equity Plan described above and were consistent with the awards made in 2020. The 2021 annual awards were made in the form of restricted stock units (RSUs) that vest the earlier of (i) the first anniversary of the grant date or (ii) the next annual meeting, generally subject to the director’s continued service.

10b5-1 Trading Plans

Our non-employee directors must use pre-established trading plans to sell shares of our common stock from their personal accounts. A trading plan may only be entered into during an open trading window and when the applicable director is not in possession of material non-public information about the Company. We require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to provide safeguards while allowing our non-employee directors to have an opportunity to realize the value intended by the Company in granting equity-based awards.

Non-Employee Director Stock Ownership Guidelines

We maintain the following stock ownership guidelines for our non-employee directors:

Position	Stock Ownership Requirement(1)
Independent Chairman	Number of shares equal in value to 5x the total annual cash retainer for serving as (i) independent Chairman and (ii) as a non-employee Board member
Non-Employee Directors (excluding Chairman)	Number of shares equal in value to 5x the annual cash retainer for non-employee Board members
(1)

Each non-employee director has five years from the date of initial election or appointment to meet the stock ownership requirement. All of our non-employee directors meet the stock ownership requirement or are still within the five-year period to meet such requirement.

21

3	Board of Directors (continued)

2021 Director Compensation

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards(1) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) (d)	All Other Compensation(3) (e)	Total (f)

Alexander J. Denner	$155,000	$270,413	—	—	$425,413

Caroline D. Dorsa	$155,000	$270,413	—	—	$425,413

Maria D. Freire(4)	$81,154	$270,413	—	—	$351,567

William A. Hawkins	$140,000	$270,413	—	—	$410,413

William D. Jones(5)	$81,154	$270,413	—	$10,000	$361,567

Nancy L. Leaming(6)	$140,000	$270,413	—	$25,000	$435,413

Jesus B. Mantas	$140,000	$270,413	—	—	$410,413

Richard C. Mulligan	$140,000	$270,413	—	—	$410,413

Robert W. Pangia(7)	$65,151	—	$141,717	—	$206,868

Stelios Papadopoulos	$215,000	$444,873	—	$20,000	$679,873

Brian S. Posner(8)	$148,695	$270,413	—	$25,000	$444,108

Eric K. Rowinsky	$140,000	$270,413	—	—	$410,413

Stephen A. Sherwin	$140,000	$270,413	—	$50,000	$460,413

Notes to the 2021 Director Compensation Table

(1)

The amounts in column (c) represent the grant date fair value of RSU awards made in 2021 to non-employee directors under the Non-Employee Directors Equity Plan, as described in the narrative preceding this table. These RSUs are scheduled to vest in full and be settled in shares at the 2022 Annual Meeting, generally subject to continued service. Grant date fair values were computed in accordance with Accounting Standards Codification (ASC) 718, excluding the effect of estimated forfeitures, and determined by multiplying the number of RSUs awarded by the fair market value of the Company’s common stock on the relevant grant date.

(2)

The amounts in column (d) represent earnings under the Voluntary Board of Directors Savings Plan that are in excess of 120% of the average applicable federal long-term rate. The federal long-term rate for 2021 applied in this calculation is 2.16%, which was the federal long-term rate effective in January 2021 when the Fixed Rate Option (FRO) under this plan was established for 2021. Only Mr. Pangia had deferred compensation notionally invested in the FRO during 2021.

(3)

The amounts in column (e) represent the amount of matching contributions made in 2021 by the Biogen Foundation on behalf of the director pursuant to the terms of a matching gift program offered by the Biogen Foundation to all U.S. employees and non-employee directors of Biogen. Under the matching gift program, the Biogen Foundation matches gifts to eligible U.S.-based non-profit organizations, in accordance with the Biogen Foundation’s guidelines, up to an annual maximum per donor amount of $25,000 per calendar year and up to an aggregate program total of $1.5 million per calendar year. The matching contributions made by the Biogen Foundation are not taxable income to the director, and the director may not take any tax deductions for such matching contributions. The amount for Mr. Sherwin includes a matching gift contribution of $25,000, which was made by the Biogen Foundation in 2021 for a gift made by Mr. Sherwin in 2020.

(4)	Dr. Freire was elected to our Board of Directors at the 2021 Annual Meeting.
(5)	Mr. Jones was elected to our Board of Directors at the 2021 Annual Meeting.
(6)	Ms. Leaming is retiring from our Board of Directors effective as of the 2022 Annual Meeting.
(7)	Mr. Pangia retired from our Board of Directors effective as of the 2021 Annual Meeting.
(8)	Mr. Posner is retiring from our Board of Directors effective as of the 2022 Annual Meeting.

22

3	Board of Directors (continued)

Director Equity Outstanding at 2021 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2021, for each of the non-employee directors serving during 2021.

	Option Awards	Stock Awards(1)

Name	Number of Securities Underlying Unexercised Options	Number of Shares or Units of Stock That Have Not Vested

Alexander J. Denner	—	775

Caroline D. Dorsa	—	775

Maria C. Freire	—	775

William A. Hawkins	—	775

William D. Jones	—	775

Nancy L. Leaming	—	775

Jesus B. Mantas	—	775

Richard C. Mulligan	—	775

Robert W. Pangia(2)	—	—

Stelios Papadopoulos	—	1,275

Brian S. Posner	—	775

Eric K. Rowinsky	—	775

Stephen A. Sherwin	—	775

Notes to the Director Equity Outstanding at 2021 Fiscal Year-End Table

(1)

Represents the number of RSUs awarded to non-employee directors in 2021 under the Non-Employee Directors Equity Plan, as described in the narrative preceding the “2021 Director Compensation” table above. These RSU awards are scheduled to vest in full and be settled in shares at the earlier of (i) the first anniversary of the grant date or (ii) the next annual meeting, generally subject to continued service.

(2)	Mr. Pangia retired from our Board of Directors, effective as of the 2021 Annual Meeting, and was not eligible for an annual award in 2021.

Board Risk Oversight

Our Board of Directors believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks and adopting appropriate control and mitigation of these risks. As stated in our Corporate Governance Principles, our Board of Directors and its committees are responsible for “reviewing the Company’s risk framework and governance and management’s exercise of its responsibility to assess, monitor and manage the Company’s significant risk exposures.”

Our Board of Directors oversees the management of material risks facing the Company. Biogen is committed to fostering a company culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation. Our Board of Directors and its committees oversee our efforts to foster this culture. Our Board of Directors regularly receives information about our material strategic, operational, financial and compliance risks and management’s response to, and mitigation of, such risks. In addition, our risk management systems, including our risk assessment processes, internal control over financial reporting, compliance programs and internal and external auditing procedures, are designed to inform management and our Board of Directors about our material risks. As part of its risk oversight function, our Board of Directors and its committees review this framework, its operation and our strategies for generating long-term value for our stockholders to ensure that such strategies will not motivate management to take excessive risks.

Our Board of Directors also reviews enterprise risks and discusses them with our management, including issues relevant to our business, reputation and strategy, including intellectual property risk, pipeline and business development, pricing and patient access, legal and regulatory matters and manufacturing. In addition, our Board of Directors and its committees oversee elements of our culture. Management updates our C&MD Committee on our compensation practices and progress against strategies and objectives in the areas of management and leadership development and diversity as well as steps

23

3	Board of Directors (continued)

taken to address matters such as inappropriate workplace behavior, including harassment and retaliation. In addition, our Audit Committee is responsible for the oversight of our compliance program.

In determining the allocation of risk oversight responsibilities, our Board of Directors and its committees generally oversee material risks within their identified areas of concern. Our Board of Directors and each of its committees meet regularly with management to ensure that management is exercising its responsibility to identify relevant risks and is adequately assessing, monitoring and taking appropriate action to mitigate risk. In the event a committee receives a report from members of management on areas of material risk to the Company, the Chair of the relevant committee reports on the discussion to the full Board of Directors at the next Board of Directors meeting. This enables our Board of Directors and its committees to coordinate their oversight of risk and identify risk interrelationships.

Our independent Chairman of the Board promotes effective communication and consideration of matters presenting significant risks to the Company through his role in developing our Board of Directors’ meeting agendas, advising committee chairs, chairing meetings of the independent directors and facilitating communications between independent directors and our Chief Executive Officer.

A summary of the key areas of risk oversight responsibility of our Board of Directors and each of its committees is set forth below:

Board or Committee	Area of Risk Oversight
Board

• Corporate and commercial strategy and execution, pricing and reimbursement, competition, reputational, Environmental, Social and Governance (ESG) and other material risks

• Research and development activities, clinical development, drug safety and intellectual property

• Material government and other investigations and litigation

• Risk governance framework and infrastructure designed to identify, assess, manage and monitor the Company’s material risks

• Risk management policies, guidelines and practices implemented by Company management

Audit

• Financial, accounting, disclosure, corporate compliance, distributors, insurance, capital, credit, anti-bribery and anti-corruption matters and other risks reviewed in its oversight of the internal audit and corporate compliance functions

• Information technology and cybersecurity risks

Compensation and Management Development

• Workforce matters, including harassment and retaliation

• Compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below

Corporate Governance	• Corporate governance and board succession, director independence, lobbying activities, potential conflicts of interest and related party transactions involving directors and executive officers

Compensation Risk Assessment

The Compensation Discussion and Analysis (CD&A) section of this Proxy Statement describes our compensation policies, programs and practices for our named executive officers. Our goal-setting, performance assessment and compensation decision-making processes described in the CD&A generally apply to all employees. We offer a limited number of short-term cash incentive plans, with employees eligible for either our annual bonus plan or a sales incentive compensation plan. Except in limited circumstances, no employee is eligible to participate in more than one cash incentive plan at any time. Our annual bonus plan is consistently maintained for all participants globally, with the same Company performance goals, payout levels (as a percentage of target) and administrative provisions regardless of the participant’s job level, location or function in the Company. We also have a LTI program that provides different forms of awards depending upon an employee’s level but is otherwise consistent throughout the Company.

24

3	Board of Directors (continued)

In the CD&A, we describe the risk-mitigation controls for our executive compensation programs. These controls include C&MD Committee review and approval of the design, goals and payouts under our annual bonus plan and LTI program and each executive officer’s compensation (or, in the case of our Chief Executive Officer’s compensation, a recommendation of that compensation to our Board of Directors for its approval). In addition, we review the processes, controls and design of our sales incentive compensation plans.

The C&MD Committee, working with its independent compensation consultant, also conducts an annual assessment of potential risks related to our compensation policies, programs and practices. Among other factors, this risk assessment considers the form of compensation (i.e., award type, fixed versus variable and short-term versus long-term), pay alignment, performance measures and goals, payout maximums, vesting periods and C&MD Committee oversight and independence. This assessment is focused on (1) having an appropriate balance in our program structure to mitigate compensation-related risk with cash versus equity-based compensation, short-term versus long-term measurement and financial versus non-financial goals; and (2) policies and practices to mitigate compensation-related risk including recoupment of compensation, stock ownership guidelines, equity administration rules and insider-trading and hedging prohibitions.

Based on our assessment, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices and Company-wide goals, our compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

25

4	Stock Ownership

STOCK OWNERSHIP

The following table and accompanying notes provide information about the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors and nominees for director; and
•	all of our directors and executive officers as a group.

Except as otherwise noted, the persons identified have sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Except as otherwise noted, the information below is as of April 21, 2022 (Ownership Date).

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142.

Name	Shares Owned(1)	Shares Subject to Options and Stock Units(2)	Total Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares(3)

5% Stockholders

PRIMECAP Management Company(4) 177 East Colorado Boulevard 11th Floor Pasadena, CA 91105	15,757,405	—	15,757,405	10.7%

BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	13,736,954	—	13,736,954	9.3%

The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	11,537,299	—	11,537,299	7.8%

Named Executive Officers

Michel Vounatsos	67,364	—	67,364	*

Michael R. McDonnell	4,427	—	4,427	*

Alfred W. Sandrock, Jr. (7)	10,170	—	10,170	*

Susan H. Alexander	44,928	—	44,928	*

Chirfi Guindo	7,364	—	7,364	*

Directors

Alexander J. Denner(8)	655,954	775	656,729	*

Caroline D. Dorsa	21,097	775	21,872	*

Maria C. Freire	0	775	775	*

William A. Hawkins	2,045	775	2,820	*

William D. Jones	0	775	775	*

Nancy L. Leaming(9)	12,988	775	13,763	*

Jesus B. Mantas	2,943	775	3,718	*

Richard C. Mulligan	12,954	775	13,729	*

Stelios Papadopoulos(10)	34,771	1,275	36,046	*

Brian S. Posner(11)	7,400	775	8,175	*

Eric K. Rowinsky	17,069	775	17,844	*

Stephen A. Sherwin	16,328	775	17,103	*

All executive officers and directors as a group (22 persons)(12)	940,512	9,800	950,312	*

26

4	Stock Ownership (continued)

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	The shares described as “owned” are shares of our common stock directly or indirectly owned by each listed person, rounded up to the nearest whole share.
(2)	Includes RSUs that will vest within 60 days of the Ownership Date.
(3)

The calculation of percentages is based upon 147,150,928 shares outstanding on the Ownership Date, plus for each of the individuals listed above the shares subject to RSUs exercisable within 60 days of the Ownership Date, as reflected in the column under the heading “Shares Subject to Options and Stock Units.”

(4)

Based solely on information as of December 31, 2021, contained in a Schedule 13G/A filed with the SEC by PRIMECAP Management Company on February 10, 2022, which also indicates that it has sole voting power over 15,228,551 shares and sole dispositive power over 15,757,405 shares.

(5)

Based solely on information as of December 31, 2021, contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 8, 2022, which also indicates that it has sole voting power with respect to 13,736,954 shares and sole dispositive power with respect to 13,736,954 shares.

(6)

Based solely on information as of December 31, 2021, contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 8, 2022 and amended on March 7, 2022, which also indicates that it has sole dispositive power with respect to 10,940,068 shares, shared voting power with respect to 238,436 shares and shared dispositive power with respect to 597,231 shares.

(7)	Dr. Sandrock retired from the company effective on December 31, 2021.
(8)

Includes 643,000 shares beneficially owned by funds and accounts managed by Sarissa Capital Management LP, a Delaware limited partnership (Sarissa Capital). Dr. Denner is the Chief Investment Officer of Sarissa Capital and ultimately controls the funds and accounts managed by Sarissa Capital. By virtue of the foregoing, Dr. Denner may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the 643,000 shares that those entities beneficially own. Dr. Denner disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(9)	Ms. Leaming is retiring from our Board of Directors, effective as of the 2022 Annual Meeting.
(10)	Includes 28,206 shares held in limited liability companies of which Dr. Papadopoulos is the sole manager.
(11)	Mr. Posner is retiring from our Board of Directors, effective as of the 2022 Annual Meeting.
(12)	Includes 671,206 shares held indirectly through trusts, funds, defined benefit plans or limited liability companies.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of 10% or more of our common stock to file reports with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on our records and other information, we believe that all reports, except two, that were required to be filed under Section 16(a) during 2021 were timely filed. A Form 3 filing for each of Dr. Freire and Mr. Jones, which reported that neither owned any shares of Biogen common stock at the time of their election to our Board of Directors, was inadvertently filed late.

27

5	Audit Committee Matters

Proposal 2 – Ratification of the Selection of Our Independent Registered Public Accounting Firm

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. Our Audit Committee has selected PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2022. PwC has served as our independent registered public accounting firm since 2003.

In order to assure continuing auditor independence, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner required by applicable SEC rules, our Audit Committee and its Chair has in the past been, and in the future will be, directly involved in the selection of PwC’s new lead engagement partner.

Our Audit Committee believes at this time that the continued retention of PwC to serve as our independent registered public accounting firm is in the best interest of Biogen and its stockholders.

Although stockholder approval of our Audit Committee’s selection of PwC is not required, our Board of Directors believes that it is a matter of good corporate practice to solicit stockholder ratification of this selection. If our stockholders do not ratify the selection of PwC as our independent registered public accounting firm, our Audit Committee will reconsider its selection. Even if the selection is ratified, our Audit Committee always has the ability to change the engagement of PwC if it considers that a change is in Biogen’s best interest. Representatives of PwC will participate in the Annual Meeting, have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF

THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

28

5	Audit Committee Matters (continued)

Audit Committee Report

The Audit Committee’s role is to act on behalf of our Board of Directors in the oversight of Biogen’s financial reporting, internal control and audit functions. The roles and responsibilities of the Audit Committee are set forth in the written charter adopted by our Board of Directors, which is posted on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section of the website. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal control.

In fulfilling its oversight responsibilities, the Audit Committee, among other things:

•	Reviewed and discussed with management the audited consolidated financial statements contained in Biogen’s 2021 Annual Report on Form 10-K;
•	Discussed with PwC, Biogen’s independent registered public accounting firm, the overall scope and plans for the audit;
•	Met with PwC, with and without management present, to discuss the results of its examination, management’s response to any significant findings, its observations of Biogen’s internal control, the overall quality of Biogen’s financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosures, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made and other pertinent items related to Biogen’s accounting, internal control and financial reporting;
•	Discussed with representatives of Biogen’s corporate internal audit staff, with and without management present, their purpose, authority, audit plan and reports;
•	Reviewed and discussed with PwC the matters required by the Public Company Accounting Oversight Board and the SEC;
•	Discussed with PwC its independence from management and Biogen, including the written disclosures and letter concerning independence received from PwC under applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has determined that the provision of non-audit services to Biogen by PwC is compatible with its independence;
•	Provided oversight and advice to management in connection with Biogen’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In connection with this oversight, the Audit Committee reviewed a report by management on the effectiveness of Biogen’s internal control over financial reporting; and
•	Reviewed PwC’s Report of Independent Registered Public Accounting Firm included in Biogen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, related to its audit of the effectiveness of internal control over financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Biogen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

The Audit Committee of our Board of Directors:

Caroline D. Dorsa (Chair)

William A. Hawkins

Nancy L. Leaming

Stephen A. Sherwin, M.D.

29

5	Audit Committee Matters (continued)

Audit and Other Fees

The following table shows fees for professional audit services billed to us by PwC for the audit of our annual consolidated financial statements for the years ended December 31, 2021 and December 31, 2020, and fees billed to us by PwC for other services provided during 2021 and 2020:

Fees (amounts in thousands)	2021	2020
Audit fees	$5,758.7	$5,882.0
Audit-related fees	50.0	48.2
Tax fees*	419.6	392.5
All other fees	129.5	9.9
Total	$6,357.8	$6,332.6
*	Includes tax compliance fees of approximately $23,000 and $80,000 in 2021 and 2020, respectively.

Audit fees are fees for the audit of our 2021 and 2020 consolidated financial statements included in our Annual

Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, review of the consolidated financial statements incorporated by reference into our outstanding registration statements and statutory audit fees in overseas jurisdictions.

Audit-related fees are fees that principally relate to assurance and related services that are also performed by our independent registered public accounting firm. More specifically, these services include audits of employee benefit plan information that are not required by statute or regulation.

Tax fees are fees for tax compliance and planning services.

All other fees include accounting research software, information systems reviews not performed in connection with the audit, and other advisory and consulting services.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable securities laws, Nasdaq requirements or Public Company Accounting Oversight Board rules. In assessing whether to approve the use of our independent registered public accounting firm to provide permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by our independent registered public accounting firm than by another firm.

Our Audit Committee annually reviews and pre-approves the audit, audit-related, tax and other permissible non-audit services that can be provided by the independent registered public accounting firm. After the annual review, any proposed services exceeding pre-set levels or amounts, or additional services not previously approved requires separate pre-approval by our Audit Committee or the Chair of our Audit Committee. Any pre-approval decision made by the Chair of our Audit Committee is reported to our Audit Committee at the next regularly scheduled Audit Committee meeting. Our Chief Financial Officer and our Chief Accounting Officer can approve up to an additional $50,000 in the aggregate per calendar year for categories of services that our Audit Committee (or the Chair through its delegated authority) has pre-approved.

All of the services provided by PwC during 2021 and 2020 were pre-approved in accordance with this policy.

30

6	Executive Compensation Matters

Proposal 3 – Advisory Vote on Executive Compensation

Our CD&A, which appears below, describes our executive compensation programs and the compensation decisions that our C&MD Committee and our Board of Directors made with respect to the 2021 compensation of our named executive officers. This year our CD&A also includes a discussion of the focused stockholder engagement effort we undertook in 2021 related to executive compensation, a discussion of changes made by our C&MD Committee to the executive compensation program for 2022, which was partially in response to that engagement effort, as well as an overview of our 2021 program design and performance to provide context for the compensation described in the CD&A and in the tables that follow it. As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion, is hereby APPROVED.”

Our Board of Directors is asking that our stockholders support this proposal. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and our C&MD Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers. As we describe in our CD&A, our executive compensation programs embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. In particular, our executive compensation programs reward financial, strategic and operational performance, and the goals set under our plans support our short- and long-range plans. In addition, to discourage excessive risk taking, we maintain policies for stock ownership, and our equity and annual bonus incentive plans have provisions providing for the recoupment of compensation. We also cap payments under our annual bonus plan, and we generally require multi-year vesting periods for LTI awards.

We will hold a non-binding, advisory vote of our stockholders on the compensation of our named executive officers every year until the next required stockholder vote on the frequency of such advisory vote. The next stockholder vote on the frequency of such advisory vote is expected to be held at the 2023 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

31

6	Executive Compensation Matters (continued)

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes our compensation strategy and philosophy and the policies and practices underlying our executive compensation programs for 2021. It also provides information regarding the compensation that was earned by and awarded to our 2021 named executive officers, whom we refer to collectively as “named executive officers” or “NEOs.” It also explains the significant actions the Compensation Committee took based on its ongoing commitment to consider stockholder feedback. Our named executive officers include our current and former executive officers listed below.

Michel Vounatsos Chief Executive Officer	Susan H. Alexander Chief Legal Officer and Secretary

Michael R. McDonnell Chief Financial Officer	Chirfi Guindo Head of Global Product Strategy and Commercialization

Alfred W. Sandrock, Jr., M.D., Ph.D.* Former Head of Research and Development

*	Dr. Sandrock retired from the Company effective on December 31, 2021.

2021 Advisory Vote on Executive Compensation

For over the past four years, we have maintained a consistent approach to the design of our executive compensation programs with the intent to align executive pay to company performance. The history of our say-on-pay results before 2021 demonstrated strong stockholder support for our program for many years, averaging more than 95% say-on-pay support between 2011 and 2020.

32

6	Executive Compensation Matters (continued)

Prior to the 2021 Annual Meeting and additionally in response to the lower level of support for our 2021 say-on-pay vote, with approximately 51% of the votes cast for approval, and pursuant to our ongoing commitment to engage with our stockholders, independent members of our Board and members of our management team, led by our C&MD Committee chair Brian Posner, performed stockholder outreach to better understand the concerns and perspectives of our stockholders, including those who did not support our say-on-pay vote in 2021. As part of this outreach, our C&MD Committee chair, independent members of our Board and members of management had meetings with shareholders holding approximately 42% of our outstanding shares, to listen to and receive feedback on our executive compensation programs and other matters. Meetings with stockholders were attended by our C&MD Committee chair, members of our Board and management team, together with representatives from our legal and investor relations departments.

Extensive Shareholder Outreach and Engagement
42% of shares outstanding engaged	including 7 of our top 10 stockholders	32% of shares outstanding engaged with the Chair of our C&MD Committee

Stockholders were generally supportive of our executive compensation programs and their focus on alignment of pay and performance, but did voice their perspectives on incentive plan design. Some stockholders did express concern about a cash severance payment made outside of our normal severance arrangements in 2020 to a former executive officer. To respond to this concern and to help ensure that our program continues to be aligned with stockholder interests and best practices, we worked closely with our independent compensation consultant to conduct a competitive review of our severance arrangements. We validated that our normal severance practices are competitive with organizations with whom we compete for executive talent. We discussed with our stockholders that the 2020 severance payment was one-time in nature based on the specific facts and circumstances of the transitioning executive and we do not intend to make a change to our existing practices. In addition, and based in part on the feedback we received and our market analysis, our C&MD Committee took the following actions:

Stockholder Feedback and Responsiveness

What We Heard from Stockholders	Action We Took in Response

• Preference for longer performance periods in long-term incentive plans	Starting with 2022 long-term incentives: ✓ Removed one-year performance periods from long-term incentive plans ✓ Implemented 3-year performance periods for all performance stock units (PSUs)

• Increased alignment of executive compensation with long-term stockholder experience	Starting with 2022 long-term incentives: ✓ Relative Total Shareholder Return (rTSR) introduced as a metric in the long-term incentive plan

• Stronger pay for performance alignment

For 2021 Annual Bonus Plan Funding and Payouts:

✓ Applied negative discretion to reduce overall Annual Bonus Plan funding for all participants and further reduced payouts for the Executive Committee, which includes all our NEOs (see 2021 Annual Bonus Plan Company Performance Targets and Results Table)

• Reinforce focus on Environmental, Social, Governance (ESG) metrics	✓ Continued the inclusion of ESG metrics in Annual Bonus Plan to drive initiatives surrounding the Company’s environmental sustainability, DE&I and broader employee engagement goals

• Simplify incentive program structures	✓ Revised the 2022 Annual Bonus Plan scorecard to include fewer metrics and place heavier weightings on quantitative financial metrics ✓ Streamlined long-term incentive plan (see below)

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6	Executive Compensation Matters (continued)

Our C&MD Committee is committed to continually reviewing our executive compensation programs on a proactive basis to ensure the ongoing alignment of such programs with the interests of our stockholders.

A Closer Look at the 2022 LTI Program

In connection with our stockholder outreach and engagement efforts, our C&MD Committee, along with our internal compensation group and Pearl Meyer, assessed our executive compensation programs, with particular focus on our LTI program. Through this review, the C&MD Committee identified opportunities to simplify our plan and strengthen alignment with stockholder interests, as well as continue to drive our long-term business strategy, support our retention objectives, and reflect competitive market practices.

Awards under the 2022 LTI program are comprised of 50% Performance Stock Units (PSUs) and 50% time-based Restricted Stock Units (RSUs). Actual PSUs are earned based on three-year cumulative relative Total Shareholder Return (rTSR) performance after the end of a three-year performance period (1/1/22-12/31/24) and vest on the third anniversary of the date of grant. Relative TSR will be measured against the proxy peer group disclosed in the CD&A as in effect on the date of grant. Target performance will be the 55th percentile of this peer group, with threshold and maximum performance at the 25th and 75th percentiles, with payouts of 25% at threshold and 200% at maximum, respectively. Awards are capped at target in the event of negative absolute TSR performance over the 3-year performance period.

RSUs vest one third per year from the date of the grant.

CEO Pay At-A-Glance

Total Target Direct Compensation and Realizable Pay

A key component of our executive compensation philosophy is the link between compensation and overall business results and stockholder value creation. As part of its review of executive compensation, our C&MD Committee considers total target direct compensation (TTDC) opportunity, as well as realizable pay, to help illustrate the actual potential economic value delivered through our compensation programs relative to the intended value.

Many of the required disclosures concerning CEO compensation describe pay elements or opportunities that may be earned by the CEO. Realizable pay, on the other hand, more closely considers actual compensation earned (or earnable) based on performance. To illustrate the differences, we compared total target direct compensation to realizable pay on a year-by-year basis; for this purpose, we use the following definitions:

•	Total target direct compensation refers to the sum of salary, target bonus and target LTI awards.
•	Realizable pay refers to the sum of salary, actual bonus and the tracked potential payout value of LTI awards, including performance criteria and stock price.

Other elements such as changes in pension value and nonqualified deferred compensation earnings, shown in the Summary Compensation Table, are not considered in these analyses because they are program-based benefits whose plan designs are not typically subject to annual change.

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6	Executive Compensation Matters (continued)

The chart below illustrates Mr. Vounatsos’ realizable pay compared to his total target direct compensation opportunity for 2021. It shows his total target direct compensation was $16.34 million. As of December 31, 2021, his realizable pay was calculated at $13.25 million, which reflects 81% of the target intended value to be delivered, approximately $3.09 million less than the intended total target value.

Executive Summary

We continued to execute well against our corporate strategy despite the challenges we faced in 2021. Our full year revenue for 2021 was $11.0 billion, an 18% decrease from the prior year primarily due to continued TECFIDERA generic entrants in the U.S. market with deeply discounted prices compared to TECFIDERA. The generic competition for TECFIDERA has significantly reduced our TECFIDERA revenue during the year ended December 31, 2021, and is expected to continue to have a substantial and increasing negative impact on our U.S. TECFIDERA revenue in the future.

Excluding TECFIDERA in the U.S., our global MS revenue, including OCREVUS royalties, remained relatively stable for 2021, as compared to 2020, demonstrating the resilience of our MS business in a competitive market. We continued our launch of VUMERITY in the U.S., which was the number two MS product and the number one new oral prescription in the U.S. as of December 31, 2021. During the fourth quarter of 2021 VUMERITY was approved for the treatment of relapsing-remitting MS (RRMS) in the European Union (E.U.), Switzerland and the United Kingdom (U.K.).

In June 2021 ADUHELM, the first approved and only approved Alzheimer’s disease treatment to address a defining pathology of the disease by reducing amyloid beta plaques in the brain, was approved by the FDA. The ADUHELM launch has proceeded slower than expected as a result of lower than expected patient uptake, which we believe stems from questions about the product profile and uncertainty regarding reimbursement.

We maintained our leadership in our SMA business despite increased competition against SPINRAZA. Although our full year 2021 SPINRAZA revenue decreased 7% as compared to 2020, we continued to see growth outside of the U.S., with full year 2021 revenue outside the U.S. growing 4% as compared to 2020, and we believe that SPINRAZA will remain a foundation of care in the treatment of SMA. Our full year 2021 biosimilars revenue increased 4% as compared to 2020. Although our biosimilars business was negatively impacted by pricing pressure in certain markets, we were the leading anti-TNF biosimilar provider in Europe in 2021 and BENEPALI was the #1 prescribed etanercept product across Europe.

We also made significant progress toward building a multi- franchise portfolio, with 10 programs now in either Phase 3 or filed across a number of key therapeutic areas. We added or advanced 5 clinical programs in Alzheimer’s disease, MS and biosimilars and had a strong year for business development, including multiple new strategic collaborations.

We provided value to our stockholders through the return of approximately $1.8 billion in capital through share repurchases, and we continued our leading efforts in environmental, sustainability and diversity issues.

Our C&MD Committee considered all of these achievements, and challenges, as they navigated compensation decisions not just for our executive officers but for all of our employees.

As described below, our C&MD Committee exercised its discretion and made adjustments to take into account overall company outcomes as well as pre-determined perform-

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6	Executive Compensation Matters (continued)

ance goals when determining achievement of objectives. Notwithstanding the attainment of our performance goals and the strength of management’s performance, our C&MD Committee also believed it was important to hold the members of our Executive Committee, which includes all of our NEOs, accountable for the Company’s overall financial results and business performance. As a result, our C&MD Committee exercised its discretion and decreased the payouts under our 2021 annual bonus plan for the members of our Executive Committee, including all of our NEOs, as described below.

Our C&MD Committee believes that our executive compensation program for 2021 is consistent with our compensation philosophies and principles described below and demonstrates our commitment to linking compensation to Company performance and strategy during a challenging year.

2021 Highlights

A brief summary of our 2021 business, financial and executive compensation highlights is as follows:

Financial Performance

The following chart provides a summary of our financial performance for 2021(2) compared to 2020(1)(2):

(1)

Beginning in the second quarter of 2021 material upfront payments and premiums paid on the acquisition of common stock associated with significant collaboration and licensing arrangements along with the related transaction costs incurred are no longer excluded from Non-GAAP research and development expense and selling, general and administrative expense. Non-GAAP financial results for 2020 have been updated to include payments related to our collaborations with Sage Therapeutics, Inc. (Sage), Denali Therapeutics, Inc. and Sangamo Therapeutics, Inc. along with the associated transaction costs and income tax effect.

(2)

Beginning in the first quarter of 2022 material payments on the acquisition of in-process research and development assets are no longer excluded in the determination of Non-GAAP net income. Non-GAAP financial results for 2021 and 2020 have been updated to reflect this change.

A reconciliation of our GAAP to Non-GAAP financial measures is provided in Appendix A to this Proxy Statement.

Product and Pipeline Developments

The following provides a summary of our product and pipeline developments for 2021:

Applications for Marketing and Agency Actions

ADUHELM (aducanumab)

•

In June 2021 the FDA granted accelerated approval of ADUHELM, which we are developing and commercializing in collaboration with Eisai Co., Ltd. (Eisai), based on reduction in amyloid beta plaques observed in patients treated with ADUHELM. As part of the accelerated approval, we are required to conduct a confirmatory trial to verify the clinical benefit of ADUHELM in patients with Alzheimer’s disease. The FDA may withdraw approval if, among other things, the confirmatory trial fails to verify clinical benefit of ADUHELM, ADUHELM’s benefit-risk is no longer positive or we fail to comply with the conditions of the accelerated approval.

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6	Executive Compensation Matters (continued)

•

In December 2021 the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a negative opinion on the Marketing Authorization Application (MAA) for aducanumab in Europe. We withdrew our application in April 2022.

•

In December 2021 the First Committee on New Drugs (NDC) of the Pharmaceutical Affairs and Food Sanitation Council that advises the Ministry of Health, Labour and Welfare (MHLW) in Japan decided to continue deliberations on the application for the manufacturing and marketing approval of aducanumab for the treatment of Alzheimer’s disease.

•

In January 2022 the Centers for Medicare and Medicaid Services (CMS) released a proposed National Coverage Determination (NCD) decision memorandum stating the proposed NCD would cover FDA approved monoclonal antibodies that target amyloid for the treatment of Alzheimer’s disease for people with Medicare only if they are enrolled in qualifying clinical trials. In April 2022, the Centers for Medicare & Medicaid Services (CMS) issued a final coverage determination that substantially limits Medicare beneficiaries access to ADUHELM.

lecanemab (BAN2401)

•

In June 2021 the FDA granted Breakthrough Therapy designation for lecanemab, an anti-amyloid antibody for the potential treatment of Alzheimer’s disease, which we are developing in collaboration with Eisai.

•

In September 2021 Eisai initiated a rolling submission to the FDA of a Biologics License Application (BLA) for lecanemab. The BLA is being submitted under the accelerated approval pathway and is primarily based on clinical, biomarker and safety data from the Phase 2b clinical trial (Study 201) in patients with early Alzheimer’s disease and confirmed amyloid pathology.

•	In December 2021 we and Eisai announced that lecanemab was granted Fast Track designation by the FDA.

BYOOVIZ (referencing LUCENTIS)

•

In September 2021 we announced that the FDA has approved BYOOVIZ (ranibizumab-nuna), a biosimilar referencing LUCENTIS for the treatment of neovascular (wet) age-related macular degeneration, macular edema following retinal vein occlusion and myopic choroidal neovascularization. In addition to the U.S. approval, BYOOVIZ was approved in the E.U. and the U.K. during the third quarter of 2021.

BIIB125 (zuranolone)

•

In October 2021 we and Sage announced plans to submit a New Drug Application (NDA) to the FDA for zuranolone for the potential treatment of MDD in the second half of 2022, with rolling submission expected to start in the first half of 2022. The planned initial submission package will seek approval of zuranolone for major depressive disorder (MDD) and an additional filing for postpartum depression (PPD) is anticipated in the first half of 2023.

MS

•	In January 2021 the FDA approved a new intramuscular (IM) injection route of administration for PLEGRIDY for the treatment of RRMS.
•	In April 2021 China’s National Medical Products Administration approved TECFIDERA for the treatment of RMS.
•	In April 2021 the European Commission (EC) granted marketing authorization for a new subcutaneous (SC) injection route of administration for TYSABRI for the treatment of RRMS.
•	In November 2021 the EC granted marketing authorization for VUMERITY in the E.U. for the treatment of RRMS.

Biosimilars – BAT1806

•

In April 2021 we entered into a commercialization and license agreement with Bio-Thera Solutions, Ltd. to develop, manufacture and commercialize BAT1806, a Phase 3 clinical stage anti-interleukin-6 (IL-6) receptor monoclonal antibody that is a proposed biosimilar referencing ACTEMRA (tocilizumab).

Clinical Trials

Neuromuscular Disorders

•	In January 2021 the first patient was dosed in the global RESPOND study, which will examine the clinical benefit and assess the safety of SPINRAZA in infants and children with SMA.

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6	Executive Compensation Matters (continued)

•

In September 2021 we announced plans to initiate a global Phase 3b clinical study, ASCEND. The ASCEND study is designed to evaluate the clinical outcomes and assess the safety of a higher dose of SPINRAZA in children, teens and adults with later-onset SMA following treatment of Evrysdi.

Neuropsychiatry

•	In June 2021 we and Sage announced positive results from the Phase 3 WATERFALL study for zuranolone, an investigational two-week, once-daily therapeutic being evaluated for MDD.
•	In October 2021 we and Sage shared positive data from the LANDSCAPE and NEST clinical development program. This study evaluated the efficacy and safety of zuranolone for the treatment of MDD and PPD.
•

In December 2021 we and Sage announced positive data from the 12-month Phase 3 open-label SHORELINE study for zuranolone. The SHORELINE study, part of the LANDSCAPE clinical program, was designed to naturalistically follow adult patients with MDD and evaluate the safety and tolerability of zuranolone as well as the need for repeat dosing for up to one year.

Movement Disorders

•	In April 2021 we and Sage reported that the Phase 2 KINETIC study evaluating SAGE-324 (GABAA receptor PAM) in the treatment of patients with essential tremor (ET) met its primary endpoint.

Immunology

•

In June 2021 the first patient was dosed in the Phase 3 TOPAZ-1 study of BIIB059 (anti-BDCA2) for SLE. The Phase 3 study will evaluate the clinical efficacy and assess the safety of BIIB059 in participants with active SLE.

Discontinued or Suspended Programs

•

In May 2021 we announced that the Phase 2/3 XIRIUS study of cotoretigene toliparvovec (BIIB112), a gene therapy being investigated as a one-time therapy for patients with X-linked retinitis pigmentosa, did not meet its primary endpoint. Based on these results, we suspended further development based on the decision of management as part of its strategic review process.

•

In June 2021 we announced that the Phase 3 STAR study of timrepigene emparvovec (BIIB111), an investigational gene therapy for the potential treatment of choroideremia, did not meet its primary endpoint. Based on these results, we suspended further development based on the decision of management as part of its strategic review process.

•

In June 2021 we announced that the Phase 2 TANGO study of BIIB092 (gosuranemab), an investigational anti-tau antibody that was being evaluated as a potential treatment for Alzheimer’s disease, did not meet its primary endpoint. Based on these results, we discontinued development of gosuranemab.

Business Development

•

In August 2021 we closed a collaboration and license agreement with InnoCare for orelabrutinib, an oral small molecule Bruton’s tyrosine kinase inhibitor for the potential treatment of MS. Orelabrutinib is currently being studied in a multi-country, placebo-controlled Phase 2 trial in RRMS. Under the terms of this collaboration, we have exclusive rights to orelabrutinib in the field of MS worldwide and certain autoimmune diseases outside of China (including Hong Kong, Macau and Taiwan), while InnoCare retains exclusive worldwide rights to orelabrutinib in the field of oncology and certain autoimmune diseases in China (including Hong Kong, Macau and Taiwan).

•

In December 2021 we exercised our option with Ionis Pharmaceuticals Inc. and obtained a worldwide, exclusive, royalty-bearing license to develop and commercialize BIIB115, a preclinical investigational ASO in development for SMA.

•

In January 2022 we and Samsung BioLogics Co., Ltd (Samsung BioLogics) entered into an agreement whereby we will sell our equity stake in the Samsung Bioepis Co. Ltd. joint venture to Samsung BioLogics.

Share Repurchase Activity

•	We returned approximately $1.8 billion to stockholders in 2021 through share repurchases under our program to repurchase up to $5.0 billion of our common stock (2020 Share Repurchase Program).

Other Notable Achievements in the Workplace and Community

•	Our three anti-TNF biosimilars contributed an estimated €2.6 billion of healthcare savings across Europe in 2021.

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6	Executive Compensation Matters (continued)

•	Named the number one biotechnology company on the Dow Jones Sustainability World Index for the seventh time.
•	Launched our electric vehicle fleet program, expanding our electric vehicles to 12 countries as of December 31, 2021.
•	Used green chemistry processes and techniques to reduce our waste and energy consumption.
•	Committed to a climate target consistent with reductions required to keep warming to 1.5°C and joined the Business Ambition to 1.5°C.
•	Continued engaging our employees and suppliers in the transition to a fossil fuel-free future with 100% renewable electricity targets for suppliers and sustainable benefit programs for employees.
•

Received 100% on the Human Rights Campaign’s Corporate Equality Index (a national benchmarking tool on corporate policies and practices pertinent to LGBTQ+ employees) for the eighth consecutive year and scoring 100% on the Disability Equality Index for the fourth consecutive year.

•

Continued our commitment to DE&I. As of December 31, 2021, 48% of director-level positions and above were held by women, and, in the U.S., 29% of manager-level positions and above were held by ethnic or racial minorities.

•	Engaged more than 61,000 students in hands-on learning to inspire their passion for science since the inception of Biogen’s Community Labs in 2002 with priority focus on underrepresented students.
*	Percent of U.S. manager positions and above held by Black, African American, Hispanic or Latino as well as Asian employees where underrepresented.

2021 Executive Compensation Programs and Pay-for-Performance Alignment

We believe our executive compensation programs are effectively designed and have worked well to implement a pay-for-performance culture that is aligned with the interests of our stockholders. Our executive compensation program has three primary elements: base salary, annual cash incentives (as part of our Performance-Based Management Incentive Plan), and long-term incentives (as part of our LTI Plan). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long- term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. For 2021, awards to our NEOs under our annual bonus plan were made under our 2021 Performance-Based Management Incentive Plan, and awards under our LTI plan were granted under our 2017 Omnibus Equity Plan

91% of our CEO’s and 84% of our other currently-employed NEOs’ (other than our CEO) 2021 target compensation was performance-based and at-risk.

*	Reflects annual salary, target bonus and target grant value of the 2021 annual LTI awards.
**	The numbers above may not recalculate due to rounding.

Based on our performance and consistent with the design of our 2021 program, the C&MD Committee made the following executive compensation decisions for fiscal 2021:

•

Salary: Approved annual merit increases of 2.5% for all of the NEOs and, in the case of Mr. Guindo, an additional market adjustment based on peer group and survey data. See “2021 Base Salary” section below for more detail.

•

Annual Bonus Plan: Applied negative discretion to reduce over Annual Bonus Plan funding for all participants and further reduced payouts for the Executive Committee, which includes all our NEOs. See “2021 Annual Bonus Plan Company Performance Targets and Results Table” section below for more details.

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6	Executive Compensation Matters (continued)

•

LTI Plan: Granted 2021 LTI awards consisting of 50% PSUs and 50% MSUs, with payouts tied to stock performance and the Company’s financial performance, as described below under “Long-Term Incentives – 2021 PSUs.”

Best Compensation Practices & Policies

We also believe the Company’s practices and policies promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do	What We Do Not Do

✓ Double-trigger equity acceleration in a change-in-control.

✓ Maintain stock ownership guidelines for all NEOs.

✓ Clawback compensation from executive officers who engage in detrimental or competitive activity.

✓ Anti-Overboarding Policy limiting the number of other public company boards on which our directors may serve.

✓ Payments under our annual bonus and LTI plan are performance-based and capped.

✓ An independent compensation consultant assists the C&MD Committee in evaluating and setting executive and non-employee director compensation.

✓ Conduct annual risk assessments of our compensation programs.

Ø 280G tax gross-up payments.

Ø Allow hedging of the Company’s equity securities.

Ø Offer additional special perquisites to our executive officers that are not offered to our broad employee base or senior management populations.

Ø Encourage unnecessary and excessive risk taking.

100% of our NEOs’ 2021 annual LTI grants were performance-based and at-risk

•   60% earned based on achievement of three-year pipeline milestone performance goals

•   40% earned based on achievement of three one-year financial goals relating to Non-GAAP adjusted free cash flow and revenue

•   Earned based on stock price performance over one-, two- and three-year periods

Our 2021 performance-based compensation payouts align with our commitment to strong performance and accountability.

Our executive compensation program is structured to closely align with our business purpose and commitment to drive the creation of long-term stockholder value. At the time our C&MD Committee established the Company performance goals at the beginning of the year, we did not know the impact of certain decisions by regulatory agencies, such as the FDA and Centers for Medicare & Medicaid Services, would have on our 2021 performance results as they relate to our Alzheimer’s disease leadership goals. Due to this uncertainty, our C&MD Committee exercised discretion to make certain adjustments to the achievement of certain performance goals to take into account the outcome of these regulatory decisions on company performance.

Our C&MD Committee believed these adjustments were appropriate in order to balance the Alzheimer’s disease leadership goal performance and overall business impact. As a result of the C&MD Committee discretion, the Company Multiplier was

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6	Executive Compensation Matters (continued)

decreased by 10% for all participants, which resulted in a Company Multiplier of 120%. Additionally, our C&MD Committee believed it was important to hold the members of our Executive Committee, which includes all of our NEOs, accountable for the Company’s business performance. As a result, the C&MD Committee exercised additional discretion and decreased the Company Multiplier of our NEOs by an additional twenty percentage points, which resulted in a Company Multiplier of 100% for our NEOs.

We believe that our 2021 executive compensation program, including the adjustments made by our C&MD Committee, demonstrates our commitment to linking compensation to Company performance and strategy during a challenging year while holding our executive officers accountable.

Roles and Responsibilities

Role of our C&MD Committee

Our C&MD Committee, which is composed of four independent directors, oversees and administers our executive compensation programs. In making executive compensation decisions, our C&MD Committee reviews a variety of factors and data, most importantly our performance and individual executive performance, and considers the totality of compensation that may be paid and the value short- and long-term incentives that may be granted. In addition, our C&MD Committee administers our annual bonus plan and our equity plans, reviews business achievements relevant to payouts under our compensation plans, makes recommendations to our Board of Directors with respect to compensation policies and practices as well as the compensation of our CEO and seeks to ensure that total compensation paid to our executive officers is fair, competitive and aligned with stockholder interests. Our C&MD Committee hires outside advisors, when it deems appropriate, to assist it in reviewing and revising our executive compensation programs.

The duties and responsibilities of our C&MD Committee are described on page 19 and can be found in our C&MD Committee’s written charter adopted by our Board of Directors, which is available on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section.

Role of the Independent Compensation Consultant

Our C&MD Committee believes that independent advice is important in developing and overseeing our executive compensation programs. Pearl Meyer is currently engaged as our C&MD Committee’s independent compensation consultant. Pearl Meyer does not provide any other services to Biogen and engages in other matters as needed and as directed solely by our C&MD Committee.

Reporting directly to our C&MD Committee, Pearl Meyer provides guidance on trends in CEO, executive and non-employee director compensation, the development of specific executive compensation programs and the composition of the Company’s compensation peer group used for market comparisons. Additionally, Pearl Meyer prepares a comprehensive report on CEO pay that compares each element of our CEO’s compensation to that of CEOs at companies in our peer group. Using this and other similar information, our C&MD Committee recommends, and our Board of Directors approves, the elements and target levels of our CEO’s compensation and our C&MD Committee approves the elements and target levels of compensation for our other executive officers. During 2021, Pearl Meyer also provided guidance to our C&MD Committee regarding the impact of the COVID-19 pandemic on executive compensation programs, including at peer group companies.

Our C&MD Committee assesses Pearl Meyer’s independence annually and, in accordance with applicable SEC and Nasdaq rules, confirmed in December 2021 that Pearl Meyer’s work did not raise any conflicts of interest and that Pearl Meyer remains independent under applicable rules.

Role of our CEO

Each year our CEO provides an assessment of the performance of each executive officer, other than himself, during the prior year and recommends to our C&MD Committee the compensation to be paid or awarded to each executive. Our CEO’s recommendations are based on numerous factors, including:

•	Company, team and individual performance;
•	potential for future contributions;
•	leadership competencies, skills and experience;
•	external market competitiveness;
•	internal pay comparisons; and
•	other factors deemed relevant.

To understand the external market competitiveness of the compensation for our executive officers, our CEO and our C&MD Committee review a report analyzing publicly-available information and surveys prepared by our internal compensation group and reviewed by Pearl Meyer. The

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6	Executive Compensation Matters (continued)

report compares the compensation of each executive officer, other than our CEO, to data available for comparable positions at companies in our peer group and, in certain circumstances, the broader market, by compensation element (please see “External Market Competitiveness and Peer Group” below for further details). Our C&MD Committee considers all of the information presented, discusses the recommendations with our CEO and with Pearl Meyer and applies its judgment to determine the elements of compensation and target compensation levels for each executive officer, other than the CEO.

Our CEO also provides a self-assessment of his achievements for the prior year. Our C&MD Committee reviews and considers this in analyzing the CEO’s performance, and in recommending the compensation of our CEO for approval by our Board of Directors. Our CEO does not participate in any deliberations regarding his own compensation.

Executive Compensation Philosophy and Objectives

Our executive compensation programs are designed to drive the creation of long-term stockholder value by delivering performance-based compensation that is competitive with our peer group in order to attract and retain extraordinary leaders who can perform at high levels and succeed in a demanding business environment. We aim to achieve this by designing programs that are:

•	Mission Focused and Business Driven. Our executive compensation programs support the relentless pursuit of delivering meaningful and innovative therapies to patients by providing our executives with incentives to achieve the near- and long-term objectives of our business. Substantially all of our incentive compensation programs for our executives are tied directly, and meaningfully, to Company performance. Our objective is to emphasize the importance of achieving short-term goals while building and sustaining a foundation for long-term success.

•	Competitively Advantageous. We benchmark our executive compensation programs against a peer group of biotechnology and pharmaceutical companies that we believe are representative of the companies we primarily compete with for talent, that are similar to us in business scope and size, including revenue and market capitalization, business focus and geographic scope of operations. We also review broader market data, as further described below, to provide additional context for compensation decisions. Peer group and market practices are among the many factors we take into account in developing executive compensation programs that we believe are most effective, and which enable us to recruit, retain and motivate our leadership team to achieve their best for Biogen and our stockholders.

•	Performance Differentiated. We believe strongly in pay-for-performance and endeavor to significantly differentiate rewards by delivering the highest rewards to our best performers that exceed our expectations and lesser rewards to those who meet or do not meet our performance expectations.

•	Ownership Aligned. At Biogen, we believe every employee contributes to the success of the Company and, as such, every employee has a vested interest in the Company’s success. To reinforce this alignment with our stockholders, we strongly encourage stock ownership through our equity-based compensation programs. For members of our executive team, including our NEOs, who set and lead the future strategic direction of our Company, we ensure that a significant portion of their total pay opportunities are equity-based to maintain alignment between the interests of our executive officers and our stockholders and we maintain stock ownership guidelines to strengthen and reinforce the link our compensation programs create between our executives and our stockholders.

•	Flexible. We are committed to providing flexible benefits designed to allow our diverse global workforce to have reward opportunities that meet their varied needs so that they are inspired to perform their very best on behalf of patients and stockholders each day.

External Market Competitiveness and Peer Group

We consider market practices and trends when determining executive compensation levels and compensation program designs at Biogen. We do not target a specific market percentile or simply replicate the market practice. Instead, we review external market practices as a reference point to assist us in providing programs designed to attract, retain and inspire extraordinary talent. Our C&MD Committee also uses a peer group and other market data to provide context for its executive compensation decision-making. Each year Pearl Meyer reviews the external market data and evaluates the composition of our peer group for appropriateness.

Our C&MD Committee reviews the information provided from internal sources as well as the information provided by Pearl Meyer to select our peer group based on comparable companies that approximate (1) our scope of business, including revenue and market capitalization, (2) our global

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6	Executive Compensation Matters (continued)

geographical reach, (3) our research-based business with multiple marketed products and (4) a comparable pool of talent for which we compete.

In setting 2021 target compensation levels for the NEOs, the Company used the peer group detailed below. This peer group was determined by the C&MD Committee based on an in-depth review by its independent compensation consultant, Pearl Meyer, which included an assessment of potential comparators to evaluate the degree to which the current peers are generally reflective of Biogen’s profile in terms of valuation, size, maturity, global scale and complexity. The assessment also included an examination of the broader marketplace to identify appropriate and relevant removals and/or additions to the peer group. For 2021, based on Pearl Meyer’s analysis, the C&MD Committee approved the following changes to the peer group:

Additions	Removals

BioMarin Pharmaceutical Inc. Incyte Corporation Jazz Pharmaceuticals plc Moderna, Inc. Seagen Inc.	Allergan plc Alexion Pharmaceuticals, Inc. Bausch Health Companies Inc Mylan N.V. (now Viatris).

The peer group used for our 2021 compensation decisions consisted of the biotechnology and pharmaceutical companies listed below, as we compete with companies in both of these sectors for executive talent.

Biotechnology Peers	Pharmaceutical Peers

Amgen Inc. BioMarin Pharmaceutical Inc. Gilead Sciences Inc. Incyte Corporation Moderna, Inc. Regeneron Pharmaceuticals, Inc. Seagen Inc. Vertex Pharmaceuticals Incorporated	AbbVie Inc. Bristol-Myers Squibb Company Eli Lilly and Company Jazz Pharmaceuticals plc Merck & Co, Inc.

For each of the companies in our peer group, when available, we analyze the company’s CD&A and other data publicly filed during the prior year to identify the executives at such companies whose positions are comparable to those held by our executive officers, including our CEO. We then compile and analyze the data for each comparable position. Our competitive analysis includes the structure and design of the executive compensation programs as well as the targeted value of the compensation under these programs.

For our executive officers, other than our CEO, we may supplement the data from our peer group with published compensation surveys. For 2021, consistent with past years, we used the Willis Towers Watson Pharmaceutical and Health Sciences Executive Compensation survey (which we refer to as the Willis Towers Watson survey). We chose the Willis Towers Watson survey because of the number of companies in our peer group that participate in it, the number of positions reported by the survey that continue to be comparable to our executive positions and the high standards under which we understand the survey is conducted (including data collection and analysis methodologies). All of the companies in our peer group are represented in a special cross-section of the Willis Towers Watson survey focused on our peer group other than BioMarin Pharmaceutical Inc., Incyte Corporation, Jazz Pharmaceuticals plc, Regeneron Pharmaceuticals, Inc. and Seagen Inc., none of which participated in the survey.

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6	Executive Compensation Matters (continued)

Compensation Elements

Our C&MD Committee determines the elements of compensation we provide to our executive officers. The elements of our executive compensation programs and their objectives are as follows:

Element		Objective(s)
Base Salary	•

Provides a fixed level of compensation that is competitive with the external market and reflects each executive’s contributions, experience, skills, responsibilities and potential to contribute to our future success.

Annual Bonus Plan	•	Aligns short-term compensation with the annual goals of the Company.
	•	Motivates and rewards the achievement of annual Company and individual performance goals that support short- and long-term value creation.
Long-term Incentives	•	Aligns executives’ interests with the long-term interests of our stockholders by linking the value of awards to increases in our stock price and the achievement of other key performance goals.
	•	Motivates and rewards the achievement of stock price growth and pre-established Company performance goals, including those with a longer-term focus.
	•	Promotes executive retention and stock ownership and focuses executives on enhancing long-term stockholder value.
Benefits	•	Promotes health and wellness.
	•	Provides financial protection in the event of disability or death.
	•	Provides tax-beneficial ways for executives to save towards their retirement and encourages savings through competitive employer matches to executives’ retirement savings.

Compensation Mix

Our C&MD Committee determines the general mix of the elements of our executive compensation programs. It does not target a specific mix of value for the compensation elements within these programs in either the program design or pay decisions. Rather, our C&MD Committee reviews the mix of compensation elements to ensure an appropriate level of performance-based compensation is apportioned to short-term compensation opportunities and even more to long-term compensation opportunities to ensure alignment with our business goals, performance and stockholder interests.

Additionally, our C&MD Committee believes the greater the leadership responsibilities, the greater the potential impact an individual will have on Biogen’s future strategic direction. Therefore, for our executive officers, including our NEOs, a greater portion of their compensation is performance-based, with a particular emphasis on LTI awards.

The 2021 compensation mix for Mr. Vounatsos and our other NEOs was highly performance-based and at-risk; approximately 91% of 2021 compensation was performance-based for Mr. Vounatsos and approximately 84% of 2021 compensation was performance-based for our other currently-employed NEOs (other than Mr. Vounatsos), assuming target level achievement of applicable Company and individual performance goals and with the grant date values of LTI awards measured assuming target performance was achieved.

Performance Goals and Target Setting Process

Early each year, our C&MD Committee reviews and establishes the pay levels of each element of total compensation for our executive officers. Total compensation is comprised of base salary, annual bonus and LTI awards.

As part of this process, our C&MD Committee reviews the mix of compensation elements to ensure that performance-based compensation is appropriately apportioned and aligns with our business goals and performance and the annual business plan approved by our Board of Directors. In addition, the total compensation opportunity and mix of compensation elements for our executive officers are evaluated based on qualitative factors, such as individual, strategic and leadership achievements. Our C&MD Committee is aware of the risks associated with incentive compensation in general and specific factors, such as drug pricing, in particular, that may contribute to the achievement of particular performance goals. Our C&MD Committee considers these risks carefully when designing our executive compensation programs and believes that the use and weighting of multiple metrics and the use of quantitative and qualitative metrics can mitigate these risks and create appropriate incentives to focus on achievement of the Company’s overall performance goals.

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6	Executive Compensation Matters (continued)

A summary of the process our C&MD Committee follows in setting compensation is described below:

Target Setting

Monitoring & Tracking

•   Our C&MD Committee closely monitors progress against the performance goals throughout the year based on reports and analysis on progress towards milestones and other success measures, and engages in dialogue with management on the level of progress.

Results & Awards:
C&MD Committee Actions

•   Reviews and discusses the performance of our executive officers against their respective performance goals.

•   Reviews and discusses the Company, team and individual performance of each executive officer, other than our CEO, as assessed by our CEO.

•   Reviews and discusses our CEO’s recommended compensation levels for each executive officer, other than himself, in the context of such executive officer’s contributions to the Company and the other factors described above.

•   Approves the final compensation for each executive officer, other than our CEO, including base salary, annual bonus and LTI awards.

•   Reviews CEO goal progress and results, compensation and recommends the compensation of our CEO, including base salary, annual bonus and LTI awards, to our Board of Directors for approval.

•   Our C&MD Committee and our CEO discuss potential goals for the upcoming year that are tied to the short- and longer-term strategic goals of the Company as well as individual goals for our executive officers.

•   The annual business plan for the year is approved by our Board of Directors. As part of the approval process, our Board of Directors considers many factors relevant to our business, reputation and strategy, including pipeline and business development, pricing and patient access, market expectations and intellectual property risk.

•   Our C&MD Committee ensures that the performance goals and targets under our compensation plans are aligned with the approved annual business plan.

•   Payout levels for each performance goal are recommended by management and approved by our C&MD Committee.

•   The performance goals are then applied to the compensation opportunities for our executive officers, including NEOs, so that there is full alignment of executive incentive goals with the goals that have been established for the year.

•   Our C&MD Committee also reviews base salaries, bonus and LTI planning ranges, plan designs, benefits and peer group and other broader market data.

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6	Executive Compensation Matters (continued)

2021 Base Salary

For 2021 our Board of Directors reviewed the base salaries of chief executive officers in our peer group and considered Mr. Vounatsos’ compensation mix, capabilities, performance, future expected contributions and positioning relative to the peer group. Mr. Vounatsos’ annual base salary was increased to $1.54 million, which positioned him below the market median when compared to the chief executive officers of our peer group.

Our C&MD Committee undertook a similar review when approving the annual base salaries for our other NEOs, which positioned them, on average, below the market median compared to persons with comparable jobs within our peer group, given the overall emphasis on other performance based pay elements.

The annual base salary of each of our NEOs in 2021, compared to 2020, is as follows:

Name	2021 Salary	2020 Salary	% Increase(1)

M. Vounatsos	$1,537,500	$1,500,000	2.5%

M. McDonnell	$871,250	$850,000	2.5%

A. Sandrock	$924,222	$901,680	2.5%

S. Alexander	$834,522	$814,168	2.5%

C. Guindo	$625,214	$567,100	10.2%

(1)	Percentage increase reflects the annual merit increase and, in the case of Mr. Guindo, also includes a market adjustment based on our C&MD Committee’s review of peer group and survey data.

2021 Performance-Based Plans and Goal Setting

Our executive compensation programs place a heavy emphasis on performance-based compensation.

We maintain a short-term incentive plan, known as our annual bonus plan, as well as an LTI plan.

For 2021, awards to our NEOs under our annual bonus plan were made under our 2021 Performance-Based Management Incentive Plan, and awards under our LTI plan were granted under our 2017 Omnibus Equity Plan.

Awards made under our annual bonus plan are directly tied to the achievement of our Company performance goals, which are aligned with the Company’s short- and long-term strategic plans, as well as individual performance goals.

Awards made in 2021 under our LTI plan are directly tied to the performance of the price of our common stock, which aligns our executives’ long-term interests with the interests of our stockholders. A portion of our LTI awards is also tied to the Company’s financial performance, as described below under “Long-Term Incentives – 2021 PSUs.” In 2021, our C&MD Committee determined that awards made under our LTI plan will continue to be directly tied to the performance of our common stock and will also incorporate a relative performance metric, comparing performance relative to a group of peer companies, as described below under “2022 LTI Program”.

In setting our annual goals under our short- and long-term incentive plans, in addition to our internal forecasts, we consider analysts’ projections for our performance and the performance of companies in our peer group as well as broad economic and industry trends. We strive to establish challenging targets that result in payouts at or above target levels only when Company performance warrants it. Our C&MD Committee is responsible for reviewing and approving our metrics, goals, targets and levels of payout (e.g., threshold, target and maximum) for our executive incentive compensation plans and awards and for reviewing and determining actual performance results at the end of the applicable performance period.

In setting and approving the performance goals for our executive officers and for the Company under both the short- and long-term incentive plans, our C&MD Committee also considers the alignment of such goals to our business plan, the degree of difficulty of attainment and the potential for the goals to encourage inappropriate risk-taking. Our C&MD Committee has determined that the structures of our executive compensation programs do not put our patients, investors or the Company at any material risk.

Annual Bonus Plan

Our annual bonus plan is a cash incentive plan that rewards near-term financial, strategic and operational performance, as well as individual performance. Our C&MD Committee reviews the annual target bonus opportunities for each executive officer by position each year to ensure such opportunities remain competitive.

No changes were made in 2021 to the target annual bonus opportunity, as a percentage of year-end annual base salary, for our CEO. After a review of our peer group and other market data, our C&MD Committee approved an increase to Mr. McDonnell and Dr. Sandrock’s 2021 target annual bonus opportunity to 80% of annual base salary and to Ms. Alexander and Mr. Guindo’s 2021 target bonus opportunity to 75% of annual base salary.

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6	Executive Compensation Matters (continued)

The target annual bonus opportunity as a percentage of year-end annual base salary for each of our NEOs in 2021 compared to 2020 was as follows:

Name	2021 Target	2020 Target

M. Vounatsos	150%	150%

M. McDonnell	80%	75%

A. Sandrock(1)	80%	75%

S. Alexander	75%	70%

C. Guindo	75%	70%

(1)	Dr. Sandrock retired from the Company effective on December 31, 2021, and, as a result, was ineligible for a payout under our 2021 annual bonus plan.

2021 Annual Bonus Plan Design

Awards for our NEOs under our 2021 annual bonus plan were based on the achievement of Company performance goals and individual performance goals.

At the beginning of 2021 our C&MD Committee set multiple Company performance goals for our 2021 annual bonus plan and a payout multiplier, which we refer to as the Company Multiplier, ranging from 0% to 150%. The Company Multiplier, subject to adjustment by the C&MD Committee, was applied to each Company goal based on the determination of the level of achievement of each goal and application of the weighting assigned to each goal to determine the total Company Multiplier applied to the bonus calculation.

The Company Multiplier ranged from 0% to 150% as follows:

Performance Multipliers	Below Threshold	Threshold	Target	Max
Company	0%	50%	100%	150%

In addition, our 2021 annual bonus plan payouts were based on an assessment of each NEO’s individual performance, taking into account his or her achievement of pre-determined individual performance goals. Evaluating individual performance allows our C&MD Committee (or our

Board of Directors, in the case of our CEO) the discretion to increase or decrease each NEO’s bonus amount based on the NEO’s performance by applying an individual performance multiplier, ranging from 0% to 150%, which we refer to as the Individual Multiplier.

We determined the individual annual bonus payments for 2021 using the following calculation:

Our 2021 annual bonus plan provided that if the Company Multiplier was less than 50%, there would be no payout, regardless of individual performance, consistent with our pay-for-performance philosophy. Further, because the Individual Multiplier and the Company Multiplier each have a maximum of 150%, the combined multiplier result for each NEO could not exceed 225% of target.

2021 Company Performance Goals and Results

Company performance goals were established in the early part of 2021 with assigned weightings that reflected the Company’s focus on attaining both financial and strategic goals (pipeline performance, MS trust & value, prepare for Alzheimer’s disease leadership, biosimilars expansion, digital health initiatives and ESG goals).

The goals and weightings selected reflect the importance of linking reward opportunities to both near-term results and our progress in achieving longer-term goals.

The strategic performance goals selected in 2021 were designed to measure the achievement of our annual strategic priorities relating to our commercial opportunities and pipeline progress. Our financial performance goals were based on the Company’s annual operating plan and long-range plan approved by our Board of Directors and with reference to analyst consensus for Biogen revenue and Non-GAAP diluted earnings per share (EPS) based on the most current analyst reports at the time we set our targets.

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6	Executive Compensation Matters (continued)

The following table presents our financial targets relative to analysts’ consensus for 2021:

(1)	Please see “2021 Annual Bonus Plan Company Performance Targets and Results Table” below for more details.

(2)	Wall Street figures reflect estimates made in January 2021 for the Biogen fiscal year ending December 31, 2021.

(3)	Reflects Non-GAAP diluted EPS.

2021 Annual Bonus Plan Company Performance Targets and Results Table

The C&MD Committee established the Company performance goals at the beginning of the year based on preliminary projections for 2021, based on certain assumptions regarding the impact of continued TECFIDERA generic entrants in the U.S. market and further progress on Alzheimer’s disease market uptake. However, we could not predict the impact certain decisions by regulatory agencies, such as the FDA and Centers for Medicare & Medicaid Services, would have on our 2021 performance results as they related to our Alzheimer’s disease leadership goals. Financial targets for 2021 were set below the financial targets for 2020, primarily due to the continued impact of TECFIDERA generic entrants with deeply discounted prices. Notwithstanding, given the rigorous business planning review that accompanies the goal setting process, the C&MD Committee believes that the goals were stretch and appropriately difficult to attain.

While the Company continued to expand and re-shape its pipeline of pre-clinical and clinical stage programs through the advancement of internal programs, external business development activities, and ultimately exceeded expectations with respect to the level of confidence and momentum of its clinical stage portfolio, based on our performance results for 2021 (see 2021 Business Performance section of this CD&A) and the specific outcomes related to our Alzheimer’s disease leadership goals, the C&MD Committee approved several adjustments to final award results.

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6	Executive Compensation Matters (continued)

The C&MD Committee is committed to ensuring that award payouts are reflective of our performance outcomes, aligned with stockholder experience and hold the members of our Executive Committee, which includes all our NEOs, accountable for the Company’s business performance compared to original goals. To this end, the C&MD Committee used its discretion to decrease the overall Company Multiplier for the Executive Committee (including all NEOs) to 100%.

		Performance Range

Company Goals	Weight	Threshold	Target	Max	Results		Company Multiplier
FINANCIAL PERFORMANCE
Revenue	25%	$10,148M	$10,533M to 10,648M	$11,148M	$11,054M	(1)	140.5%
Non-GAAP diluted EPS	25%	$16.52	$18.28	$20.04	$20.55	(1)	150.0%
MARKET PERFORMANCE
MS Leader in Customer Trust and Value Survey	5%	Specific market goals are not disclosed for competitive reasons			Goal met(3)		100.0%
Biogen Digital Health Goals	5%	Specific market goals are not disclosed for competitive reasons			Above Goal(3)		150.0%
Prepare for Alzheimer’s Disease Leadership	15%	Specific market goals are not disclosed for competitive reasons			Below Goal(3)		50.0%
Unlock Potential of Biosimilars	5%	Specific market goals are not disclosed for competitive reasons			Below Goal(3)		85.0%
PIPELINE DEVELOPMENT
Build and Advance Total Pipeline	15%	Specific pipeline goals are not disclosed for competitive reasons			Above Goal(4)		115.0%
ENVIRONMENTAL, SOCIAL, GOVERNANCE

Execute on critical ESG strategy to drive our Healthy Climates, Healthy Lives and DE&I Initiatives	5%	Specific strategic transactions goals are not disclosed for competitive reasons			Above Goal(5)		120.0%
Company Multiplier							120.0%*^
Adjusted Company Multiplier for NEOs							100.0%*
*	Numbers may not recalculate due to rounding.
^	This multiplier was adjusted by the C&MD Committee from the original performance calculation of 130%.

Notes to 2021 Annual Bonus Plan Company Performance Targets and Results Table

(1)

These financial measures were based on our publicly reported revenue of $11.0 billion and our publicly announced Non-GAAP diluted EPS of $19.13, as adjusted as follows: for purposes of our 2021 annual bonus plan, revenue was adjusted to neutralize the effects of foreign exchange rate fluctuations. Non-GAAP diluted EPS was further adjusted to add $0.25 related to share repurchases in 2021 under our 2020 Share Repurchase Program, $0.71 related to an upfront payment made in connection with entering into a collaboration and license agreement with InnoCare, $0.29 related to a milestone payment associated with the FDA approval of ADUHELM in the U.S. and $0.17 for other upfront and commercial milestone payments.

(2)	Our market goal for MS was achieved above target. Specific details are not disclosed for competitive reasons.

(3)	Digital Health was above target, but our Alzheimer’s disease leadership and Biosimilars goals were achieved below target. Specific details are not disclosed for competitive reasons.

(4)

The Company continued to expand and re-shape its pipeline of pre-clinical and clinical stage programs through the advancement of internal programs, external business development activities, and exceeding expectations with respect to the level of confidence and momentum of its clinical stage portfolio. Specific details are not disclosed for competitive reasons.

(5)	We exceeded our key ESG goals. Specific details not disclosed for competitive reasons.

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6	Executive Compensation Matters (continued)

2021 Individual Performance Goals and Results

The Individual Multiplier reflects each named executive officer’s overall individual performance rating that is determined as part of our performance assessment process. Each NEO’s Individual Multiplier, other than Mr. Vounatsos, is based on a subjective evaluation of his or her overall performance and consideration of the achievement of individual goals established at the beginning of the year. Goals may be both quantitative and qualitative. For 2021 Mr. Vounatsos recommended to our C&MD Committee an Individual Multiplier for each active NEO (other than himself) based on his assessment of their individual contributions for the full year. In addition, our C&MD Committee reviews on a qualitative basis each NEO’s other contributions to the Company and our business, leadership competencies and relative performance among all of our executive officers in determining Individual Multipliers. In its evaluation, our C&MD Committee assigned Individual Multipliers to our active NEOs, other than Mr. Vounatsos, of between 120% and 130% based on the accomplishments listed below.

Our Board of Directors evaluation process for determining CEO compensation is based on an evaluation of contribution and performance based on a number of metrics. After consultation with certain members of the Board, Mr. Vounatsos proposed that his individual multiplier be set at 50%. Our Board of Directors determined Mr. Vounatsos’ Individual Multiplier based on a number of factors including, its assessment of his performance, Mr. Vounatsos’ recommendation and company performance. Notwithstanding Mr. Vounatsos’ essential individual contributions to Biogen in 2021, our Board of Directors believed it was important to hold him accountable for the Company’s overall business performance in 2021, and as a result, approved his Individual Multiplier at 50%.

Michel Vounatsos

•	Excelled in leading the Company in achieving its financial and business development goals, executing on its corporate strategy and advancing Biogen’s values.
•	Contributed to our business development activities and the diversification of our pipeline.
•	Contributed to the demonstrated resilience in our MS business, the continued successful launch of SPINRAZA worldwide and the expansion of our biosimilars business.
•	Supported the filing of applications to the FDA, the EMA and the Japanese Ministry of Health, Labor and Welfare for marketing approval of aducanumab as well as the preparation for the potential launch of aducanumab.
•	Drove our ongoing improvements in our core processes to improve operating efficiencies, capital allocation and asset optimization while adhering to our core values.
•	Supported our continued leadership in corporate responsibility, including through the launch of our Healthy Climate, Health Lives and DE&I initiatives.

Michael McDonnell

•	Exceeded financial objectives approved by the C&MD Committee and contained in the Company’s 2021 annual operating plan.
•	Improved working capital management and cash flow as compared to targets.
•	Successfully cultivated internal talent.
•	Contributed to interactions with investors that lead to transparent and productive dialogue.
•	Prudently allocated capital to support the Company’s objectives while managing liquidity and shaping our capital strategy.
•	Continued to improve processes while focusing on areas that increase Company agility and mitigate risk.
•	Supported our Board of Directors, the CEO and executive team.

Susan H. Alexander

•	Supported our Board of Directors, the CEO and executive team.
•	Led our compliance with SEC disclosure requirements.
•	Provided strategic legal advice to support patent protection and appeals, regulatory issues, and filing of therapeutic applications to regulatory bodies.
•	Instrumental in co-leading our response to the COVID-19 pandemic.
•	Partnered with many internal functions to support ADUHELM initiatives before and after approval.
•	Provided transaction and litigation support, including supporting key business development and regulatory matters.

Chirfi Guindo

•	Excelled in leadership of our Global Product Strategy and Commercialization organization and our Government Affairs, Value and Access and Corporate Affairs organizations.
•	Contributed to the continued expansion of VUMERITY with key approval[s] and launche[s].
•	Achieved continued patient growth in key therapeutic areas.

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6	Executive Compensation Matters (continued)

•	Supported our continued geographic expansion in emerging growth markets with reimbursements granted in China.
•	Led our communications and collaboration initiatives supporting our short- and long-term Alzheimer’s disease goals.
•	Continued to exhibit outstanding leadership by fostering a culture of DE&I.

2021 Annual Bonus Plan Awards

Our C&MD Committee determined that the final bonus awards under our 2021 annual bonus plan were as follows:

Name	Year-end Salary (A) x	Target Bonus% (B) x	Company Multiplier (C) x	Individual Multiplier (D) =		Bonus Award (E)

M. Vounatsos	$1,537,500	150%	100%	50	%(1)	1,153,125

M. McDonnell	$871,250	80%	100%	120%		836,400

A. Sandrock(2)	$924,222	80%	n/a	n/a		—

S. Alexander	$834,522	75%	100%	130%		813,659

C. Guindo	$625,214	75%	100%	125%		586,138

Notes to the 2021 Annual Bonus Plan Awards Table

(1)

Notwithstanding Mr. Vounatsos’ essential individual contributions to Biogen in 2021, our Board of Directors believed it was important to hold him accountable for the Company’s overall business performance in 2021. As a result, our Board of Directors approved an Individual Multiplier of 50% for Mr. Vounatsos.

(2)	Dr. Sandrock retired from the Company effective on December 31, 2021, and, as a result, he was ineligible for a payout under our 2021 annual bonus plan.

Long-Term Incentives

Below is a summary of the types of annual LTI awards granted to our NEOs for 2021.

Terms	Performance Stock Units (PSUs)		Market Share Units (MSUs)
Proportion of Annual Target Value	50%		50%
Settlement	60% Stock Settled	40% Cash Settled	100% Stock Settled
Performance Period(s)	3 years (2021-2023)	1 year (each of 2021, 2022, 2023)	1 year, 2 years, 3 years (from grant date)
Metrics and Weighting	Pipeline Milestone Performance: 60%	Adjusted Free Cash Flow: 28% Revenue: 12%	Stock Price: 100%
Threshold / Maximum Payout (% of Target Award)	50% / 200%	50% / 200%	50% / 200%
Vesting	3-year Cliff Vesting	3-year Cliff Vesting	Annual Ratable Vesting over 3 years (1/3 per year)

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6	Executive Compensation Matters (continued)

All annual LTI awards granted to our executive officers are performance-based and designed to reward long-term Company performance.

Our LTI program for our executive officers for 2021 consisted of PSUs and MSUs, with the annual LTI total target grant date value of awards being split evenly between PSUs and MSUs (assuming target performance). The PSUs we granted to our executive officers are performance-based RSUs that are settled, as applicable, in cash and shares of our common stock. The MSUs we granted to our executive officers are performance-based RSUs that are settled in shares of our common stock. The performance conditions applicable to these PSUs and MSUs are described in further detail below. Our annual LTI target grant values are determined based on an executive’s individual performance, potential future contributions and market competitiveness as well as other factors. In determining the LTI target grant value for a year, our C&MD Committee reviews LTI awards made by companies in our peer group and, in certain circumstances, the broader market, and also reviews the total compensation level of our executive officers against that of companies in our peer group and, in certain circumstances, the broader market. In general, we place a heavier weight on LTI awards in our executive compensation program in order to better align the interests of our executives with those of our stockholders. On average, target LTI grant values for our NEOs position their total compensation at or around the median values of our peer group in cases where there are comparable positions at the peer companies.

We have an established annual LTI grant practice where LTI grants are made following the completion of our internal performance reviews of our executive officers as well as our external market review of equity practices of our peer group and the broader market, including the data from the Willis Towers Watson survey described above. Since 2004 we have made our annual LTI grants in February of each year following our annual earnings release.

We generally grant time-based RSUs in lieu of PSUs at the time an executive is hired if employment commences after June 30th with three-year cliff-vesting to mirror the vesting terms of the PSUs. These grants are generally granted on the first trading day of the month following the date of hire. From time to time, we also grant time-based RSUs to recognize extraordinary contributions to the Company or for transition or retention purposes. We did not grant time-based RSUs to our NEOs in 2021.

In 2021 the LTI grant values for our NEOs (assuming target performance) were as follows:

Name	Annual LTI Grant Value

M. Vounatsos	$12,500,000

M. McDonnell	$4,000,000

A. Sandrock(1)	$4,000,000

S. Alexander	$3,000,000

C. Guindo	$4,000,000

Notes to the 2021 LTI Awards Table

(1)

Dr. Sandrock retired from the Company effective on December 31, 2021. Dr. Sandrock’s outstanding LTI awards were eligible for retirement vesting and remain outstanding and eligible to vest based on actual performance, as set forth in the original awards.

The actual value that will be realized from PSU awards depends on the degree of achievement of performance goals, with 60% of the PSUs (based on the grant date target value) settled in shares of our common stock based upon achievement of cumulative three-year pipeline milestone goals and the remaining 40% of the PSUs settled in cash based upon the achievement of two annual financial goals that are determined at the beginning of each relevant year. The actual value that will be realized from MSU awards depends on our 30-day average common stock price growth between the grant date and each of the dates such awards vest. If the vesting price is higher than the grant price, the number of shares that vest will be increased and in contrast, if the vesting price is lower than the grant price, the number of shares that vest will be decreased. Our common stock price is influenced by the Company’s performance as well as external market factors.

2021 PSUs

PSUs comprised 50% of our NEO’s target annual LTI awards for 2021. PSUs are performance-based RSUs that have three-year cliff vesting in furtherance of the Company’s long-term pay-for-performance philosophy and to encourage employee retention. PSUs align executive compensation to Company goals through measuring performance against pipeline milestone performance goals. We believe measuring pipeline milestone goals and performance are critical to the long-term success of the Company and our stockholders. These goals measure key milestone achievements as we advance assets and technologies through our research and development pipeline, which has a significant

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6	Executive Compensation Matters (continued)

influence on our ability to create stockholder value. The actual value (if any) of PSUs will not be realized by the NEOs until the three-year period ends and then only if the applicable performance goals are achieved.

For our 2021 PSU awards, 60% of the PSUs (based on the grant date target value) will be settled in shares of our common stock based on achievement of pipeline performance goals over a three-year performance period (2021 to 2023) (the 2021 Stock-Settled PSUs) and continued employment through the vesting date. The remaining 40% of the PSUs will be settled in cash based on the achievement of three one-year financial goals (2021, 2022 and 2023) (the 2021 Cash-Settled PSUs) and continued employment through the vesting date. Our 2021 PSU awards are scheduled to vest in February 2024.

For our 2021 PSU awards, the number of PSUs earned at the end of the three-year performance period will be determined as follows:

In designing our 2021 PSU LTI program, our C&MD Committee acknowledged the need to balance driving long-term performance and investing for the future with achieving key performance goals along the way. Cash-based payments are primarily aligned with and reward more recent performance, while equity settled awards encourage our executives to continue to deliver results over a longer period of time and also serve as a retention tool. Our C&MD Committee determined that delivering a substantial portion of compensation in the form of equity awards with longer-term goals would further align our executive officers’ interests with those of Biogen’s stockholders in creating long-term stockholder value.

2020 PSUs

For our 2020 PSU awards, 60% of the PSUs (based on the grant date target value) will be settled in shares of our common stock based on achievement of pipeline performance goals over a three-year performance period (2020 to 2022) (the 2020 Stock-Settled PSUs) and continued employment through the vesting date. The remaining 40% of the PSUs will be settled in cash based on the achievement of three one-year financial goals (2020, 2021 and 2022) (the 2020 Cash-Settled PSUs) and continued employment through the vesting date. Our 2020 PSU awards are scheduled to vest in February 2023.

For our 2020 PSU awards, the number of PSUs earned at the end of the three-year performance period will be determined as follows:

2019 PSUs

For our 2019 PSU awards, 60% of the PSUs (based on the grant date target value) will be settled in shares of our common stock based on achievement of financial and pipeline milestone performance goals over a three-year performance period (2019 to 2021) (the 2019 Stock-Settled PSUs) and continued employment through the vesting date. We believe measuring pipeline milestone goals and performance are critical to the long-term success of the Company and our stockholders. These goals measure key milestone achievements as we advance assets and technologies through our research and development pipeline, which has a significant influence on our ability to create stockholder value. The remaining 40% of the PSUs will be settled in cash based on the achievement of three one-year financial goals (2019, 2020 and 2021) (the 2019 Cash-Settled PSUs) and continued employment through the vesting date. Our 2019 PSU awards vested on February 12, 2022. The performance metrics and weightings, and the degree to which we achieved the performance goals, for the 2019 Stock-Settled PSUs and the 2019 Cash-Settled PSUs are described in further detail below.

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6	Executive Compensation Matters (continued)

2021 PSU Awards Table

Set forth below is a summary of the performance metrics and weightings that our C&MD Committee established for our 2021 PSU awards and the degree to which we achieved the performance goals for the 2021 tranche of the 2021 Cash-Settled PSUs.

Based on our overall performance the multiplier for the 2021 tranche of the 2021 Cash-Settled PSUs was 155%.

We utilized the same performance metrics for the 2021 (i.e., second) tranche of the 2020 Cash-Settled PSUs and the 2021 (i.e., third) tranche of the 2019 Cash-Settled PSUs and, therefore, the multiplier for the 2021 tranche of the 2020 Cash-Settled PSUs and the 2019 Cash-Settled PSUs for the NEOs was also 155% for our NEOs.

Percentage of PSU Award	Percentage of PSU Target Value / Total LTI Target Value	Performance Metrics	Performance Metrics Weight	Performance Period	Target Performance	Actual Performance
Stock- Settled: 60%	60% / 30%	Pipeline Milestone Performance	60%	2021-2023	Specific goals are not disclosed for competitive reasons
Cash- Settled: 40%	40% / 20%	Adjusted Free Cash Flow Revenue	28% 12%	2021 2022 2023 2021 2022 2023	$ 3.1B Target set at beginning of 2022 Target set at beginning of 2023 $ 10.5B to $ 10.6B Target set at beginning of 2022 Target set at beginning of 2023	$ 3.4B(1) TBD TBD $ 11.1B(2) TBD TBD

Notes to the 2021 PSU Awards Table

(1)

This financial measure was based on our Non-GAAP free cash flow, as adjusted to add $105.0 million related to an upfront payment made in connection with entering into a collaboration and license agreement with InnoCare, $43.0 million related to a milestone payment associated with the FDA approval of ADUHELM in the U.S. and $12.0 million related to other commercial milestone payments, partially offset by the subtraction of $116.0 million from the ADUHELM sales impact on working capital, $62.0 million related to the Italy rebate impact and $2.0 million related to share repurchases in 2021 under our 2020 Share Repurchase Program. These items were either not originally contemplated or their magnitude or timing was uncertain at the time the Company performance goals were originally established.

(2)	This financial measure was based on our publicly reported revenue of $11.0 billion, as adjusted to neutralize the effects of foreign exchange rate fluctuations.

The 2021 Stock-Settled PSUs metric, which was approved by our C&MD Committee, was the achievement of a pipeline milestone performance for the three-year period of 2021 through 2023.

Pipeline milestone performance over the three-year period of 2021 through 2023 was selected to drive our long-term strategic direction and stockholder value creation through our pipeline progress and development. We believe measuring pipeline milestone goals and performance are critical to the long-term success of the Company and our stockholders. These goals measure key milestone achievements as we advance assets and technologies through our research and development pipeline, which has a significant influence on our ability to create long-term stockholder value.

The 2021 Cash-Settled PSUs financial metrics are adjusted free cash flow and revenue. At the beginning of each year during the performance period for our 2021 Cash-Settled PSU awards, our C&MD Committee will approve the targets for each of these financial metrics for such year. Our C&MD Committee decided that because of the nature of our business, in which operating metrics can potentially be impacted positively or negatively by events outside of the control of executives, the design of the PSU program would be based, in part, on the use of three one-year financial goals.

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6	Executive Compensation Matters (continued)

•	Our C&MD Committee views free cash flow as a critical measure to align the interests of management with those of our stockholders as it reflects the net cash flow available to the Company to pursue opportunities and investments that enhance stockholder value. As such, a cash flow performance goal encourages management to optimize capital expenditures, invest prudently in high return projects and optimize working capital.

•	We selected revenue as a performance measure to further reinforce the importance of achieving and exceeding our revenue goal and to provide an additional incentive
(outside our annual bonus plan) to achieve such goal with the imposition of longer-term vesting requirements to encourage retention.

In order to further motivate our executives to drive the organization toward the achievement and potential over-achievement of these goals, we provide for a maximum payout opportunity of 200% for our PSU awards. Participants may ultimately earn between 0% and 200% of the target number of PSUs granted based on the degree of actual performance goal achievement, generally subject to continued service with the Company.

2019 PSU Award Payout

Set forth below is a summary of the performance metrics and weightings that our C&MD Committee established for our 2019 PSU awards and the degree to which we achieved the performance goals for the 2019 Stock-Settled PSUs and the 2019 Cash-Settled PSUs.

2019 Stock-Settled PSUs

			Performance Target

Performance Metrics	Performance Period	Threshold	Target	Max	Results	Weight	Payout
Adjusted Non-GAAP diluted EPS	2019-2021	$29.77	$31.55	$33.13	$30.75(1)	30%	77.5%
Pipeline Milestone Performance	2019-2021	Specific goals are not disclosed for competitive reasons			Above Goal(2)	30%	110.0%
2019 Stock-Settled PSU Multiplier							94.0%

Notes to the 2019 Stock-Settled PSUs Table

(1)

These financial measures were based on our publicly announced Non-GAAP diluted EPS of $19.13, as adjusted as follows: the addition of $5.44 to exclude the impact of business development transactions, $8.29 to exclude the adverse impact of multiple TECFIDERA generic entrants that entered the U.S. market in 2020 and $2.58 to exclude the impact from ADUHELM, partially offset by the subtraction of $4.69 to exclude the impact of share repurchases. These items were either not originally contemplated or their magnitude or timing was uncertain at the time the Company performance goals were originally established.

(2)

The Company continued to expand and re-shape its pipeline of pre-clinical and clinical stage programs through the advancement of internal programs, external business development activities, and exceeding expectations with respect to the level of confidence and momentum of its clinical stage portfolio. Specific details are not disclosed for competitive reasons.

2019 Cash-Settled PSUs

			Performance Target

Performance Metrics	Performance Period	Threshold	Target	Max	Results	Weight	Multiplier
Adjusted Free Cash Flow	2019	$4.9B	$5.5B	$6.3B	$6.0B(1)	28%	165.9%
Revenue	2019	$13.0B	$13.7B	$14.6B	$14.4B(2)	12%	149.5%
2019 Tranche of 2019 Cash-Settled PSU Multiplier							161.0	%*
Adjusted Free Cash Flow	2020	$5.7B	$6.3B	$7.0B	$6.3B(3)	28%	104.5%
Revenue	2020	$13.3B	$14.1B	$15.0B	$13.9B(4)	12%	90.9%
2020 Tranche of 2019 Cash-Settled PSU Multiplier							90.0	%*(8)
Adjusted Free Cash Flow	2021	$2.8B	$3.1B	$3.4B	$3.4B(5)	28%	160.9%
Revenue	2021	$10.1B	$10.5B to 10.6B	$11.3B	$11.1B(6)	12%	140.5%
2021 Tranche of 2019 Cash-Settled PSU Multiplier							155.0	%*(7)

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6	Executive Compensation Matters (continued)

* Numbers may not recalculate due to rounding.

Notes to the 2019 Cash-Settled PSUs Table

(1)

This financial measure was based on our Non-GAAP free cash flow, as adjusted to subtract $170.0 million for the decline in operating taxes due to the change in the Company’s tax profile, $58.0 million for cost savings due to the termination of certain clinical programs in 2019 and $78.0 million to remove the favorable impact of the launch delay of rituximab biosimilars, partially offset by the addition of $33.0 million to reflect the impact of our acquisition of Nightstar Therapeutics plc and $50.0 million related to higher than originally contemplated stock repurchases in 2019, as none of these items were originally contemplated at the time these performance goals were determined.

(2)	This financial measure was based on our publicly reported revenue of $14.4 billion, as adjusted to neutralize the effects of foreign exchange rate fluctuations.
(3)

This financial measure was based on our Non-GAAP free cash flow, as adjusted to exclude the adverse impact of multiple TECFIDERA generic entrants that entered the U.S. market in 2020, the addition of $177.0 million related to a one-time license payment from a contract manufacturing customer and $52.0 million related to share repurchases in 2020 under our 2020 Share Repurchase Program, our December 2019 Share Repurchase Program and our March 2019 Share Repurchase Program. These items were either not originally contemplated or their magnitude or timing was uncertain at the time the Company performance goals were originally established.

(4)

This financial measure was based on our publicly reported revenue of $13.4 billion, as adjusted to neutralize the effects of foreign exchange rate fluctuations and exclude the adverse impact of multiple TECFIDERA generic entrants that entered the U.S. market in 2020.

(5)

This financial measure was based on our Non-GAAP free cash flow, as adjusted to add $105.0 million related to an upfront payment made in connection with entering into a collaboration and license agreement with InnoCare, $43.0 million related to a milestone payment associated with the FDA approval of ADUHELM in the U.S. and $12.0 million related to other commercial milestone payments, partially offset by the subtraction of $116.0 million from the ADUHELM sales impact on working capital, $62.0 million related to the Italy rebate impact and $2.0 million related to share repurchases in 2021 under our 2020 Share Repurchase Program. These items were either not originally contemplated or their magnitude or timing was uncertain at the time the Company performance goals were originally established.

(6)	This financial measure was based on our publicly reported revenue of $11.0 billion, as adjusted to neutralize the effects of foreign exchange rate fluctuations.
(7)

We utilized the same performance metrics for the 2021 (i.e., second) tranche of the 2020 Cash-Settled PSUs and the 2021 (i.e., third) tranche of the 2019 Cash-Settled PSUs and, therefore, the multiplier for the 2021 tranche of the 2020 Cash-Settled PSUs and the 2019 Cash-Settled PSUs for the NEOs was also 155% for our NEOs.

(8)

Notwithstanding the attainment of these performance metrics and the strength of management’s performance, our C&MD Committee believed it was important to hold the members of our Executive Committee, which includes all of our NEOs, accountable for the Company’s overall financial results and business performance. As a result, our C&MD Committee exercised its discretion and decreased the multiplier for the 2020 tranche of the 2019 Cash-Settled PSUs for the members of our Executive Committee, including all of our NEOs, by 10%, which resulted in a multiplier for our NEOs of 90%.

2019 PSUs Payout

The final payouts under our 2019 Stock-Settled PSUs and 2019 Cash-Settled PSUs were as follows:

Name	Target 2019 Stock- Settled PSU Award at Grant (#)	Actual 2019 Stock-Settled PSU Award Earned (#)	Target 2019 Cash-Settled PSU Award at Grant ($)	Actual 2019 Cash-Settled PSU Award Earned ($)
M. Vounatsos	11,270	10,594	$2,400,000	2,285,759
M. McDonnell	—	—	—	—
A. Sandrock	3,100	2,914	$660,000	628,115
S. Alexander	3,005	2,825	$640,000	609,893
C. Guindo	3,285	3,088	$700,000	667,640

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6	Executive Compensation Matters (continued)

2021 MSUs

MSUs comprised 50% of our executives’ target LTI for 2021. MSUs are performance-based RSUs that are earned based on our common stock price performance from the date of grant to each of the three annual vesting dates. Each annual tranche is assessed against our stock price on the original grant date, such that the awards vesting in 2022, 2023 and 2024 will be assessed against the 2021 grant date stock price, thereby aligning long-term executive interests with those of our stockholders. On each vesting date, the performance multiplier is determined based on the stock price growth measured from the grant date to such vesting date using the average closing stock price for the 30 calendar days following and including the grant date and 30 calendar days prior to and including such vesting date for MSUs granted in 2021.

Participants may ultimately earn between 0% and 200% of the target number of MSUs awarded based on our actual stock performance. The maximum payout percentage of MSUs granted in 2021 is consistent with those granted in 2020 (200%). Once the performance multiplier is determined, it is applied to the target number of MSUs granted to each executive and can increase or decrease the overall number of MSUs earned based on our stock price performance.

MSU Illustration

The three-year vesting period ties executive compensation directly to our common stock price performance, as both the MSUs earned and the value actually received in respect of MSUs are dependent on the performance of our common stock over the three-year vesting period. On each vesting date, the earned MSUs are settled in shares of our common stock. MSUs directly align long-term interests of our executives with stockholders, as the payout is directly tied to stock price performance.

The following table shows the vesting date, performance period and performance multiplier applied for MSUs vesting in 2021 and 2022:

Grant Date	Vesting Date	Performance Period	Performance Multiplier

2/2021	2/2022	1 year	82%

2/2020	2/2022	2 years	70%
	2/2021	1 year	85%

2/2019	2/2022	3 years	69%
	2/2021	2 years	84%

2022 LTI Program

In connection with preparing for the engagement we had with our stockholders in 2021 to obtain feedback on our executive compensation program, our C&MD Committee, along with our internal compensation group and Pearl Meyer, the independent compensation consultants to the C&MD Committee, assessed our executive compensation programs, with particular focus on our LTI program, to identify opportunities for change. Through this review, we identified areas of alignment to assist in guiding our LTI redesign. As part of this review, our C&MD Committee requested that Pearl Meyer provide market data regarding the prevalence of different LTI design programs to ensure that any changes we would approve would be market competitive. There was also a desire to simplify our LTI program and to move to a uniform performance period for all long-term awards.

After receiving feedback from our stockholders and reviewing the market data presented by Pearl Meyer, the C&MD Committee determined that it was appropriate to change the structure of our LTI program, starting in 2022. Under the new LTI program as it applies to our executive officers, we will grant PSUs and time-based RSUs, with 50% of the value of each executive’s annual LTI award comprised of PSUs (assuming target performance) and 50% comprised of RSUs. The performance metric for PSUs will be a three-year cumulative relative total shareholder return (rTSR) metric and PSUs will vest on the third anniversary of the date of grant, with the number of PSUs earned based on this cumulative rTSR metric. Our comparator group for purposes of measuring rTSR will be our peer group for executive compensation purposes, as in effect on the date of grant. Target performance will be the 55th percentile of this peer group, with threshold and maximum performance at the 25th and 75th percentiles, with payouts of 25% at

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6	Executive Compensation Matters (continued)

threshold and 200% at maximum, respectively. Our C&MD Committee decided to grant RSUs to promote retention and to provide some level of value to executives who remain employed with the Company over the vesting period. RSUs will vest as to one-third of the award on each of the first three anniversaries of the grant date of the award. The changes to our program design are intended to simplify our plan, drive our long-term business strategy, support our retention objectives, reflect competitive market practices, and strengthen alignment with stockholder interests.

The table below outlines a summary of annual awards granted to our NEOs in 2022 under our new LTI program.

Terms	Performance Stock Units	Restricted Stock Units
Proportion of Annual Target Value	50%	50%
Settlement	100% Stock Settled	100% Stock Settled
Performance Period(s)	3 years (2022-2024)	n/a
Metrics and Weighting	Relative total shareholder return 100%	n/a
Threshold / Maximum Payout (% of Target Award)	50% / 200%	n/a
Vesting	3-year Cliff Vesting	Annual Ratable Vesting over 3 years (1/3 per year)

Total Target Direct Compensation and Realizable Pay

As part of its review of our NEOs’ compensation, our C&MD Committee considers total target direct compensation as well as realizable pay. Total target direct compensation refers to the sum of salary, target bonus and target LTI awards. Realizable pay refers to the sum of salary, actual bonus and the tracked potential payout value of LTI awards, including performance criteria and stock price. Other elements such as changes in pension value and nonqualified deferred compensation earnings, shown in the Summary Compensation Table, are not considered in these analyses because they are program-based benefits whose plan designs are not typically subject to annual change. Our C&MD Committee believes these assessments can be used to better align pay with market by focusing on core compensation elements as well as the intended target value and actual value of these awards consistent with our pay-for-performance philosophy.

For example, Mr. Vounatsos’ 2021 total target direct compensation was $16.34 million, comprised of $1.54 million base salary, $2.31 million target bonus (150% of base salary) and $12.5 million target LTI award value. As of December 31, 2021, Mr. Vounatsos’ realizable pay was calculated at $13.25 million, which reflects 81% of the target intended value to be delivered, and is comprised of $1.54 million base salary, $1.15 million actual bonus payout and $10.56 million LTI award tracking value (numbers may not recalculate based on rounding). The LTI value in the Summary Compensation Table differs from our C&MD Committee approved target value for 2021 because of the valuation methodology used for accounting purposes in reporting the grant date fair value of equity awards. This valuation is done in accordance with ASC 718. Because incentive compensation makes up such a large portion of compensation for our NEOs, we believe tracking the actual payout and potential realizable value of awards compared to the intended target value to be delivered can help ensure our performance-based incentives and overall compensation are aligned with stockholders.

Retirement Plans

We maintain a tax-qualified 401(k) plan, as well as a Supplemental Savings Plan (SSP), which is a non-qualified deferred compensation plan covering our executive officers and other eligible employees in the U.S. We offer the SSP as part of the retirement savings component of our benefits program. We designed the SSP to be competitive with the non-qualified deferred compensation plans offered by companies in our peer group the time it was adopted. Details of the SSP are discussed under the heading “2021 Non-Qualified Deferred Compensation” below.

Other Benefits

In addition to eligibility for the benefit programs generally provided to all employees, such as our employee stock purchase plan, 401(k) plan and medical, dental, vision, life and disability insurance, we provide certain supplemental benefits to our executives. These benefits include:

Life Insurance

All of our U.S. executives, including our NEOs, receive Company-paid term life insurance equal to three times their

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6	Executive Compensation Matters (continued)

annual base salary, up to a maximum benefit amount. In 2021 the maximum benefit amount for the CEO was $1.5 million and was $2.25 million for the other NEOs. Employees who are not executives receive Company-paid term life insurance equal to two times their annual base salary. The additional value of Company-provided life insurance for our executive officers reflects competitive practices and is consistent with our philosophy to provide appropriate levels of financial security for our employees based on their positions within the Company. The cost of Company-paid life insurance in excess of a $50,000 insurance level is taxable income to U.S. employees and is not grossed up by the Company.

Executive Physicals, Tax Preparation, Financial and Estate Planning

Our executive officers, other than our CEO, are eligible for reimbursement of expenses incurred for tax preparation and financial and estate planning services as well as the purchase of tax preparation and financial planning software, subject to annual expense limits of $7,500 for Executive Vice Presidents. Such reimbursements are taxable income to our executives and are not grossed up.

All of our executive officers, including our CEO, are eligible for reimbursement for the cost of their executive physicals, subject to the annual expense limits noted above of $7,500 for our Executive Vice Presidents and CEO. This benefit provides our executives with additional flexibility to proactively manage their health and wellness.

Relocation Expenses

Under our Executive Relocation Policy, we will, in certain circumstances, provide relocation benefits when employees first join us. Mr. McDonnell was eligible for benefits under this policy during 2021.

Post-Termination Compensation and Benefits

We provide severance benefits to all of our executive officers if their employment is terminated without cause or in certain other circumstances. The terms of these arrangements and the amounts payable under them are described below for each NEO under the heading “Potential Payments Upon Termination or Change in Control.” We provide these benefits because we believe that severance protection is necessary to help our executives maintain their focus on the best interests of the Company when providing advice to the Company and when making strategic decisions about a potential corporate transaction or change in control, and further encourages effective leadership in the closing and integration of significant transactions affecting the Company.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers to strengthen and reinforce the link our compensation programs create between our executives and our stockholders. A summary of our stock ownership guidelines is set forth below.

Level	Number of Shares Equal in Value to:

CEO	6x base salary

Executive Vice Presidents	3x base salary

Executive officers have five years from their initial appointment to meet this requirement. In the event the requirement is not met within that time, 100% of vested shares received in respect of LTI awards are required to be held until the requirement is satisfied. Only stock owned outright and underlying vested or earned performance-based equity awards is credited toward the stock ownership requirement. Shares underlying unvested or unearned performance-based equity awards are not included in the calculation. All of our executive officers currently meet the stock ownership requirement or are still within the five-year period to meet such requirement.

Recoupment of Compensation

We may recover compensation from our employees, including our executive officers, who engage in detrimental or competitive activity. Detrimental activity includes any action or failure to act that constitutes financial malfeasance that is materially injurious to the Company, violates our Code of Business Conduct (Values in Action), results in a restatement of our earnings or financial results or results in a violation or breach of law or contract. Competitive activity includes any action or failure to act that violates non-disclosure, non-competition and/or non-solicitation agreements. Our 2021 Performance-Based Management Incentive Plan allows for the forfeiture and/or repayment of cash-based awards, and our 2008 Omnibus Equity Plan and our 2017 Omnibus Equity Plan each allow for the cancellation of LTI awards in these circumstances as well as the forfeiture of stock or cash acquired upon vesting or sale of LTI awards. In addition, cash sign-on bonuses paid to our NEOs may be subject to repayment if the NEO voluntarily resigns from the Company or if his or her employment is terminated by the Company in certain circumstances.

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6	Executive Compensation Matters (continued)

Insider Trading, Hedging and Pledging Policy Prohibitions

We maintain a Global Insider Trading and Information Policy that prohibits our employees, officers, temporary staff and directors, members of their immediate family and family trusts (or similar entities) controlled by or benefitting such persons from, among other things, engaging in hedging or derivative or similar transactions with respect to the Company’s equity securities, including, purchases or sales of puts and calls, options, forward contracts, put and call collars, equity or performance swap or exchange fund agreements, or any similar agreements or arrangements, purchasing Company stock on margin, borrowing against any account in which Company securities are held, pledging Company securities as collateral for a loan or engaging in short sales of the Company’s securities. No categories of hedging transactions are specifically permitted by our Global Insider Trading and Information Policy and those that are specifically prohibited are noted above.

Tax-Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the amount a company may deduct for compensation in excess of $1.0 million paid to certain “covered employees,” subject to certain transition relief applicable to certain arrangements in place as of November 2, 2017, and not materially modified after such date.

Our C&MD Committee regularly reviews the provisions of our plans and programs, works with its independent compensation consultant and reviews and considers, among other things, the tax deductibility of compensation payments. Our C&MD Committee, however, believes that compensation programs that attract, retain and reward executive talent and achievement are necessary for our success and, therefore, are in the best interests of the Company and our stockholders without regard to the potential deductibility of the compensation payable under such programs. Consequently, our C&MD Committee will pay or provide, and has paid or provided, compensation that is not tax deductible in whole or in part.

Compensation Committee Report

The C&MD Committee furnishes the following report:

The C&MD Committee has reviewed and discussed the CD&A with Biogen management. Based on this review and discussion, the C&MD Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Submitted by,

Brian S. Posner (Chair)

Maria C. Freire

William D. Jones

Richard C. Mulligan

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6	Executive Compensation Matters (continued)

Summary Compensation Table

The following table shows the compensation paid to or earned by our NEOs during the years ended December 31, 2021, December 31, 2020, and December 31, 2019, for the year(s) in which they were a named executive officer.

Name and Principal Position (a)	Year (b)	Salary (c)		Bonus(1) (d)	Stock Awards(2) (e)		Non-Equity Incentive Plan Compensation(3) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (g)	All Other Compensation(5) (h)	Total (i)
Michel Vounatsos	2021		$1,533,173	—		$14,084,314	$1,153,125	$494,290	$424,763		$17,689,665
Chief Executive Officer	2020		$1,488,462	—		$13,887,064	$2,565,000	$264,358	$454,945		$18,659,829
	2019		$1,388,461	—		$12,352,030	$3,884,000	$ 85,667	$449,700		$18,159,858
Michael R. McDonnell(6)	2021		$868,798	—		$4,062,291	$ 836,400	$ 513	$150,369		$5,918,371
Executive Vice President, Chief Financial Officer	2020		$294,231	$1,000,000		$5,012,308	$ 263,322	—	$ 5,696		$6,575,557

Susan H. Alexander	2021		$832,173	—		$3,408,917	$ 813,659	$441,999	$142,558		$5,639,306
Executive Vice President,	2020		$809,695	—		$3,583,281	$ 606,392	$311,416	$159,261		$5,470,045
Chief Legal Officer	2019		$772,373	—		$3,302,619	$1,033,451	$164,782	$181,785		$5,455,010
And Secretary
Chirfi Guindo	2021		$618,508	—		$4,476,969	$ 586,138	—	$ 69,047		$5,750,662
Executive Vice President,	2020		$562,819	—		$3,961,285	$ 527,970	—	$ 80,721		$5,132,795
Global Product Strategy And Commercialization	2019		$526,539	—		$3,379,426	$ 706,384	—	$ 82,173		$4,694,522
Alfred W. Sandrock, Jr.(7)	2021		$921,621	—		$4,475,590	$ —	$193,267	$147,422		$5,737,900
Former Executive Vice President, Research & Development	2020 2019	$ $	890,310 798,723	— —	$ $	4,331,654 3,360,682	$ 719,541 $ 893,038	$138,444 $ 78,506	$147,020 $181,616	$ $	6,226,969 5,312,565

Notes to the Summary Compensation Table

(1)

The amount in column (d) reflects a sign-on bonus paid to Mr. McDonnell in connection with his hire. All other cash bonuses, which were based on achievement of performance goals under our annual bonus plan, are disclosed in column (f).

(2)

The amounts in column (e) reflect the grant date fair value, computed in accordance with ASC 718, of RSUs, MSUs and PSUs granted during 2021, 2020 and 2019, as applicable, excluding the effect of estimated forfeitures. The cash settled portion of PSUs is included in the year when the applicable performance goals are set and the fair value of the PSUs is determinable. The 2021 amounts include one-third of the 2021 Cash-Settled PSUs, one-third of the 2020 Cash-Settled PSUs and one-third of the 2019 Cash-Settled PSUs, which are the tranches of the awards for which performance goals were set in 2021 relating to the 2021 performance period. The 2020 amounts include one-third of the 2020 Cash-Settled PSUs, one-third of the 2019 Cash-Settled PSUs and one-third of the 2018 Cash-Settled PSUs, which are the tranches of the awards for which performance goals were set in 2020 relating to the 2020 performance period. The 2020 amounts also include a one-time hire award of RSUs granted to Mr. McDonnell. The 2019 amounts include one-third of the 2019 Cash-Settled PSUs and one-third of the 2018 Cash-Settled PSUs, which are the tranches of the awards for which performance goals were set in 2019 relating to the 2019 performance period. The grant date fair value of MSU awards is estimated as of the date of grant using a lattice model with a Monte Carlo simulation, based on the probable outcome of applicable performance conditions. The grant date fair value for PSU and RSU awards was determined by multiplying the number of shares subject to the award (assuming target performance for PSUs) by the closing price of the Company’s common stock on the grant date. The assumptions used to calculate the grant date fair value of stock awards are included in footnote 15 of our 2021 Annual Report on Form 10-K. The table below shows the target and maximum payouts possible for the 2021, 2020 and 2019 MSU and PSU awards based on the grant date fair value assuming target and maximum performance is achieved.

	2021		2020		2019

Executive Officer	Target Payout	Maximum Payout	Target Payout	Maximum Payout	Target Payout	Maximum Payout
Mr. Vounatsos	$14,084,314	$28,168,628	$13,887,064	$27,774,128	$12,352,030	$24,704,060
Mr. McDonnell	$ 4,062,291	$ 8,124,582	$ 2,761,719	$ 5,523,437	—	—
Ms. Alexander	$ 3,408,917	$ 6,817,834	$ 3,583,281	$ 7,166,562	$ 3,302,619	$ 6,605,238
Mr. Guindo	$ 4,476,969	$ 8,953,938	$ 3,961,285	$ 7,992,570	$ 3,379,426	$ 6,758,852
Dr. Sandrock	$ 4,475,590	$ 8,951,180	$ 4,331,654	$ 8,663,308	$ 3,360,682	$ 6,721,364

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6	Executive Compensation Matters (continued)

(3)	The amounts in column (f) reflect actual bonuses paid under our annual bonus plan for the applicable year.
(4)

The amounts in column (g) reflect earnings on SSP account balances that are in excess of 120% of the applicable federal long-term rate. The federal long-term rates applied in this calculation are 2.16%, 1.61% and 3.73% for 2021, 2020 and 2019, respectively. The SSP is described under the heading “2021 Non-Qualified Deferred Compensation” below.

(5)	The amounts in column (h) for 2021 reflect the following:

Executive Officer	Company Matching Contribution to 401(k) Plan Account	Company Contribution to SSP Account	Personal Health and Financial Planning(8)	Value of Company- Paid Life Insurance Premiums	Relocation(9)
Mr. Vounatsos	$17,400	$402,654	$3,654	$1,055	—
Mr. McDonnell	$17,400	$37,007	$7,330	$1,582	$87,050
Ms. Alexander	$17,400	$117,165	$6,275	$1,718	—
Mr. Guindo	$17,400	$50,450	—	$1,197	—
Dr. Sandrock	$17,400	$120,619	$7,500	$1,903	—

(6)

Mr. McDonnell was appointed as our Executive Vice President and Chief Financial Officer effective August 15, 2020. His base salary and annual bonus for 2020 were prorated for the period of the year during which he was employed by the Company.

(7)	Dr. Sandrock retired from the Company effective on December 31, 2021, and, as a result was ineligible for a payout under our 2021 annual bonus plan.
(8)

Represents reimbursements of expenses relating to tax, financial and estate planning and executive physicals as described under the heading “Executive Physicals, Tax Preparation, Financial and Estate Planning” above.

(9)	The amount for Mr. McDonnell reflects relocation benefits under the Company’s Executive Relocation Policy and includes tax gross-ups of $38,607.

2021 Grants of Plan-Based Awards

The following table shows additional information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(1)			All Other Stock Awards: Number of Shares or Units (#) (i)	Grant Date Fair Value of Stock Awards(2) (j)
Name (a)	Grant Date (b)	Notes	Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Michel Vounatsos	02/18/2021	(3)	—	—	—	11,328	22,655	45,310	—	$8,110,803
	02/18/2021	(4)	—	—	—	10,826	21,651	43,302	—	$5,973,511
	02/18/2021	(5)	$576,563	$2,306,250	$5,189,063	—	—	—	—	—
Michael R. McDonnell	02/18/2021	(3)	—	—	—	3,625	7,250	14,500	—	$2,595,607
	02/18/2021	(4)	—	—	—	2,658	5,316	10,632	—	$1,466,684
	02/18/2021	(5)	$174,250	$ 697,000	$1,568,250	—	—	—	—	—
Susan H. Alexander	02/18/2021	(3)	—	—	—	2,718	5,435	10,870	—	$1,945,819
	02/18/2021	(4)	—	—	—	2,652	5,303	10,606	—	$1,463,098
	02/18/2021	(5)	$156,473	$625,892	$1,408,256	—	—	—	—	—
Chirfi Guindo	02/18/2021	(3)	—	—	—	3,625	7,250	14,500	—	$2,595,607
	02/18/2021	(4)	—	—	—	3,410	6,819	13,638	—	$1,881,362
	02/18/2021	(5)	$117,228	$468,911	$1,055,049	—	—	—	—	—
Alfred W. Sandrock, Jr.(6)	02/18/2021	(3)	—	—	—	3,625	7,250	14,500	—	$2,595,607
	02/18/2021	(4)	—	—	—	3,407	6,814	13,628	—	$1,879,983
	02/18/2021	(5)	$184,844	$739,378	$1,663,600	—	—	—	—	—

Notes to the 2021 Grants of Plan-Based Awards Table

(1)

Reflects the potential future payouts of awards granted in 2021 under our 2021 annual bonus plan and our LTI program (as further described in footnotes (3) and (4) below) for each NEO as of the respective grant dates.

(2)

Represents the grant date fair value of PSUs and MSUs, as applicable, computed in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value for MSU awards is estimated as of the date of grant using a lattice model with a Monte

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6	Executive Compensation Matters (continued)

Carlo simulation based on the probable outcome of applicable performance conditions. In addition to the grant date fair value of the 2021 Stock-Settled PSUs, the grant date fair value for PSU awards is determined by multiplying the number of shares subject to the award (assuming target performance) by the closing price of our common stock on the grant date. The grant date value of one-third of the 2021 Cash-Settled PSUs, one third of the 2020 Cash-Settled PSUs and one-third of the 2019 Cash-Settled PSUs are included in 2021, which are the tranches of the awards for which performance goals were set relating to the 2021 performance period and the fair value was determinable in 2021. The grant date fair value of the remaining tranches of the 2020 and 2021 Cash-Settled PSUs will be included, as applicable, in the compensation tables for 2022 and 2023, the years when performance goals will be set with respect to such performance periods and fair value will be determinable. The assumptions used to calculate the grant date fair value of stock awards are included in footnote 15 of our 2021 Annual Report on Form 10-K. The maximum payouts for these awards are included in the footnotes under the Summary Compensation Table above.
(3)

These amounts relate to the annual grant of MSUs. These are performance-based RSUs tied to the growth in our stock price between the grant date and each of three annual vesting dates. The number of MSUs earned is determined on each vesting date. Columns (f), (g) and (h) represent the number of MSUs that can be earned based on performance at the threshold level of 50%, target level of 100% and the maximum level of 200%, respectively. To the extent earned, the award becomes eligible to vest ratably over three years, generally subject to continued service, as described in further detail under the heading “Long-Term Incentives” above.

(4)

These amounts relate to the annual grant of PSUs. The PSUs have three-year cliff vesting. The amounts shown include the 2021 Stock-Settled PSUs, one-third of the 2019 Cash-Settled PSUs, one-third of the 2020 Cash-Settled PSUs and one-third of the 2021 Cash-Settled PSUs, which are the tranches of the awards for which performance goals were set in 2021 relating to the 2021 performance period and the fair value was determinable in 2021. The remaining tranches of the 2020 and 2021 Cash-Settled PSUs will be included, as applicable, in the compensation tables for 2022 and 2023, the years when performance goals will be set with respect to such performance periods and fair value will be determinable. Columns (f), (g) and (h) represent the number of 2021 Stock-Settled PSUs and the 2021 tranche of the 2019, 2020 and 2021 Cash-Settled PSUs that can be earned if the Company Multiplier were 50%, 100% and 200%, respectively. For additional information on our PSU awards, please see “Long-Term Incentives” above.

(5)

These amounts relate to our 2021 annual bonus plan. The amounts shown in column (d) represent the 2021 target payout amount based on the target percentage applied to each NEO’s base salary as of December 31, 2021. For 2021 the bonus targets were 150% of base salary for Mr. Vounatsos, 80% of base salary for Mr. McDonnell and Dr. Sandrock and 75% of base salary for Mr. Guindo and Ms. Alexander. The amounts in column (c), (d) and (e) represent a payment if the Company Multiplier and the Individual Multiplier were each 50%, 100% and 150%, respectively. Actual amounts paid to each NEO under our 2021 annual bonus plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(6)

Dr. Sandrock retired from the Company effective on December 31, 2021, and, as a result was not eligible to receive a bonus under our 2021 annual bonus plan. Dr. Sandrock’s outstanding LTI awards were eligible for retirement vesting and remain outstanding and eligible to vest based on actual performance, as set forth in the original awards.

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6	Executive Compensation Matters (continued)

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2021, for each of our NEOs.

			Stock Awards

					Equity Incentive Plan Awards

(a)	Grant Date (b)	Notes	Number of Shares or Units of Stock That Have Not Vested (c)	Market Value of Shares or Units of Stock That Have Not Vested (d)	Number of Unearned Shares or Units That Have Not Vested (e)	Market Value of Unearned Shares or Units That Have Not Vested(1) (f)
Michel Vounatsos	2/12/2019	(2)	—	—	6,263	$1,502,619
	2/12/2019	(3)	20,779	$4,985,298	—	—
	2/12/2020	(2)	—	—	12,561	$3,013,635
	2/12/2020	(3)	6,088	$1,460,633	13,870	$3,327,690
	2/18/2021	(2)	—	—	22,655	$5,435,388
	2/18/2021	(3)	4,679	$1,122,586	19,631	$4,709,870
Michael R. McDonnell	9/1/2020	(2)	—	—	5,364	$1,286,931
	9/1/2020	(4)	5,364	$1,286,931	—	—
	2/18/2021	(2)	—	—	7,250	$1,739,420
	2/18/2021	(3)	1,497	$359,160	6,284	1,507,657
Susan H. Alexander	2/12/2019	(2)	—	—	1,672	$401,146
	2/12/2019	(3)	5,542	$1,329,637	—	—
	2/12/2020	(2)	—	—	3,217	$771,823
	2/12/2020	(3)	1,558	$373,795	3,553	$852,436
	2/18/2021	(2)	—	—	5,435	$1,303,965
	2/18/2021	(3)	1,122	$269,190	4,711	$1,130,263
Chirfi Guindo	2/12/2019	(2)	—	—	1,828	$438,574
	2/12/2019	(3)	6,063	$1,454,635	—	—
	2/12/2020	(2)	—	—	3,817	$915,775
	2/12/2020	(3)	1,852	$444,332	4,218	$1,011,983
	2/18/2021	(2)	—	—	7,250	$1,739,420
	2/18/2021	(3)	1,497	$359,160	6,284	$1,507,657
Alfred W. Sandrock, Jr.	2/12/2019	(2)	—	—	1,723	$413,382
	2/12/2019	(3)	5,713	$1,370,663	—	—
	2/12/2020	(2)	—	—	4,021	$964,718
	2/12/2020	(3)	1,948	$467,364	4,435	$1,064,045
	2/18/2021	(2)	—	—	7,250	$1,739,420
	2/18/2021	(3)	1,497	$359,160	6,284	$1,507,657

Notes to the Outstanding Equity Awards at 2021 Fiscal Year End Table

(1)	The market value of awards is based on the closing price of our stock on December 31, 2021 ($239.92) as reported on Nasdaq.
(2)

MSUs were granted in 2021, 2020 and 2019. These are performance-based RSUs earned based on the growth in our stock price between the dates of grant and vesting. Earned MSUs are eligible to vest in equal annual installments on each of the first three anniversaries of the grant date, generally subject to continued employment through the applicable vesting date. The number and value shown in columns (e) and (f), respectively, reflect target performance results for MSUs based on the estimated performance at year-end in each case.

(3)

PSUs were granted in 2021, 2020 and 2019. The PSUs, to the extent earned, cliff vest on the third anniversary of the date of grant, generally subject to continued employment through the vesting date. 60% of the PSUs (based on the grant date target value) will be settled in shares of our common stock, and performance for the purposes of the PSUs awards is based upon achievement of cumulative three-year pipeline goals for the 2021 and 2020 awards and cumulative three-year financial and pipeline goals for the 2019 award. The remaining 40% of the PSUs will be settled in cash, and performance is based upon the achievement of three annual financial goals determined at the beginning of each relevant year. The number and value shown in columns (c) and (d), respectively, reflect the number of 2021 Cash-Settled PSUs, 2020 Cash-Settled PSUs and 2019 Cash-Settled and Stock-Settled PSUs that were earned based on our achievement of the performance goals, but that will not vest until February 18, 2024, February 12, 2023, and February 12, 2022, respectively. The number and value shown in columns (e) and (f), respectively, reflect the remaining portion of the PSUs granted in 2021 and 2020 (including the 2022 and 2023 tranches of the 2021 Cash-Settled PSUs and the 2022 tranche of the 2020 Cash-Settled PSUs) assuming target performance results. For additional information on our PSU awards, please see “Long-Term Incentive” above.

(4)

RSU awards for Mr. McDonnell reflect RSUs granted on September 1, 2020, in connection with his hiring. They vest in three annual installments beginning on the first anniversary of the grant date. The first tranche vested on September 1, 2021, and the remaining two tranches will vest on September 1, 2022 and September 1, 2023, respectively.

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6	Executive Compensation Matters (continued)

2021 Option Exercises and Stock Vested

Our executive officers must use pre-established trading plans to sell shares of our common stock. Trading plans may only be entered into during an open trading window and when the executive is not in possession of material non-public information about the Company, and we require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to provide safeguards while allowing our executives an opportunity to realize the value intended by the Company in granting equity-based LTI awards.

Our NEOs are also subject to the stock ownership guidelines described above under the heading “Stock Ownership Guidelines.”

The following table shows information regarding the exercise of stock options and the vesting of stock awards for each NEO during the year ended December 31, 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Michel Vounatsos	43,317	$11,985,490
Michael R. McDonnell	6,005	$2,031,131
Susan H. Alexander	11,870	$3,284,138
Chirfi Guindo	3,156	$877,463
Alfred W. Sandrock, Jr.	10,622	$2,940,070

Notes to the 2021 Option Exercises and Stock Vested Table

(1)

Cash-settled PSUs that were granted in 2018 were settled in cash in 2021 for Mr. Vounatsos, Ms. Alexander and Dr. Sandrock. The number of actual shares of our common stock acquired on vesting of MSUs, stock-settled PSUs and RSUs in 2021, after shares were withheld to pay the minimum withholding of taxes, was as follows:

Net Shares Acquired(3)
Mr. Vounatsos	18,159
Mr. McDonnell	3,423
Ms. Alexander	5,004
Mr. Guindo	2,216
Dr. Sandrock	4,672

(2)

The value realized for MSUs, stock-settled PSUs and RSUs was calculated by multiplying the closing price of a share of our common stock on the vesting date by the total number of shares that vested on such date. The value realized for cash-settled PSUs is calculated using the 30-day average closing price of the common stock of the Company through the vesting date.

(3)	MSUs, stock-settled PSUs and RSUs were settled in shares of our common stock. Cash-settled PSUs were settled in cash.

2021 Non-Qualified Deferred Compensation

The SSP covers our executive officers and other eligible employees in the U.S. Employees whose base salary and annual cash incentives for the year exceed a specified Internal Revenue Service’s limit ($290,000 in 2021) and who receive a Company-paid restoration match on the portion of their base salary, annual bonus and cash payments in respect of CSPUs and cash-settled PSUs, as applicable, that exceeds this limit; the restoration match equals 6% of this excess compensation. The restoration match feature is intended to provide the amount of matching employer contributions that the participant would otherwise have been eligible to receive under our 401(k) plan but for the limit imposed by Section 401(a)(17) of the Internal Revenue Code ($290,000 for 2021). In addition, eligible employees may make voluntary contributions of up to 80% of their base salary and 100% of their annual bonus and cash payments in respect of CSPUs and cash-settled PSUs, as applicable, to the SSP, and thereby defer income taxes on such amounts until distribution is made from the SSP. The Company does not match participants’ voluntary contributions to the SSP. The SSP provides for immediate vesting of the restoration match consistent with our immediate vesting of the Company match provided under our 401(k) plan.

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6	Executive Compensation Matters (continued)

Notional SSP accounts are maintained for each participant. Accounts include employee and employer contributions and reflect the performance of notional investments selected by the employee or a default investment if the employee does not make a selection. These notional investment options include the mutual funds offered under our 401(k) plan as well as a fixed rate option which earns a rate of return determined each year by the Company’s retirement committee. For contributions to the SSP fixed rate option in 2021, this rate of return was set at 5%. Contributions to the fixed rate option continue to earn interest at the rate of return that was in effect during the year of contribution. The excess of the interest rate applicable to the fixed rate option above 120% of the applicable federal long-term rate (compounded quarterly) earned by our NEOs during 2021 is shown in the Summary Compensation Table. We fund the SSP liabilities through corporate-owned life insurance (COLI), which we purchase with the written consent of SSP participants, and investments in mutual funds. We believe that the COLI policies and mutual funds will be sufficient to cover plan liabilities through the projected payout date so the plan will not require direct funding by the Company. Upon enrollment in the SSP, a participant must elect when and how distributions will be made from the participant’s account. Distributions can be made upon termination of the participant’s employment, either in a lump sum or up to 15 annual installments, or at a specified future date while the participant is still employed (an “in-service” distribution), either in a lump sum or up to 5 annual installments. Further, upon enrollment, a participant must also elect a distribution method upon death or a change in control of the Company, which can either be a lump sum payment or, if different, the method selected for payment upon termination of employment.

The following table shows a summary of all contributions to, earnings on and distributions received from the SSP for each of our NEOs for the year ended December 31, 2021. The account balances as of year-end include all contributions and interest amounts earned by our NEOs through the end of 2021 plus the SSP contributions that the Company made in early 2022 based on earnings in the last quarter of 2021.

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End(4)
Michel Vounatsos(5)	$3,302,161	$402,654	$728,371	—	$16,268,866
Michael R. McDonnell	—	$ 37,007	$ 760	—	$ 51,841
Susan H. Alexander	$ 586,883	$117,165	$618,461	—	$11,729,023
Chirfi Guindo(5)	$ 546,078	$ 50,450	$238,160	—	$ 2,669,586
Alfred W. Sandrock, Jr.	$ 179,885	$120,619	$265,726	—	$ 4,846,492

Notes to the 2021 Non-Qualified Deferred Compensation Table

(1)

The amounts in this column are also included, in part, in columns (c) and/or (f) of the Summary Compensation Table and represent deferral of salary and deferral of payments under our 2021 annual bonus plan, respectively.

(2)	The amounts in this column are also included in column (h) of the Summary Compensation Table for 2021 as Company contributions to the SSP.
(3)

Earnings in excess of 120% of the applicable federal long-term rate are reported in column (g) of the Summary Compensation Table for 2021 for Mr. Vounatsos ($494,290), Mr. McDonnell ($513), Ms. Alexander ($441,999) and Dr. Sandrock ($193,267).

(4)	The following table lists the compensation deferrals during 2020 and 2019 by the NEOs, as reported, where applicable, in the proxy statement for our 2021 and 2020 annual meetings of stockholders:

	Amounts Previously Reported as Deferred

Name	2020*	2019*
Mr. Vounatsos	$3,193,708	$1,765,018
Mr. McDonnell	—	—
Ms. Alexander	$1,000,194	$838,564
Mr. Guindo	$677,671	$618,828
Dr. Sandrock	$223,260	$245,492

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6	Executive Compensation Matters (continued)

(*)

This column also includes Company contributions and compensation earned and deferred in prior years, which was disclosed in our prior proxy statements where applicable, together with earnings on these amounts.

(5)

On February 12, 2022, cash-settled PSUs that were elected as deferred by Mr. Vounatsos and Mr. Guindo became vested and credited to the SSP; the earned amounts were $1,371,724 and $533,791, respectively.

Potential Payments Upon Termination or Change in Control

Executive Severance Policy

Definition of Key Terms Relating to our Executive Severance Policy

Our executive severance policy and benefits refer to certain key terms, including cause, change in control, retirement, involuntary employment action and disability. These terms are defined in our 2017 Omnibus Equity Plan.

Executive Vice President Arrangements

Each of our NEOs, other than Mr. Vounatsos, was covered by our executive severance policy in 2021 under which he or she was eligible to receive the following benefits if certain events occurred during 2021:

•	In the event of a termination of employment other than for cause and other than by reason of the executive’s death or disability, the NEO would be entitled to receive a lump sum severance payment equal to a minimum of 12 months of such NEO’s then base salary and target bonus as then in effect, with an additional two months of base salary and target bonus for each full year of service, up to a maximum benefit of 21 months of base salary and target bonus. We refer to the number of months of severance an NEO is entitled to receive as the “severance period.”
•	If, within two years following a corporate transaction or a corporate change in control, the NEO experiences a termination of employment other than for cause and other than by reason of death or disability or experiences an involuntary employment action, the NEO would be entitled to a lump sum severance payment equal to two times the NEO’s annual base salary plus target annual bonus as then in effect. These payments are in lieu of any payment in the preceding paragraph.

The payment of these severance benefits is conditioned upon execution of an irrevocable release in favor of the Company.

The executive severance policy does not pay severance upon a termination for cause, voluntary resignation, retirement or death or disability.

In any case where severance is payable under our executive severance policy, our NEOs would also receive continuation of medical, dental and vision insurance benefits until the earlier of the end of the severance period or the date the executive becomes eligible to participate in another employer’s medical, dental and vision insurance plans. NEOs would also be provided up to 12 months of executive-level outplacement services at our cost.

Annual Bonus Plan

Our annual bonus plan provides for a prorated target bonus payment upon a termination of employment due to the death or disability of the participant. Our annual bonus plan provides for payment of a full bonus to any participant remaining employed as of the date of payout.

Mr. Vounatsos’ Arrangements

We entered into an employment agreement with Mr. Vounatsos effective January 6, 2017. The agreement had an initial term that ended on December 31, 2019, and now the term automatically extends each year for additional 12-month periods until the agreement is otherwise terminated in accordance with its terms.

Under Mr. Vounatsos’ employment agreement, if his employment is terminated by the Company without cause or if he terminates his employment for good reason (referred to in his employment agreement as an involuntary employment action), then he would be entitled to a lump sum payment of cash severance in the amount of one and one-half times his annual base salary and target annual bonus. If, however, such termination of employment occurs within two years following a corporate transaction or a corporate change in control (CIC), then he would be entitled to a lump sum payment of cash severance in the amount of two times his annual base salary and target annual bonus. Mr. Vounatsos would also receive continuation of medical, dental and vision benefits until the earlier of 18 months (24 months if within two years of a CIC) following the date his employment terminates or the date upon which he becomes eligible to receive substantially comparable benefits through another employer. In addition, he would be entitled to receive a pro rata portion of his annual cash bonus for the year that such termination occurs based on actual perform-

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6	Executive Compensation Matters (continued)

ance or, in the event the termination occurs within two years following a CIC, a pro rata portion of his target annual bonus. Mr. Vounatsos would also be provided executive-level outplacement services for a 12-month period following the termination date at our cost. The payment of Mr. Vounatsos’ severance benefits is conditioned upon execution of a general release in favor of the Company.

Excise Tax Provisions

No executive officer is eligible to receive excise tax gross ups in respect of payments received in connection with a corporate transaction or corporate CIC.

Awards Under Equity Plans

Under the provisions of our 2008 Omnibus Equity Plan and our 2017 Omnibus Equity Plan, unless otherwise determined by our C&MD Committee at the time of grant, awards will vest or become exercisable in full immediately prior to an involuntary employment action that occurs within two years following a corporate CIC (i.e., upon a “double trigger”).

In the event of a corporate transaction, we can either cause the surviving corporation to assume all equity awards or accelerate their vesting and exercisability immediately before the corporate transaction. If the equity awards are assumed and a NEO’s employment is terminated in an involuntary employment action within two years following the corporate transaction, the equity awards that are assumed will become fully vested and, if applicable, exercisable.

If the holder of an equity award retires, which is defined under our equity plans as leaving the employment of Biogen after reaching age 55 with 10 consecutive years of service, each then outstanding time-based equity award or earned performance-based equity award not yet vested will become immediately vested upon such termination at a rate of 50% of the shares unvested at the time of retirement plus an additional 10% of the shares for each full year of service beyond 10 years of service (and performance-based awards would remain eligible to vest based on actual performance). Upon a termination of employment due to death or disability, all unvested time-based equity awards and earned performance-based equity awards vest in full and all unearned performance-based equity awards remain eligible to vest based on actual performance. As of December 31, 2021, Dr. Sandrock and Ms. Alexander were eligible for retirement under our equity plans, and, as a result, Dr. Sandrock was entitled to benefits under his LTI awards as described in the table below in connection with his retirement from the Company.

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6	Executive Compensation Matters (continued)

Potential Post-Termination Payments Table

The following table summarizes the potential payments to each NEO under various termination events. The table assumes that the event occurred on December 31, 2021, for all NEOs. For Dr. Sandrock, the amount in the table below reflects the estimated value associated with the vesting of LTI awards held by Dr. Sandrock as a result of his being retirement eligible under the terms of our equity plans. Dr. Sandrock did not receive any severance payments in connection with his retirement. The calculations use the closing price of our common stock as reported by Nasdaq on December 31, 2021, which was $239.92 per share.

Name and Payment Elements(1) (a)	Retirement(2) (b)	Qualifying Termination of Employment Not Following a Corporate Transaction or Change in Control (c)(3)	Qualifying Termination of Employment Following a Corporate Transaction or Change in Control (d)(3)
Michel Vounatsos(4)
Severance	—	$5,765,625	$7,687,500
Performance-based RSUs	—	—	$23,627,167
Medical, Dental and Vision	—	$29,595	$39,460
Outplacement(5)	—	$32,000	$32,000
Total	—	$5,827,220	$31,386,127
Michael R. McDonnell
Severance	—	$1,829,625	$3,136,500
Performance-based RSUs	—	—	$4,474,618
Time-based RSUs	—	—	$1,286,931
Medical, Dental and Vision	—	$22,932	$39,312
Outplacement(5)	—	$32,000	$32,000
Total	—	$1,884,557	$8,969,361
Chirfi Guindo
Severance	—	$1,823,541	$2,188,249
Performance-based RSUs	—	—	$7,278,378
Medical, Dental and Vision	—	$33,703	$40,443
Outplacement(5)	—	$32,000	$32,000
Total	—	$1,889,244	$9,539,070
Susan H. Alexander
Severance	—	$2,555,724	$2,920,827
Performance-based RSUs	$5,945,022	$5,945,022	$5,945,022
Medical, Dental and Vision	—	$24,977	$28,545
Outplacement(5)	—	$32,000	$32,000
Total	$5,945,022	$8,557,723	$8,926,394
Alfred W. Sandrock(6)
Performance-based RSUs	$7,287,016	—	—
Total	$7,287,016	—	—

Notes to the Potential Post-Termination Payments Table

(1)

In the event of an executive’s death or disability, all outstanding time-based equity awards and earned performance-based equity awards under our LTI program will vest in full and all unearned performance-based equity awards will remain outstanding and eligible to vest based on actual performance. The value of such accelerated awards for all NEOs would be the same amount as shown in column (d) for such NEO (based on actual performance estimated as of December 31, 2021).

(2)

Ms. Alexander and Dr. Sandrock were eligible for potential benefits upon retirement at December 31, 2021, and Dr. Sandrock received those benefits in connection with his retirement from Biogen. Based on years of service, Ms. Alexander and Dr. Sandrock were eligible for accelerated vesting on 100% of their outstanding equity awards as of December 31, 2021. Any unvested PSU and MSU awards would, subject to the achievement of any applicable performance goals, remain outstanding and eligible to be earned and vest in accordance with the terms of such awards based on actual performance as to 100% of the earned PSUs or MSUs, as applicable. The amount listed in column (b) is the estimated value of 100% of all unvested awards held by Ms. Alexander and Dr. Sandrock, based on actual performance estimated as of December 31, 2021, for unearned performance-based awards.

(3)

The amounts listed in column (c) and column (d) for performance-based RSUs for the applicable named executive officers includes the value of applicable unvested awards based, where applicable, on actual performance estimated as of December 31, 2021.

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6	Executive Compensation Matters (continued)

(4)

Pursuant to his employment agreement, upon an involuntary termination by the Company without cause or involuntary employment action not following a corporate transaction or CIC, Mr. Vounatsos is eligible to receive a lump sum payment within 60 days of such termination consisting of the pro rata portion of the target bonus for the year of termination and an amount equal to the sum of the annual base salary rate and target bonus in effect at the time of termination multiplied by a factor of 1.5, continuation of medical, dental and vision insurance for up to 18 months and up to 12 months of executive outplacement services. Upon an involuntary termination by the Company without cause or an involuntary employment action following a corporate transaction or CIC, Mr. Vounatsos is eligible to receive a lump sum payment within 60 days consisting of the pro rata portion of the target bonus for the year of termination and an amount equal to the sum of the annual base salary rate and target bonus in effect at the time of termination multiplied by a factor of two, continuation of medical, dental and vision insurance for up to 24 months and up to 12 months of outplacement services.

(5)	The named executive officers are provided outplacement services at a cost of up to $32,000 for the Executive Vice President level.
(6)

Dr. Sandrock retired from the Company effective on December 31, 2021. Dr. Sandrock’s outstanding LTI awards were eligible for retirement vesting and remain outstanding and eligible to vest based on actual performance, as set forth in the original awards.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value, and we are committed to internal pay equity. As discussed earlier in this Proxy Statement, our compensation programs are designed to drive the creation of long-term stockholder value by delivering performance-based compensation. We invest in our employees at all levels in the Company by rewarding performance that balances risk and reward, empowering professional growth and development and offering affordable benefits and programs that meet the diverse needs of our employees.

We believe strongly in pay-for-performance, and all of our employees are eligible to participate in our annual bonus plan, our LTI programs and our benefit plans. Our annual bonus plan is consistently maintained for all participants globally, with the same Company performance goals, payout levels (as a percentage of target) and administrative provisions regardless of the participant’s job level, location or function in the Company. Our LTI programs provide different forms of awards depending upon an employee’s level but are otherwise consistent throughout the Company.

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee as of December 31, 2021, based on a consistently applied compensation measure defined as the sum of base salary, target bonus and LTI target value. We annualized pay for employees who commenced employment during 2021.

Our median employee is a full-time employee based in the U.S. In December 2021, when we determined the median employee, approximately 59% of our workforce was based in the U.S. with the remaining approximately 41% of our workforce based in the rest of the world. In addition, approximately 98% of our workforce was full-time.

For our median employee, annual total compensation was calculated in accordance with the SEC’s rules for the Summary Compensation Table, including salary, bonus, LTI grant date fair value and value of certain benefits provided. For our CEO, annual total compensation is equal to the amount included in the “Total” column of the Summary Compensation Table, and our CEO’s annual total compensation for 2021 was $17,689,665. The annual total compensation of the median employee, as determined in accordance with the SEC’s rules, for 2021 was $163,551. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees was 108 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Given the different methodologies, estimates, assumptions and exclusions that other public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

70

7	Additional Information

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Code of Business Conduct (Values in Action), Corporate Governance Principles, Related Person Transaction Policy and Conflict of Interest Policy set forth our policies and procedures for the review and approval of transactions with related persons, including transactions that would be required to be disclosed in this Proxy Statement in accordance with SEC rules.

In circumstances where one of our directors or executive officers, or a family member, has a direct or indirect material interest in a transaction involving Biogen, our Corporate Governance Committee must review and approve all such proposed transactions or courses of dealing. In determining whether to approve or ratify a transaction with a related person, among the factors our Corporate Governance Committee may consider (as applicable) are:

•	the business reasons for entering into the transaction;
•	the size of the transaction and the nature of the related person’s interest in the transaction;
•	whether the transaction terms are as favorable to us as they would be to an unaffiliated third party;
•	whether the transaction terms are more favorable to the related person than they would be to an unaffiliated third party;
•	the availability of alternative sources for comparable products, services or other benefits;
•	whether the transaction would impair the independence or judgment of the related person in the performance of his or her duties to us;
•	for non-employee directors, whether the transaction would be consistent with Nasdaq’s requirements for independent directors;
•

whether the transaction is consistent with our Conflict of Interest Policy, which prohibits related persons and others from having a financial interest in any competitor, customer, vendor or supplier of ours;

•	the related person’s role in arranging the transaction;
•	the potential for the transaction to be viewed as representing or leading to an actual or apparent conflict of interest; and
•	any other factors that our Corporate Governance Committee deems appropriate.

Our Code of Business Conduct, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair their ability to make objective and fair decisions while acting in their Company roles.

There are no relationships or transactions with related persons that are required to be disclosed in this Proxy Statement under SEC rules.

71

7	Additional Information (continued)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021, about:

•	the number of shares of common stock subject to issuance upon vesting of RSUs, MSUs and PSUs under plans adopted and assumed by us (assuming target performance); and
•

the number of shares of common stock available for future issuance under our active plans: our 2017 Omnibus Equity Plan, our Non-Employee Directors Equity Plan and our 2015 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))(1) (c)
Equity compensation plans approved by stockholders	1,788,491	—	16,505,990
Equity compensation plans not approved by stockholders	—	—	—
Total	1,788,491	—	16,505,990
(1)

Of these shares, (a) 10,784,472 remain available for future issuance under our 2017 Omnibus Equity Plan, (b) 651,255 remain available for future issuance under our Non-Employee Directors Equity Plan and (c) 5,070,263 remain available under our 2015 Employee Stock Purchase Plan. In addition to shares issuable upon the exercise of options or rights, the shares under our 2017 Omnibus Equity Plan and our Non-Employee Directors Equity Plan may also be issued other than upon such exercise.

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7	Additional Information (continued)

MISCELLANEOUS

Stockholder Proposals

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2023 annual meeting of stockholders must be received by our Secretary no later than December 30, 2022, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.

A stockholder proposal submitted outside the processes of Rule 14a-8 and not for inclusion in our proxy statement for the 2023 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice no later than March 17, 2023, and no earlier than February 15, 2023. However, if the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2023 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2023 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made.

All stockholder proposals for our 2023 annual meeting of stockholders should be sent to our Secretary, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142.

Other Stockholder Communications

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (781) 464-2442. However, stockholders who wish to communicate directly with our Board of Directors, or any individual director, should direct questions in writing to our Secretary, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142. Communications addressed in this manner will be forwarded directly to our Board of Directors or named individual director(s).

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report, the content of www.biogen.com, including the charters of the committees of our Board of Directors, Corporate Governance Principles, Related Person Transaction Policy, Conflicts of Interest Policy, Code of Business Conduct, Certificate of Incorporation and Bylaws, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.

Copies of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of this Proxy Statement, Annual Report or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents without charge to you if you write or call Investor Relations, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142, (781) 464-2442. If you want to receive separate copies of our Proxy Statement, Annual Report or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

Manner and Cost of Proxy Solicitation

Biogen pays the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may contact you in person, by telephone or by email or other electronic means. None of our directors, officers or employees will receive additional compensation for soliciting you. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock. Georgeson LLC, New York, New York, has been retained to assist us in the solicitation of proxies at a fee estimated not to exceed $14,000.

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2022 PROXY STATEMENT

APPENDIX A

GAAP to Non-GAAP Reconciliation

Diluted Earnings Per Share and Net Income Attributable to Biogen Inc.

(unaudited, $ in millions, except per share amounts)

	For the Twelve Months Ended

	December 31, 2021(1)(3)	December 31, 2020(2)(3)
GAAP earnings per share – Diluted	$10.40	$24.80
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	8.73	(1.05)
Non-GAAP earnings per share – Diluted	$19.13	$23.75

	For the Twelve Months Ended

	December 31, 2021(1)(3)	December 31, 2020(2)(3)
GAAP net income attributable to Biogen Inc.	$1,556.1	$4,000.6
Adjustments:
Impairment chargesA	629.3	209.7
Amortization of acquired intangible assets	237.1	255.1
(Gain) loss on fair value remeasurement of contingent consideration	(50.7)	(86.3)
(Gain) loss on divestiture of Hillerød, Denmark manufacturing operations	—	(92.5)
(Gain) loss on equity security investments	821.3	(693.9)
Premium paid on debt exchange or early debt redemption	9.5	9.4
Valuation allowance associated with TECFIDERA IP court decisionB	—	90.3
Income tax effect related to Non-GAAP reconciling items	(384.1)	93.9
Net distribution to noncontrolling interests & amortization of equity in (income) loss of investee, net of tax	34.1	40.3
Other	8.3	3.8
Non-GAAP net income attributable to Biogen Inc.	$2,860.9	$3,830.4

(1)

Beginning in the third quarter of 2021 amortization expense recorded in intangible assets that arose from collaboration and licensing arrangements is no longer excluded from our Non-GAAP results on a prospective basis. Non-GAAP financial results for 2020 have not been updated to reflect this change.

(2)

Beginning in the second quarter of 2021 material upfront payments and premiums paid on the acquisition of common stock associated with significant collaboration and licensing arrangements along with the related transaction costs incurred are no longer excluded from Non-GAAP research and development expense and selling, general and administrative expense. Non-GAAP financial results for 2020 have been updated to include the $1,084.0 million payment related to our collaboration with Sage Therapeutics, Inc. recorded in the fourth quarter of 2020, the $601.3 million payment related to our collaboration with Denali Therapeutics, Inc. recorded in the third quarter of 2020 and the $208.0 million payment related to our collaboration with Sangamo Therapeutics, Inc. recorded in the second quarter of 2020 along with the associated transaction costs and income tax effect.

(3)

Beginning in the first quarter of 2022 material payments on the acquisition of in-process research and development assets are no longer excluded in the determination of Non-GAAP net income. Non-GAAP financial results for 2021 and 2020 have been updated to reflect this change.

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2022 PROXY STATEMENT

Appendix A (continued)

Free Cash Flow Reconciliation

(unaudited, $ in millions)

	For the Twelve Months Ended
	December 31, 2021	December 31, 2020
Net cash provided by (used in) operating activities	$ 3,639.9	$ 4,229.8
Net cash provided by (used in) investing activities	(563.7)	(608.6)
Net cash provided by (used in) financing activities	(2,086.2)	(5,272.7)
Net increase (decrease) in cash and cash equivalents	$ 990.0	$(1,651.5)
Net cash provided by (used in) operating activities	$ 3,639.9	$ 4,229.8
Purchases of property, plant and equipment (capital expenditures)	(258.1)	(424.8)
Free cash flow^	$ 3,381.8	$ 3,805.0

^	Free cash flow is defined as net cash provided by (used in) operating activities in the period less capital expenditures made in the period.

A

During the fourth quarter of 2020 we recognized an impairment charge of $115.0 million related to BIIB111 (timrepigene emparvovec) as a result of third-party manufacturing delays that impacted the timing and increased the costs associated with advancing BIIB111 through Phase 3 development.

In February 2021 we announced that we discontinued development of BIIB054 (cinpanemab) for the potential treatment of Parkinson’s disease as our Phase 2 SPARK study did not meet its primary or secondary endpoints. Although we made this determination in February 2021, it was based on conditions that existed as of December 31, 2020. As a result, we recognized an impairment charge of approximately $75.4 million during the fourth quarter of 2020 to reduce the fair value of the related in-process research and development (IPR&D) intangible asset to zero.

During the year ended December 31, 2020, amortization and impairment of acquired intangible assets reflects the impact of the BIIB111 and BIIB054 impairment charges as well as a $19.3 million impairment charge related to one of our IPR&D intangible assets.

During the second quarter of 2021 we announced that our Phase 3 STAR study of BIIB111 and our Phase 2/3 XIRIUS study of BIIB112 (cotoretigene toliparvovec) did not meet their primary endpoints. In the third quarter of 2021 we suspended further development on these programs based on the decision by management as part of its strategic review process. For the year ended December 31, 2021, we recognized an impairment charge of $365.0 million related to BIIB111 and an impairment charge of $220.0 million related to BIIB112, reducing the remaining book values of these IPR&D intangible assets to zero.

B

Income tax expense for the twelve months ended December 31, 2020, included $90.3 million in income tax expense related to a net valuation allowance against certain deferred tax assets, due to the decisions of the U.S. District Court of the Northern District of West Virginia and the U.S. District Court of the District of Delaware that the asserted claims of our U.S. patent No. 8,399,514, which cover the treatment of MS with 480 mg of dimethyl fumarate per day as provided for in our TECFIDERA label, are invalid.

Use of Non-GAAP Financial Measures

We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share and free cash flow, which is defined as net cash flow from operations less capital expenditure. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share – Diluted” financial measures exclude the following items from “GAAP net income attributable to Biogen Inc.” and “GAAP earnings per share – Diluted”:

1. Acquisitions and divestitures

We exclude transaction, integration and certain other costs related to the acquisition and divestiture of businesses, the acquisitions of assets and items associated with the initial consolidation or deconsolidation of variable interest entities.

A-2

2022 PROXY STATEMENT

Appendix A (continued)

These adjustments include, but are not limited to, charges for IPR&D and certain milestones, the amortization and impairment of intangible assets, charges or credits from the fair value remeasurement of our contingent consideration obligations and losses on assets and liabilities held for sale.

2. Restructuring, business transformation and other cost saving initiatives

We exclude costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus research and development activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage and other costs or credits that management believes do not have a direct correlation to our ongoing or future business operations.

3. (Gain) loss on equity security investments

We exclude unrealized and realized gains and losses and discounts or premiums on our equity security investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

4. Other items

We evaluate other items of income and expense on an individual basis and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and earnings per share – diluted.

A-3

w SCAN TO VIEW MATERIALS & VOTE BIOGEN INC. 225 BINNEY STREET CAMBRIDGE, MA 02142 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/BIIB2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D75254-P68776 BIOGEN INC. The Board recommends a vote FOR the following proposals:    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D75254-P68776 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BIOGEN INC. The Board recommends a vote FOR the following proposals: 1. Election of Directors. To elect the eleven director nominees numbered 1a through 1k to serve for a one-year term extending until the 2023 Annual Meeting of Stockholders and until their successors are duly elected For Against Abstain and qualified. 1a. Alexander J. Denner ! ! ! For Against Abstain 1b. Caroline D. Dorsa 2. To ratify the selection of PricewaterhouseCoopers LLP as ! ! ! Biogen Inc.’s independent registered public accounting ! ! ! firm for the fiscal year ending December 31, 2022. 1c. Maria C. Freire ! ! ! 3. Say on Pay—To approve an advisory vote on executive ! ! ! compensation. 1d. William A. Hawkins ! ! ! 1e. William D. Jones ! ! ! 1f. Jesus B. Mantas ! ! ! 1g. Richard C. Mulligan ! ! ! 1h. Stelios Papadopoulos ! ! ! 1i. Eric K. Rowinsky ! ! ! 1j. Stephen A. Sherwin ! ! ! 1k. Michel Vounatsos ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The 2022 Notice and Proxy Statement and 2021 Annual Report with Form 10-K are availableat: www.proxyvote.com. D75255-P68776 BIOGEN INC. Annual Meeting of Stockholders June 15, 2022, 9:00 a.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Michel Vounatsos, Michael R. McDonnell and Susan H. Alexander, and each of them (with full power to act alone), as proxies of the undersigned with all the powers the undersigned would possess if present during the 2022 Annual Meeting, and with full power of substitution in each of them to appear, represent and vote all shares of common stock of Biogen Inc. which the undersigned would be entitled to vote at the 2022 Annual Meeting of Stockholders, to be held online at www.virtualshareholdermeeting.com/BIIB2022 on Wednesday, June 15, 2022, at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as directed herein. If no direction is indicated, such shares will be voted FOR the election of all of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3. As to any other matter that may be properly brought before the meeting or any adjournment or postponement thereof, proxy holders will vote in accordance with their best judgment. Continued and to be signed on reverse side